Table of Contents

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276197

PROSPECTUS

a Florida corporation

77,081,584 Shares of Common Stock

This Prospectus relates to the resale, from time to time, of an aggregate of up to 77,081,584 shares of our Common Stock (“Common Stock”) by Selling Stockholders listed on page 29 of this Prospectus (the “Selling Stockholders”), (the “Offering”). See “Selling Stockholders” section on page 29 of this Prospectus.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell their shares of our Common Stock (the “Shares”) from time to time at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Shares hereunder following the effective date of this registration statement.

Our Common Stock is currently traded on the OTCQB marketplace operated by the OTC Markets Group, Inc. (the “OTCQB”) under the symbol “KITL.” On January 24, 2024, the last reported sale price for our common stock was $0.008 per share. Each Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, and any broker-dealers or agents that are involved in selling the Shares may be deemed to be underwriters within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See “Determination of the Offering Price,” “Selling Stockholders” and “Plan of Distribution.”

The Selling Stockholders will pay all underwriting discounts and selling commissions relating to the sale of these shares. We have agreed to pay the legal, accounting, printing, and other expenses related to the registration of the sale of the Shares of Common Stock in this Offering. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders. However, to the extent that the warrants held by the Selling Stockholders are exercised for cash, we will receive payment of the exercise price in connection with such exercise.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act which became law in April 2012 and will be subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company” on page 1 of this prospectus.

Investing in our Common Stock involves a high degree of risk. You should invest in our Common Stock only if you can afford to lose your entire investment. you should read and carefully consider risks described in the “Risk Factors” section beginning on page 10 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by Kisses From Italy Inc. with the Securities and Exchange Commission. The Selling Stockholders may not sell these Shares until the registration statement becomes effective. This Prospectus is not an offer to sell these Shares and is not soliciting an offer to buy these Shares in any State where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 25, 2024

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SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Prospectus contains certain statements, including statements under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business” sections and elsewhere, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events including, without limitation, or our future financial performance. We have attempted to identify forward-looking statements by using terminology such as “anticipates,” “believes,” “expects,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” or the negative of these terms or other comparable terminology. These statements are only predictions; uncertainties and other factors may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels or activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our expectations are as of the date this Prospectus is filed, and we do not intend to update any of the forward-looking statements after the date this Prospectus is filed to confirm these statements to actual results, unless required by law.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Prospectus identify important factors which you should consider in evaluating our forward-looking statements. These risks and uncertainties may include, without limitation, risks related to general economic and business conditions; our ability to continue as a going concern; our ability to obtain financing necessary to operate our business; our limited operating history; our ability to recruit and retain qualified personnel; our ability to manage any future growth; our ability to research and successfully develop our planned products; our ability to successfully complete potential acquisitions and collaborative arrangements; and other factors including those set forth below under the caption “Risk Factors.”

This Prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this Prospectus. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors.

PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to the financial statements. In this Prospectus, the terms “the “Company,” “we,” “us” and “our” refer to Kisses From Italy Inc., and its consolidated subsidiaries, unless otherwise specified herein.

Overview

The Company was incorporated in the State of Florida on March 7, 2013, with a focus on developing a fast, casual food dining chain restaurant business. It currently operates through its wholly-owned subsidiaries: (1) Kisses From Italy 9th LLC, (2) Kisses From Italy-Franchising LLC; (3) Kisses From Italy, Inc. (Canada) (a company incorporated under the laws of Canada and registered in Quebec on December 23, 2020); (4) Kisses From Italy Italia SRLS (a limited liability company incorporated in Italy), and (5) The Ponte San’gwich Shoppe & Italian Deli, LLC, a Florida limited liability company, formed on May 26, 2023.

The Company’s main focus is to develop a fast, casual food dining chain restaurant business of corporate-owned restaurants and expanding through a nationwide/international franchise and territory sales program.

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The Company commenced operations in May 2015 by opening its initial corporate-owned restaurant in Fort Lauderdale, Florida. The Company also opened three additional restaurants, located in various Wyndham Hotel properties in the Pompano Beach, Florida area that became fully operational by April 2016. In December 2017, the Company vacated one of its restaurants due to a hurricane and has not re-opened that location. In June 2021, the Company consolidated its two Wyndham restaurants into one location to become more efficient.

In May 2017, we completed our National Franchise License which permits us to sell franchises in all the states in the United States except for New York, Virginia, and Maryland, which licenses we hope to obtain if sufficient demand exists in the future.

In October 2019, the Company opened its European location in Ceglie del Campo, Bari, Italy but closed it in April 2020 due to the Covid-19 pandemic. Such a location was intended to serve as the distribution center for products for European locations, as well as to be used as a training facility for European franchises. However, this initiative has been severely curtailed due to the onset and lingering impact of Covid-19 in Europe. As of the date of this Prospectus, this location is still closed.

In June 2021 and November 2021, the Company opened its first two franchise locations in Chino, California and Montreal, Canada, respectively. Due to the onset of Covid-19 the Company has temporarily waived any franchise fees at both locations so that the franchisees could establish operations at each of those locations.

In May 2023 the Company determined not to renew the lease for its Wyndham Palm Aire location in South Florida, and to close that restaurant.  As of the date of this Prospectus, the Company has one operating restaurant in Fort Lauderdale Florida. The Company is currently searching for locations in the New York City area for the opening of its first location under the new brand.

Standby Equity Commitment Agreement and the Initial Registration Statement

On November 29, 2021, the Company entered into a Standby Equity Commitment Agreement (the “Purchase Agreement”), dated November 22, 2021, together with a registration rights agreement (the “Registration Rights Agreement”) with MacRab LLC, a Florida limited liability company (the “Investor” or “MacRab”), pursuant to which the Company has the right to sell to the Investor up to $7,500,000 in shares of the Company’s Common Stock (the “Shares”), subject to certain limitations listed below. In connection with the Purchase Agreement, the Company issued to MacRab a five-year warrant (the “MacRab Warrant”) to purchase 750,000 shares of Common Stock (the “Warrant Shares”) with stand anti-dilution provisions and cashless exercise.

The Purchase Agreement provided that the Investor had to purchase up to $7,500,000 (the “Maximum Commitment Amount”) in Shares of Common Stock during the Commitment Period, which according to the Purchase Agreement, started on the date of the Purchase Agreement and will terminate on the earlier of (i) the date on which the Investor shall have purchased all Shares pursuant to the Purchase Agreement equal to the Maximum Commitment Amount, (ii) twenty four (24) months after the date of the Purchase Agreement, (iii) written notice of termination by the Company to the Investor (which shall not occur during any valuation period or at any time that the Investor holds any of the Shares purchased pursuant to the Purchase Agreement), (iv) the initial Registration Statement is no longer effective after the initial effective date of the Registration Statement, or (v) upon commencement of bankruptcy proceeding or another proceeding against the Company, in which a custodian is appointed for the Company or all or substantially all of the Company’s property or the Company will be subject to a general assignment for the benefit of its creditors.

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The Company’s ability to require MacRab to purchase the Shares under the Purchase Agreement is subject to various limitations and conditions, including but not limited to the following:

•	The Company shall not and will not enter into any other equity line of credit agreements with any other party, without Investor’s prior written consent;
•	The closing price of the Common Stock during each of the six trading days immediately preceding the respective “put date” (as defined in the Purchase Agreement) must not be lower than $0.10 per share;
•	The price per share of Common Stock shall be ninety percent (90%) of the average of the volume weighted average price of the common stock for six trading days following the clearing date associated with the put notice delivered by the Company to the Investor. The minimum amount of each put shall be $10,000 and the maximum shall be the lower of 200% of the average daily trading volume and $250,000;
•	The Company’s sales of shares of Common Stock to the Investor under the Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by the Investor and its affiliates, at any single point in time, of more than 4.99% of the then outstanding shares of the Common Stock; and
•	Pursuant to the terms of the Registration Rights Agreement, the Company shall file a registration statement with the Securities and Exchange Commission (the “SEC”) with respect to the shares of Common Stock issuable to the Investor pursuant to the Purchase Agreement and the Warrant Shares within 60 calendar days.

The issuance and sale of the Common Stock and the MacRab Warrant by the Company under the Purchase Agreement was made in without registration under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of the applicable state, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state law, based on the offering of such securities to one investor, the lack of any general solicitation or advertising in connection with such issuance, the representations of MacRab to the Company that, among others, it was an accredited investor (as that term is defined in Rule 501(a) of Regulation D), and that it was purchasing the shares for its own account and without a view to distribute them.

On January 21, 2022, in accordance with the terms of the Purchase Agreement and the Registration Rights Agreement, the Company filed the initial registration statement on Form S-1 (File No. 333-262277), as amended on July 5, 2022, on August 30, 2022 and September 8, 2022 (the “Initial Registration Statement”), in which it registered, in addition to other securities, up to 75,000,000 shares of its Common Stock issuable to MacRab to be sold by the Company to MacRab pursuant to the Purchase Agreement and the Warrant Shares issuable to MacRab pursuant to the exercise of MacRab Warrant, for the resale by MacRab. The Initial Registration Statement was declared effective by the SEC on September 9, 2022.

On March 29, 2023, the Company and MacRab entered into the First Amendment to the Purchase Agreement. The Purchase Agreement, as amended by Amendment #1, reduced the minimum price per share in the Purchase Agreement from $0.10 per share to $0.001, so that the closing price of the Company’s Common Stock during each of the six trading days immediately preceding the respective “put date” must not be lower than $0.001 per share.

On April 26, 2023, the Company sold and issued to MacRab 1,502,502 shares of its Common Stock to MacRab under the Purchase Agreement at the purchase price of $0.0333, and on August 17, 2023, the Company sold and issued to MacRab a second tranche of 890,914 shares of its Common Stock at the purchase price of $0.02223 per share.

On December 5, 2023, the Company and MacRab entered into the Second Amendment to the Purchase Agreement, for the purpose of extending the Commitment Period under the Purchase Agreement. The Purchase Agreement, as amended by Amendment #2, changed the definition of the “Commitment Period” extending the Commitment Period to 36 months from the date of the Purchase Agreement and removing a condition that if the Initial Registration Statement is no longer effective, it will trigger an earlier termination of the Commitment Period. As of the date of this Prospectus, MacRab has not exercised the MacRab Warrant.

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As of the date of this Prospectus, the Company has not sold and issued to Investor any additional Shares under the Purchase Agreement, and the Investor has sold 2,393,416 or all of the Shares it purchased from the Company under the Purchase Agreement.

On January 11, 2024, the Company filed post-effective amendment No. 1 to the Initial Registration Statement in which it deregistered all securities that were previously registered under the Initial Registration Statement but remained unsold and unissued. These securities included 73,356,584 shares of Common Stock registered for resale by MacRab that have not been issued by the Company and have not been sold by MacRab. The Company is registering these 73,356,584 shares of Common Stock for resale by MacRab pursuant to this Prospectus contained in this registration statement.

Fourth Man Convertible Note, Warrants and the Warrant Shares

On May 11, 2022, the Company entered into a Securities Purchase Agreement (the “Fourth Man Purchase Agreement”) with Fourth Man, pursuant to which the Company issued to Fourth Man a promissory note in the principal amount of $150,000.00 (the “Fourth Man Note”). The Company received $135,000 gross proceeds from Fourth Man due to the original issue discount on the Fourth Man Note. Pursuant to the Fourth Man Purchase Agreement, Fourth Man was granted a right of first refusal on all issuances by the Company, as well as a most favored nations on all securities to be issued by the Company until the Fourth Man Note is paid in full. The Company also agreed with Fourth Man that it will not enter into any credit equity line agreements. Pursuant to the Fourth Man Note, the Company agreed not to incur any additional unsecured debt which is senior or pari passu to the indebtedness evidenced by the Fourth Man Note, other than the issuances of notes to certain lenders in the principal amount of up to $850,000 in the aggregate by the Company. The Company and Fourth Man made certain customary representations and warranties, subject to specified exceptions and qualifications.

On April 12, 2023, Fourth Man Note converted the outstanding balance and accrued interest under the Fourth Man Note to 3,456,000 shares of our Common Stock.

In connection with the execution and delivery of the Fourth Man Purchase Agreement and the issuance of the Fourth Man Note, the Company issued to Fourth Man 607,000 commitment shares (the “Fourth Man Commitment Shares”) and a warrant to purchase an additional 1,500,000 shares of common stock of the Company (the “Fourth Man Warrant”) at an exercise price of $0.10 per share.

Fourth Man Purchase Agreement provides that the Fourth Man Warrants are exercisable on the earlier of 180 days from the date it was issued or when the registration statement covering the Fourth Man Warrant Shares is declared effective and may be exercised on a cashless basis unless a registration statement covering the Fourth Man Warrant Shares has been declared effective at the time of exercise, and the number of Fourth Man Warrant Shares is subject to customary adjustments. As a result of such adjustments, the number of Fourth Man Warrant Shares issuable upon exercise Fourth Man Warrants increased from 1,500,000 shares of Common Stock to approximately 11,000,000 shares of Common Stock. As of the date of this prospectus, all Fourth Man Warrant Shares were issued upon exercise of Fourth Man Warrants, including 6,954,545 Warrant Shares that were issued on a cashless basis exercise on December 26, 2023.

Recent Developments

Strategic Alliance Agreement

During the first quarter of 2023 the Company began transitioning its business model.  Effective as of March 1, 2023, the Company entered into a Strategic Alliance Agreement (the “SAA”), with SC Culinary LLC, a New York limited liability company (“SC Culinary”), which is currently the creator and owner of, and in possession of, a quick-service food concept (the “Concept”) and is developing and will develop all intellectual property rights related to the Concept, all of which were or will be developed or acquired by SC Culinary, independently, or assigned to it by Scott Conant. Scott Conant, who owns all rights in and to his name, voice, image, and likeness (the “NIL Rights”), has granted SC Culinary the exclusive right to license the NIL Rights to third parties. On October 10, 2023, Scott Conant was appointed as a new member of the Board of Directors of the Company.

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Pursuant to the SAA, SC Culinary licensed its interest in the Concept, the Intellectual Property Rights, and the NIL Rights (collectively, the “License”) to The Ponte San’gwich Shoppe & Italian Deli, LLC the Company’s new wholly-owned subsidiary incorporated in Florida on May 26, 2023, for the purpose of developing the Concept into our business through this subsidiary (the “Brand”).

In consideration for the use of the License under the SAA, SC Culinary is entitled to receive certain minimum cash payments and restricted shares of Common Stock upon the achievement of certain milestones. Notwithstanding the foregoing, the issuance of the shares of Common Stock to SC Culinary is subject to anti-dilution protection, wherein the Company shall issue SC Culinary additional shares of Common Stock in order to maintain the percentage owned by SC Culinary in the Company at the time of the issuance. The SAA terminates on the tenth (10th) anniversary of the effective date but may automatically renew for successive five (5) year periods unless either party provides ninety (90) days’ notice of termination.

SC Culinary is entitled to terminate the SAA in the event of default by the Company and the Subsidiary. In the event of termination, SC Culinary shall have the absolute right to cause the Subsidiary and the Company to cease to operate the Brand except for the limited purposes of honoring existing franchise agreements. In such an event, SC Culinary will grant the Subsidiary a limited license to use the Brand and SC Culinary’s rights in the Intellectual Property solely in connection with and for the term of the existing franchise agreements (with no further rights of expansion).

In the event that SC Culinary terminates the SAA for any reason, SC Culinary shall have the sole and absolute right to use, exploit and operate the Brand and all Intellectual Property separate and apart from the Company without the payment of any amounts or other consideration to the Company, the Subsidiary or relevant third parties or the need for the approval of any kind from the Company or relevant third parties.

JSC Purchase Agreement

On May 24, 2023, the Company, entered into a Securities Purchase Agreement (the “JSC Purchase Agreement”) with Jefferson Street Capital LLC, a New Jersey limited liability company (“JSC”), pursuant to which the Company issued to JSC a promissory note in the principal amount of $110,000.00 (the “JSC Note”). The Company received $100,000.00 gross proceeds from JSC due to the original issue discount on the JSC Note. The JSC Note bears interest at a rate of 10% per annum and is due and payable no later than February 9, 2024. Although the Company has the right to prepay the JSC Note without penalty, the annual interest is due if the JSC Note is paid in full by the Company prior to maturity. Upon default of the Note, the interest increases to 15%. The JSC Note is convertible at a fixed conversion price of $0.01 (the “JSC Conversion Price”), subject to standard adjustments. If the Company issues securities for less than the JSC Conversion Price, the JSC Conversion Price shall be reduced to such an amount.

In connection with the execution and delivery of the Purchase Agreement and the issuance of the Note, the Company issued to JSC 500,000 commitment shares (the “JSC Commitment Shares”) and a warrant to purchase an additional 1,000,000 shares of common stock of the Company at an exercise price of $0.10 per share (the “JSC Warrant”), exercisable on the earlier of 180 days from the date it was issued or when a registration statement covering the JSC Warrant Shares is declared effective. The JSC Warrant may be exercised on a cashless basis unless a registration statement covering the JSC Warrant Shares has been declared effective at the time of exercise. The number of the JSC Warrant Shares is subject to customary adjustments.

On June 21, 2023, the Company entered into an amendment (the “Amendment”) to the JSC Warrant with JSC, pursuant to which the parties provided that any stock issuances to MacRab LLC officers, directors, vendors, and suppliers of the Company in satisfaction of amounts owed to such parties, would not result in an adjustment to the exercise price. In consideration for the Amendment, the Company issued 3,000,000 shares of Common Stock to JSC.

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The Firstfire Purchase Agreement

On June 6, 2023, the Company entered into a Securities Purchase Agreement (the “Firstfire Purchase Agreement”), effective as of June 12, 2023, with Firstfire Global Opportunity Fund, LLC, a Delaware limited liability company (“Firstfire”), pursuant to which the Company issued to Firstfire a promissory note in the principal amount of $110,000.00 (the “Firstfire Note”). The Company received $100,000 gross proceeds from Firstfire due to the original issue discount on the Firstfire Note. The Firstfire Note bears interest at a rate of 10% per annum and is due and payable on June 5, 2024. Although the Company has the right to prepay the Firstfire Note without penalty, the annual interest is due if the Firstfire Note is paid in full by the Company prior to maturity. Upon default of the Firstfire Note, the interest increases to the lesser of 18% per annum or the maximum amount permitted by law. The Firstfire Note is convertible at the option of Firstfire, at any time at a fixed conversion price of $0.01 (the “Firstfire Conversion Price”), subject to standard adjustments. If the Company issues securities for less than the Firstfire Conversion Price, the Firstfire Conversion Price shall be reduced to such an amount.

In connection with the execution and delivery of the Firstfire Purchase Agreement and the issuance of the Firstfire Note, the Company issued to Firstfire 500,000 commitment shares (the “Firstfire Commitment Shares”) and a warrant (the “Firstfire Warrant”) to purchase of up to 1,000,000 shares of the Company’s common stock (the “Firstfire Warrant Shares”) at an exercise price of $0.10 per share. The Firstfire Warrant is exercisable commencing on the date of issuance and ending on the five-year anniversary of the date of issuance. The Firstfire Warrant may be exercised on a cashless basis, and the number of Firstfire Warrant Shares is subject to customary adjustments.

The Company’s sales of shares of common stock to Firstfire are limited to no more than the number of shares that would result in the beneficial ownership by Lender and its affiliates, at any single point in time, of more than 4.99% of the then outstanding shares of the Common Stock.

CS Capital Partners Purchase Agreement

On July 11, 2023, the Company entered into a Securities Purchase Agreement (the “CS Capital Purchase Agreement”) with GS Capital Partners, LLC (“CS Capital Partners”) pursuant to which the Company issued to CS Capital Partners a promissory note in the principal amount of $115,000.00 (the “Note”). The Company received $105,000.00 gross proceeds from CS Capital Partners due to the original issue discount on the Note of $10,000. In connection with the execution and delivery of the Purchase Agreement and the issuance of the Note, the Company issued to CS Capital Partners 500,000 commitment shares (the “Commitment Shares”) and a warrant to purchase an additional 862,500 shares of common stock of the Company (the “Warrant Shares”) at an exercise price of $0.10 per share (the “Exercise Price”). exercisable at any time on or after the date of the issuance and terminating on the five-year anniversary of the Issue Date. The Warrant may be exercised, in whole or part, on a cashless basis unless a registration statement covering the Warrant Shares is effective at the time of exercise, entitling GS Capital Partners to receive the number of shares calculated based on the closing price of the Common Stock immediately preceding the date on which GS Capital Partners elects to a cashless exercise of the Warrant at the Exercise Price, as adjusted.

The Note bears interest at a rate of 10% per annum, at a fixed conversion price of $0.01 (the “Conversion Price”) and is due and payable no later than July 11, 2024. Interest on the Note is payable in shares of the Company’s Common Stock commencing on the Issue Date. The Note may be prepaid at an amount equal to 110% of the principal plus accrued interest within 180 days.

The Note can be accelerated upon the occurrence of an event of default, which shall occur, among other events, (i) if the Company defaults in the payment of principal or interest on the Note or any other note issued to CS Capital Partners by the Company, (ii) if a majority of the members of the board of directors of the Company on the Issue Date are no longer serving as members of the board, (iii) the Company is not current in its filings with the SEC, (iv) if the Common Stock are delisted from an exchange (including the OTC Markets quotation system), or if the Common Stock trades on an exchange, and trading in the Common Stock is suspended for more than 10 consecutive days, or (v) the Company ceases to file its SEC reports under the Securities Act of 1933, as amended (the “Act”). Upon an event of default, interest on the Note shall accrue at a default interest rate of 24% per annum, and the Conversion Price shall decrease from $0.01 per share to $0.005 per share.

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The parties agree that while any principal amount, interest or fees, or expenses are still outstanding under the Note, the Company will not enter into any public or private offering of its securities in which the Company receives cash proceeds in the aggregate of more than $450,000 with another investor or investor that establishes rights or benefiting such other investor or investors in any manner more favorable in any material respect than the rights and benefits established in favor of the CS Capital Partners. In addition to the Commitment Shares, the Company issued 1,500,000 returnable shares to CS Capital Partners (the “Returnable Shares”), which are held in book-entry and returnable to the Company by CS Capital Partners unless there is an uncured default during the 12-month term of the Note.

Coventry Purchase Agreement

On August 22, 2023, the Company entered into a Securities Purchase Agreement (the “Coventry Purchase Agreement”) with Coventry Enterprises, LLC, (“Coventry”), pursuant to which the Company issued to Coventry a 10% promissory note in the principal amount of $115,000 (the “Coventry Note”). The Company received $105,000 gross proceeds from Coventry due to the original issue discount of $10,000. In connection with the execution and delivery of the Coventry Purchase Agreement and the issuance of the Coventry Note, the Company issued to Coventry 500,000 commitment shares (the “Coventry Commitment Shares”) and a warrant to purchase an additional 862,500 shares of Common Stock (the “Coventry Warrant”) at an exercise price of $0.10 per share (the “Exercise Price”). In addition to the Coventry Commitment Shares, the Company issued 1,500,000 returnable shares to Coventry, which are held in book-entry and returnable to the Company by Coventry unless there is an uncured default during the 12-month term of the Coventry Note.

The Coventry Note bears interest at a rate of 10% per annum, at a fixed conversion price of $0.01 (the “Conversion Price”) and is due and payable no later than August 22, 2024. Interest on the Coventry Note is payable in shares of Common Stock commencing on the Coventry Issue Date. The Coventry Note and all accrued interest on the Coventry Note may be prepaid in whole or in part without premium or penalty of any type.

The Coventry Note can be accelerated upon the occurrence of an event of default, which shall occur, among other events, (i) if the Company defaults in the payment of principal or interest on the Coventry Note or any other note issued to Coventry by the Company, (ii) if a majority of the members of the board of directors of the Company on the Coventry Issue Date are no longer serving as members of the board, (iii) the Company is not current in its filings with the Securities and Exchange Commission, (iv) if the Common Stock are delisted from an exchange (including the OTC Market exchange), or if the Common Stock trades on an exchange, and trading in the Common Stock is suspended for more than 10 consecutive days, or (v) the Company ceases to file its reports under the  Act. Upon an event of default, interest on the Coventry Note shall accrue at a default interest rate of 24% per annum, and the Conversion Price shall decrease from $0.01 per share to $0.005 per share.

The Warrant provides for the purchase of up to 862,500 shares of Common Stock (the “Warrant Shares”) at the Exercise Price and is exercisable at any time on or after the Coventry Issue Date and terminating on the five-year anniversary of the Coventry Issue Date. The Warrant may be exercised, in whole or part, on a cashless basis unless a registration statement covering the Warrant Shares is effective at the time of exercise, entitling Coventry to receive the number of shares calculated based on the closing price of the Common Stock immediately preceding the date on which Coventry elects to a cashless exercise of the Warrant at the Exercise Price, as adjusted.

The Company’s sales of shares of Common Stock to Coventry under the Purchase Agreement is limited to no more than the number of shares that would result in the beneficial ownership by Coventry and its affiliates, at any single point in time, of more than 4.99% of the then outstanding shares of Common Stock.

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Appointment of Scott Conant to the Board of Directors of the Company.

On October 10, 2023, the Board has appointed Scott Conant to serve as a member of the Board. Scott Conant is a two-time James Beard Award-winning chef, cookbook author, and TV personality. His portfolio of acclaimed restaurants includes Mora Italian (Phoenix, AZ), The Americano (Scottsdale, AZ and Atlanta, GA), and Cellaio at Resorts World Catskills (Monticello, NY). He has also published four cookbooks: New Italian Cooking, Bold Italian, The Scarpetta Cookbook, and Peace, Love, and Pasta: Simple and Elegant Recipes from a Chef’s Home Kitchen, which launched in September 2021. Conant has been a popular presence on Food Network throughout the years and has been a recurring judge on Chopped since 2009 and a frequent co-host of Beat Bobby Flay.]

Corporate Information

Since October 2019, our Common Stock has been traded on the OTCQB marketplace operated by OTC Markets, Inc. under the symbol “KITL”.

Our principal executive offices are located at 80 SW 8th St. Suite 2000, Miami, Florida, 33130, and our phone number is (305) 423-7024. Our website is www.kissesfromitaly.com. Information contained in, or that can be accessed through, our website is not incorporated by reference into this Prospectus, and you should not consider information on our website to be part of this Prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	a requirement to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	an exemption from the auditor attestation requirement in the assessment of internal control over financial reporting.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we had total annual gross revenues of $1.07 billion or more; (ii) the last day of the year following the fifth anniversary of the date of the completion of our initial public offering, which will be December 31, 2024; (iii) the date on which we had issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

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SUMMARY OF THE OFFERING

Issuer	Kisses From Italy Inc.

Common Stock to be Offered by Selling Stockholders	Up to 77,081,584 shares of Common Stock of the Company (the “Shares”), consisting of (i) up to 72,606,584 shares that may be purchased by MacRab pursuant to the Purchase Agreement dated November 22, 2021, by and between MacRab and us, as amended by Amendment No. 1 dated March 29, 2023 and Amendment No. 2 dated December 5, 2023 (the “Purchase Agreement”); (ii) 750,000 Warrant Shares issuable to MacRab upon exercise of MacRab Warrant; (iii) 1,000,000 shares issuable upon exercise of warrants issued to JSC, at an exercise price of $0.10 per share, pursuant to the JSC Purchase Agreement; (iv) 1,000,000 shares issuable upon exercise of warrants issued to Firstfire, at an exercise price of $0.10 per share pursuant to the Firstfire Purchase Agreement; (v) 862,500 shares issuable upon exercise of warrants issued to GS Capital at an exercise price of $0.10 per share pursuant to the CS Capital Purchase Agreement; and (vi) 862,500 shares issuable upon exercise of warrants issued to Coventry at an exercise price of $0.10 per share pursuant to the Coventry Purchase Agreement.

Common Stock outstanding before the Offering	336,763,187 shares of Common Stock (1)

Common Stock outstanding after the Offering (assuming all of the shares offered in the Offering have been issued and sold)	413,844,771 shares of Common Stock

OTCQB symbol	KITL

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock. However, to the extent that the warrants held by the Selling Stockholders are exercised for cash, we will receive the payment of the exercise price in connection with such exercise.

Risk Factors	See the discussion under the caption “Risk Factors” and other information in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

(1)	As of January 25, 2024.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before investing in our Common Stock, you should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes. In addition, we may face additional risks and uncertainties not currently known to us, or which as of the date of this registration statement we might not consider significant, which may adversely affect our business. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to Our Business

Our financial condition and results of operations have been and may continue to be adversely affected by the COVID-19 pandemic or future pandemics or disease outbreaks.

During March 2020, a global pandemic was declared by the World Health Organization related to the rapidly spreading outbreak of a novel strain of coronavirus (“COVID-19”). The COVID-19 pandemic has caused businesses, including our business, as well as federal, state and local governments to implement significant actions to attempt to mitigate this public health crisis in the United States. Our operations have been impacted by the COVID-19 pandemic. Future pandemics (or epidemics on a local basis) could have a similar impact on our business.

During 2020 and 2021, individuals in areas where we operate our restaurants were required to practice social distancing, restricted from gathering in groups and/or mandated to “stay home” except for “essential” purposes. In response to the COVID-19 pandemic and government restrictions, we were required to close or restrict our locations. The mobility restrictions, fear of contracting COVID-19 and the sharp increase in unemployment caused by the closure of businesses in response to the COVID-19 pandemic, have adversely affected and may continue to adversely affect our guest traffic, which in turn adversely impacts our business, financial condition or results of operations. Even as the mobility restrictions were loosened or lifted, we believe that some guests remained reluctant to return and the impact of lost wages due to COVID-19 related unemployment has dampened consumer spending. Our restaurant operations have been and could continue to be adversely affected by employees who are unable or unwilling to work, whether because of illness, quarantine, fear of contracting COVID-19 or caring for family members due to COVID-19 disruptions or illness. Restaurant closures, limited service options or modified hours of operation due to staffing shortages could materially adversely affect our business, liquidity, financial condition or results of operations.

The extent of the impact of the COVID-19 pandemic on our operations and financial results depends on future developments and is highly uncertain due to the unknown duration and severity of the outbreak, including the potential impact of the COVID-19 delta and omicron variants. The situation is changing rapidly and future impacts may materialize that are not yet known. We intend to continue to actively monitor the evolving situation and may take further actions that alter our business operations as may be required by federal, state or local authorities or that we determine are in the best interests of our team members, customers, suppliers and shareholders. The further spread of COVID-19 or other infectious diseases, and the requirements or measures imposed or taken by federal, state and local governments and businesses to mitigate the spread of such diseases, could disrupt our business or impact our ability to carry out our business as usual. Depending on the duration and severity of any such business interruption, we may need to seek additional sources of liquidity. There can be no guarantee that additional liquidity, whether through the credit markets or government programs, will be readily available or available on favorable terms to us. The ultimate impact of adverse events in the future on our operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration, and any additional preventative and protective actions that governments, or we, may direct, which may result in an extended period of continued business disruption, reduced guest traffic, damage to our reputation and reduced operations, any of which could have a material adverse effect on our business, financial condition and results of operations. The COVID-19 pandemic or other infectious diseases may also have the effect of heightening other risks disclosed in this prospectus, including, but not limited to, those related to our growth strategy, access capital markets and other funding sources, changes in consumer spending behaviors, supply chain interruptions and/or commodity price increases.

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We are vulnerable to changes in economic conditions and consumer preferences that could have a material adverse effect on our business, financial condition and results of operations.

The restaurant industry depends on consumer discretionary spending and is often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends, including changes in behavior caused by the COVID-19 pandemic. In addition, factors such as traffic patterns, weather, fuel prices, local demographics, local regulations and the type, number and locations of competing restaurants may adversely affect the performances of individual locations. In addition, economic downturns, inflation or increased food or energy costs could harm the restaurant industry in general and our restaurants in particular. Adverse changes in any of these factors could reduce consumer traffic or impose practical limits on pricing that could have a material adverse effect on our business financial condition and results of operations. There can also be no assurance that consumers will continue to regard our menu offerings favorably, that we will be able to develop new menu items that appeal to consumer preferences or that there will not be a drop in consumer demand. Restaurant traffic and our resulting sales depend in part on our ability to anticipate, identify and respond to changing consumer preferences and economic conditions. In addition, the restaurant industry is subject to scrutiny due to the perception that restaurant company practices have contributed to poor nutrition, high caloric intake, obesity or other health concerns of their customers. If we are unable to adapt to changes in consumer preferences and trends, we may lose customers, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in customer preferences, general economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing restaurants affect the restaurant industry. Our success depends to a significant extent on consumer confidence, which is influenced by general economic conditions, local and regional economic conditions in the markets in which we operate, and discretionary income levels. Our sales may decline during economic downturns, which can be caused by various economic factors such as high gasoline prices, or during periods of uncertainty, such as those during the Covid-19 pandemic. Any material decline in consumer confidence or a decline in spending could cause our sales, operating results, business or financial condition to decline. If we fail to adapt to changes in customer preferences and trends, we may lose customers, fail to gain customers, and our sales may deteriorate.

Customer preference on how and where they purchase food may change because of advances in technology or alternative service channels. If we are not able to respond to these changes, or our competitors respond to these changes more effectively, our business, financial condition and results of operations could be adversely affected.

Changes in the cost of food could have a material adverse effect on our business, financial condition and results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in the cost of sales of food items. We are susceptible to increases in the cost of food due to factors beyond our control, such as freight and delivery charges, general economic conditions, seasonal economic fluctuations, weather conditions, global demand, food safety concerns, infectious diseases, fluctuations in the U.S. dollar, tariffs and import taxes, product recalls and government regulations. Dependence on frequent deliveries of food products subjects our business to the risk that shortages or interruptions in supply could adversely affect the availability, quality or cost of ingredients or require us to incur additional costs to obtain adequate supplies. Deliveries of supplies may be affected by adverse short-term weather conditions or long-term changes in weather patterns, including those related to climate change, natural disasters, labor shortages, or financial or solvency issues of our distributors or suppliers, product recalls or other issues. Further, increases in fuel prices could result in increased distribution costs. In addition, a material adverse effect on our business, financial condition and results of operations could occur if any of our distributors, suppliers, vendors, or other contractors fail to meet our quality or safety standards or otherwise do not perform adequately, or if any one or more of them seeks to terminate its agreement or fails to perform as anticipated, or if there is any disruption in any of our distribution or supply relationships or operations for any reason. Changes in the price or availability of certain food products, including as a result of the COVID-19 pandemic, could affect our profitability and reputation.

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Changes in the cost of ingredients can result from a number of factors, including seasonality, short-term weather conditions or long-term changes in weather patterns, natural disasters, currency exchange rates, increases in the cost of grain, consumer demand, disease and viruses and other factors that affect availability and greater international demand for domestic products. In the event of cost increases with respect to one or more of our raw ingredients, we may choose to temporarily suspend or permanently discontinue serving menu items rather than paying the increased cost for the ingredients. Any such changes to our available menu could negatively impact our restaurant traffic, business and results of operations during the shortage and thereafter. While future cost increases can be partially offset by increasing menu prices, there can be no assurance that we will be able to offset future cost increases by such menu price increases. If we implement menu price increases, there can be no assurance that increased menu prices will be fully absorbed by our guests without any resulting change to their visit frequencies or purchasing patterns. Competitive conditions may limit our menu pricing flexibility and if we implement menu price increases to protect our margins, restaurant traffic could be materially adversely affected.

An important aspect of our growth strategy involves opening new restaurants in existing and new markets. We may be unsuccessful in opening new restaurants or establishing new markets and our new restaurants may not perform as well as anticipated, which could have a material adverse effect on our business, financial condition and results of operations.

A key part of our growth strategy includes opening new restaurants in existing and new markets and operating those restaurants on a profitable basis. We must identify target markets where we can enter or expand, and we may not be able to open our planned new restaurants within budget or on a timely basis, and our new restaurants may not perform as well as anticipated. Our ability to successfully open new restaurants is affected by several factors, many of which are beyond our control, including our ability to:

•	identify available, appropriate and attractive restaurant sites
•	compete for restaurant sites;
•	reach acceptable agreements regarding the lease or purchase of restaurant sites;
•	obtain or have available the financing required to develop and operate new restaurants, including construction and opening costs, which includes access to leases and equipment leases at favorable interest and capitalization rates;
•	respond to unforeseen engineering or environmental problems with our selected restaurant sites;
•	respond to landlord delays and the failure of landlords to timely deliver real estate to us;
•	mitigate the impact of inclement weather, natural disasters and other calamities on the development of restaurant sites;
•	hire, train and retain the skilled management and other team members necessary to meet staffing;
•	obtain, in a timely manner and for an acceptable cost, required licenses, permits and regulatory approvals and respond effectively to any changes in local, state or federal law and regulations that adversely affect our costs or ability to open new restaurants; and
•	respond to construction and equipment cost increases for new restaurants.

There is no guarantee that a sufficient number of available, appropriate and attractive restaurant sites will be available in desirable areas or on terms that are acceptable to us in order to achieve our growth plan. If we are unable to open new restaurants, or if planned restaurant openings are significantly delayed, it could have a material adverse effect on our business, financial condition and results of operations.

As part of our long-term growth strategy, we may open restaurants in geographic markets in which we have little or no prior operating experience. The challenges of entering new markets include: difficulties in hiring experienced personnel; unfamiliarity with local real estate markets and demographics; consumer unfamiliarity with our brand; and different competitive and economic conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than in our existing markets. Consumer recognition of our brand has been important in the success of our restaurants in our existing markets, and we may find that our concept has limited appeal in new markets. Restaurants we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy and operating costs than existing restaurants. Any failure on our part to recognize or respond to these challenges may adversely affect the success of any new restaurants and could have a material adverse effect on our business, financial condition and results of operations.

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We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges or opportunities, including the need to open additional restaurants. Accordingly, we may need to engage in equity or debt financings to secure additional funds. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, which could have a material adverse effect on our business, financial condition and results of operations.

New restaurants may not be profitable or may close, and the performance of our restaurants that we have experienced in the past may not be indicative of future results.

In new markets, the length of time before average sales for new restaurants stabilize is less predictable as a result of our limited knowledge of these markets and consumers’ limited awareness of our brand. Our ability to operate our restaurants profitably will depend on many factors, some of which are beyond our control, including:

•	consumer awareness and understanding of our brand;
•	general economic conditions, which can affect restaurant traffic, local labor costs and prices we pay for the food;
•	consumption patterns and food preferences that may differ from region to region;
•	changes in consumer preferences and discretionary spending;
•	difficulties obtaining or maintaining adequate relationships with distributors or suppliers in new markets;
•	increases in prices for commodities;
•	inefficiency in our labor costs as the staff gains experience;
•	competition, either from our competitors in the restaurant industry or our own restaurants;
•	temporary and permanent site characteristics of new restaurants;
•	changes in government regulation; and
•	other unanticipated increases in costs, any of which could give rise to delays or cost overruns.

If our new restaurants do not perform as planned or close, it could have a material adverse effect on our business, financial condition and results of operations.

Our growth strategy also includes continued development of our business through franchising. The opening and successful operation of our restaurants by franchisees depends on a number of factors, including those identified above, as well as the availability of suitable franchise candidates and the financial and other resources of our franchisees such as our franchisees’ ability to receive financing from banks and other financial institutions, which may become more challenging in the current economic environment. As noted above, identifying and securing an adequate supply of suitable new restaurant sites presents significant challenges because of the intense competition for those sites in our target markets, and increasing development and leasing costs. This may be especially true as we continue to expand. Further, any restrictions or limitations of credit markets may require developers to delay or be unable to finance new projects. Delays or failures in opening new restaurants due to any of the reasons set forth above could materially and adversely affect our growth strategy and our expected results.

Our success in part depends on the success of our franchisees’ business.

To achieve our expansion goals within our desired timeframe, we have adopted a franchising and area developer model into our business strategy. We hope to continue to open new company-owned restaurants, while also moving forward to developing our franchised operation where we will solicit others to become our franchisees. We have not used a franchising or area developer model in the past and may not be successful in attracting franchisees and developers to our business concept or identifying franchisees and developers that have the business abilities or access to financial resources necessary to open our restaurants or to develop or operate successfully our restaurants in a manner consistent with our standards. Incorporating a franchising and area developer model into our strategy will require us to devote significant management and financial resources to prepare for and support the eventual sale of franchises. If we are not successful in incorporating a franchising or area developer model into our strategy, we may experience delays in our growth or may not be able to expand and grow our business.

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Our success also depends in part on the operations of our franchisees. While we provide training and support to, and monitor the operations of, our franchisees, the product quality and service they deliver may be diminished by any number of factors beyond our control, including financial pressures and their own business operations, such as employment related matters. We strive to provide our customers with the same experience at company-owned restaurants and franchise-operated restaurants. Our customers may attribute to us problems which originate with one of our franchisees, particularly those affecting the quality of the service experience, food safety, litigation or compliance with laws and regulations, thus damaging our reputation and brand value and potentially adversely affecting our results of operations. Our growth expectations and revenues could be negatively impacted by a material downturn in sales at and to franchise-operated locations or if one or more key franchisees become insolvent.

Our franchisees could take actions that could harm our business.

Franchisees are independently owned and operated, and they are not our employees. Although we provide certain training and support to franchisees, our franchisees operate their shops as independent businesses. Consequently, the quality of franchised shop operations may be diminished by any number of factors beyond our control. Moreover, franchisees may not operate shops in a manner consistent with applicable laws and regulations or in accordance with our standards and requirements. Also, franchisees may not successfully hire and train qualified managers and other shop personnel. Although we believe we currently generally enjoy a positive relationship with our franchisees, there is no assurance that future developments, some of which may be outside our control, may significantly harm our future relationships with existing and new franchisees. In addition, our image and reputation, and the image and reputation of other franchisees, may suffer materially if our franchisees do not operate successfully, or in accordance with our standards and requirements, which could result in a significant decline in our sales, our revenues and our profitability.

Our failure to manage our growth effectively could harm our business and results of operations.

Our growth plan includes opening new restaurants. Our existing restaurant management systems, financial and management controls and information systems may be inadequate to support our planned expansion. Managing our growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain managers and team members. We may not respond quickly enough to the changing demands that our expansion will impose on our management, restaurant teams and existing infrastructure, which could have a material adverse effect on our business, financial condition and results of operations. These demands could cause us to operate our existing business less effectively, which in turn could cause a deterioration in the financial performance of our existing restaurants. If we experience a decline in financial performance, we may decrease the number of or discontinue restaurant openings, or we may decide to close restaurants that we are unable to operate in a profitable manner.

Opening new restaurants in existing markets may negatively impact sales at our existing restaurants.

The consumer target area of our restaurants varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, if we open new restaurants in or near markets in which we already have restaurants, it could have a material adverse effect on sales at these existing restaurants. Existing restaurants could also make it more difficult to build our consumer base for a new restaurant in the same market. Our core business strategy does not entail opening new restaurants that we believe will materially affect sales at our existing restaurants in the long term. However, due to brand recognition and logistical synergies, as part of our growth strategy, we also intend to open new restaurants in areas where we have existing restaurants. This plan could have a material adverse effect on the results of operations and same-restaurant sales for our restaurants in such markets due to the close proximity with our other restaurants and market saturation. Unintentional sales cannibalization or sales cannibalization in excess of what was intended may become significant in the future as we continue to open new restaurants, and could affect our sales growth, which could, in turn, have a material adverse effect on our business, financial condition and results of operations.

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Our plans to open new restaurants and the ongoing need for capital expenditures at our existing restaurants require us to spend capital.

Our growth strategy depends on opening new restaurants, which will require us to use cash flows from operations and proceeds from equity or debt offerings. We cannot assure you that cash flows from operations and the net proceeds of any offering will be sufficient to allow us to implement our growth strategy. If this cash is not allocated efficiently among our various projects, or if any of these initiatives prove to be unsuccessful, we may experience reduced financial results and we could be required to delay, significantly curtail or eliminate planned restaurant openings, which could have a material adverse effect on our business, financial condition, results of operations and the price of our stock.

In addition, as our restaurants mature, our business will require capital expenditure for the maintenance, renovation and improvement of existing restaurants to remain competitive and maintain the value of our brand standard. This creates an ongoing need for cash, and, to the extent we cannot fund capital expenditures from cash flows from operations, funds will need to be borrowed or otherwise obtained.

If the costs of funding new restaurants or renovations or enhancements at existing restaurants exceed budgeted amounts, and/or the time for building or renovation is longer than anticipated, our profits could be reduced. If we cannot access the capital we need, we may not be able to execute our growth strategy, take advantage of future opportunities or respond to competitive pressures.

Incidents involving food-borne illness and food safety, including food tampering or contamination could adversely affect our brand perception, business, financial condition and results of operations.

Food safety is a top priority, and we dedicate substantial resources to help ensure that our guests enjoy safe, quality food products. However, food-borne illnesses and other food safety issues have occurred in the food industry in the past and could occur in the future. Incidents or reports of food-borne or water-borne illness or other food safety issues, food contamination or tampering, team member hygiene and cleanliness failures or improper team member conduct, guests entering our restaurants while ill and contaminating food ingredients or surfaces at our restaurants could lead to product liability or other claims. Such incidents or reports could negatively affect our brand and reputation and could have a material adverse effect on our business, financial condition and results of operations.

We cannot guarantee to consumers that our food safety controls, procedures and training will be fully effective in preventing all food safety and public health issues at our restaurants, including any occurrences of pathogens (i.e., Ebola, “mad cow disease,” “SARS,” “swine flu,” Zika virus, avian influenza, hepatitis A, porcine epidemic diarrhea virus, norovirus or other virus), bacteria (i.e., salmonella, listeria or E. coli), parasites or other toxins infecting our food supply. These public health issues, in addition to food tampering, could adversely affect food prices and availability of certain food products, could generate negative publicity and litigation, and could lead to closure of restaurants, resulting in a decline in our sales or profitability. In addition, there is no guarantee that our restaurant locations will maintain the high levels of internal controls and training we require at our restaurants. Furthermore, some food-borne illness incidents could be caused by third-party food suppliers and transporters outside of our control and may affect multiple restaurant locations as a result. We cannot assure you that all food items will be properly maintained during transport throughout the supply chain and that our team members will identify all products that may be spoiled and should not be used in our restaurants. The risk of food-borne illness may also increase whenever our menu items are served outside of our control, such as by third-party food delivery services, guest take out or at catered events. We do not have direct control over our third-party suppliers, transporters or delivery services, including in their adherence to additional sanitation protocols and guidelines as a result of the COVID-19 pandemic or other infectious diseases, and may not have visibility into their practices. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of food-borne illness in one of our restaurants could negatively affect sales at all our restaurants if highly publicized, such as on national media outlets or through social media. This risk exists even if it were later determined that the illness was wrongly attributed to one of our restaurants. Food safety incidents, whether at our restaurants or involving our business partners, could lead to wide public exposure and negative publicity, which could materially harm our business. Additionally, even if food-borne illnesses were not identified at our restaurants, our restaurant sales could be adversely affected if instances of food-borne illnesses at other restaurants were highly publicized.

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Damage to our reputation and negative publicity could have a material adverse effect on our business, financial condition and results of operations.

Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by negative publicity relating to food quality, the safety, sanitation and welfare of our restaurant facilities, guest complaints or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers’ food processing and other policies, practices and procedures, team member relationships and welfare or other matters at one or more of our restaurants. Any publicity relating to health concerns, perceived or specific outbreaks of a food-borne illness attributed to one or more of our restaurants, or non-compliance with food handling and sanitation requirements imposed by federal, state and local governments could result in a significant decrease in guest traffic in all of our restaurants and could have a material adverse effect on our results of operations. Furthermore, similar negative publicity or occurrences with respect to other restaurants or other restaurant chains could also decrease our guest traffic and have a similar material adverse effect on our business. In addition, incidents of restaurant commentary have increased dramatically with the proliferation of social media platforms. Negative publicity may adversely affect us, regardless of whether the allegations are valid or whether we are held responsible. In addition, the negative impact of adverse publicity may extend far beyond the restaurant involved and affect some or all our other restaurants.

The digital and delivery business, and expansion thereof, is uncertain and subject to risk.

As the digital space around us continues to evolve, our technology needs to evolve concurrently to stay competitive with the industry. If we do not maintain and innovate our digital systems that are competitive with the industry, our digital business may be adversely affected and could damage our sales. We rely on third parties for our ordering and payment platforms. Such services performed by these third parties could be damaged or interrupted by technological issues, which could then result in a loss of sales for a period of time. Information processed by these third parties could also be impacted by cyber-attacks, which could not only negatively impact our sales, but also harm our brand image.

Recognizing the rise in delivery services offered throughout the restaurant industry, we understand the importance of providing such services to meet our guests wherever and whenever they want. We rely on third parties to fulfill delivery orders timely and in a fashion that will satisfy our guests. Errors in providing adequate delivery services may result in guest dissatisfaction, which could also result in loss of guest retention, loss in sales and damage to our brand image. Additionally, as with any third-party handling food, such delivery services increase the risk of food tampering while in transit. We are also subject to risk if there is a shortage of delivery drivers, which could result in a failure to meet our guests’ expectations.

Third-party delivery services within the restaurant industry is a competitive environment and includes a number of players competing for market share. If our third-party delivery partners fail to effectively compete with other third-party delivery providers in the sector, our delivery business may suffer resulting in a loss of sales. If any third-party delivery provider we partner with experiences damage to their brand image, we may also see ramifications due to our partnership with them.

Natural disasters, unusual weather conditions, pandemic outbreaks, political events, war and terrorism could disrupt our business and result in lower sales, increased operating costs and capital expenditures.

Our vendors and customers are located in areas, south as southern Florida, that have been and could be subject to natural disasters such as floods, drought, hurricanes, tornadoes, fires or earthquakes. Adverse weather conditions or other extreme changes in short-term weather conditions or long-term changes in weather patterns related to climate change, including those that may result in electrical and technological failures, may disrupt our business and may adversely affect our ability to obtain food and supplies and sell menu items. Our business may be harmed if our ability to obtain food and supplies and sell menu items is impacted by any such events, any of which could influence customer trends and purchases and may negatively impact our revenues, properties or operations. Such events could result in physical damage to one or more of our properties, the temporary closure of some or all of our restaurants and our suppliers and distributors, the temporary lack of an adequate work force in a market, temporary or long-term disruption in the transport of goods, delay in the delivery of goods and supplies to our restaurants and our suppliers and distributors, disruption of our technology support or information systems, or fuel shortages or dramatic increases in fuel prices, all of which would increase the cost of doing business. These events also could have indirect consequences such as increases in the costs of insurance if they result in significant loss of property or other insurable damage. Any of these factors, or any combination thereof, could have a material adverse effect on our business, financial condition and results of operations.

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Our financial results may fluctuate from period to period as a result of several factors which could adversely affect our stock price.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that will affect our financial results include:

•	acceptance of our restaurant concept and market penetration;
•	the amount and timing of capital expenditures and other costs relating to the implementation of our business plan;
•	the introduction of new products by our competitors;
•	seasonality applicable to our geographic location; and
•	general economic conditions and economic conditions specific to our industry.

As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition, and results of operations.

The fast-food segment of the restaurant industry is highly competitive.

We operate in the fast-food segment of the restaurant industry, which is highly competitive with respect to, among other things, taste, consumer trends, price, food quality and presentation, service, location and the ambiance and condition of the restaurant. Our competition includes a variety of locally owned restaurants, as well as national and regional chains. Our competitors offer dine-in, carry-out, delivery and drive-through services. Most of our competitors have existed longer and often have a more established brand and market presence with substantially greater financial, marketing, personnel and other resources than us. Among our main competitors include Jimmy John’s, Chipotle Mexican Grill, Miami Subs Grill, Subway and Starbucks, most of whom have expanded nationally. As we expand, our existing restaurants may face competition from existing and new restaurants that operate in these markets.

Several of our competitors compete by offering menu items that are specifically identified as low in fat, carbohydrates and calories, allegedly better for customers, or otherwise targeted at healthier consumer preferences. Many of our competitors in the fast-food segment of the restaurant industry also emphasize lower cost, “value meal” menu options, which is a strategy we also pursue.

Moreover, new companies will likely enter our markets and target our customers. For example, additional competitive pressures have come recently from the deli sections and in-store cafés of several major grocery chains, including those targeted at customers who want higher quality and healthier food, as well as from convenience stores and casual dining outlets.  These competitors may have, among other things, lower operating costs, better locations, better brand awareness, better facilities, better management, more effective marketing and more efficient operations than we do.

In the restaurant industry, labor is a primary operating cost component. Competition for qualified employees could also require us to pay higher wages to attract a sufficient number of employees. We also expect to compete for restaurant locations with other fast-food restaurants. Until our name is better recognized, landlords may prefer well-known fast-food restaurants over us and we may experience difficulties in securing desirable restaurant locations. All of these competitive factors may adversely affect us and reduce our sales and profits.

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Our expansion into new markets may present increased risks due to our unfamiliarity with those areas and our target customers’ unfamiliarity with our brand.

Our initial restaurants are located, and future restaurants will be located, in markets where we have no operating experience and our restaurants may be less successful than restaurants where established restaurants are more familiar. Consumers in our new markets will not be familiar with our brand, and we will need to build brand awareness in those markets through investments in advertising and promotional activity. We may find it more difficult in our markets to secure desirable restaurant locations and to hire, motivate and keep qualified employees.

We expect to incur losses in the near future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We expect to significantly increase our operating expenses by expanding our marketing activities and increasing our level of capital expenditures in order to grow our business. Such increases in operating expense levels and capital expenditures may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures.  In addition, if we are unable to manage a significant increase in operating expenses, our liquidity will likely decrease and negatively impact our cash flow and ability to sustain operations. In turn, this would have a negative impact on our financial condition and share price.

We also cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenues do not grow, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact on our ability to implement our business strategy and adversely affect our financial condition. This would also have a negative impact on our share price.

Failure to receive frequent deliveries of higher quality food ingredients and other supplies could harm our operations.

Our ability to maintain our menu depends in part on our ability to acquire ingredients that meet our specifications from reliable suppliers. Interruptions or shortages in the supply of ingredients caused by unanticipated demand, problems in production or distribution, food contamination, inclement weather or other conditions could adversely affect the availability, quality and cost of our ingredients, which could harm our operations If any of our distributors or suppliers fails to perform adequately, or our distribution or supply relationships are disrupted for any reason, our business, financial condition, results of operations or cash flows could be adversely affected. Our inability to replace or engage distributors or suppliers who meet our specifications in a short period of time could increase our expenses and cause shortages of food and other items at our restaurant, which could cause a restaurant to remove items from its menu. If that were to happen to our restaurants that affected our key ingredients such as beef, chicken, cheese and produce, it could adversely affect our operating results. We are susceptible to increases in food costs as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls, labor disputes and government regulations. In addition to food, we purchase electricity, oil and natural gas needed to operate our restaurants, and suppliers purchase gasoline needed to transport food and supplies to us. Any significant increase in energy costs could adversely affect our business through higher rates and the imposition of fuel surcharges by our suppliers. Because we provide moderately priced food, we may choose not to, or be unable to, pass along commodity price increases to our customers. Additionally, significant increases in gasoline prices could result in a decrease in customer traffic at our restaurants. We rely on third-party distribution companies to deliver food and supplies to our restaurant. Interruption of distribution services due to financial distress or other issues could impact on our operations. Our operating costs also include premiums that we pay for our insurance (including workers’ compensation, general liability, property and health). The cost of insurance has risen significantly in the past few years and we expect to experience significant reductions in sales during the shortage or thereafter, if our customers change their dining habits as a result.

In addition, we intend to use a substantial amount of naturally raised and organically grown ingredients and try to make our food as fresh as we can, in light of pricing considerations. As we increase our use of these ingredients, the ability of our suppliers to expand output or otherwise increase their supplies to meet our needs may be constrained. Our inability to obtain a sufficient and consistent supply of these ingredients on a cost-effective basis, or at all, could cause us difficulties in aligning our brand with the principle of “fresh and healthy,” which could in turn make us less popular among our customers and cause sales to decline.

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If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future success and ability to implement our business strategy depends, in part, on our ability to attract and retain key personnel, and on the continued contributions of members of our senior management team and key technical personnel, each of whom would be difficult to replace. All of our employees, including our senior management, are free to terminate their employment relationships with us at any time. Competition for highly skilled technical people is extremely intense, and we face challenges identifying, hiring and retaining qualified personnel in many areas of our business. If we fail to retain our senior management and other key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our strategic objectives and our business could suffer.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If we are unable to build and sustain proper information technology infrastructure, our business could suffer.

We depend on information technology as an enabler to improve the effectiveness of our operations and to interface with our customers, as well as to maintain financial accuracy and efficiency. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions, or the loss of or damage to intellectual property through security breach. Our information systems could also be penetrated by outside parties’ intent on extracting information, corrupting information or disrupting business processes. Such unauthorized access could disrupt our business and could result in the loss of assets.

We are dependent upon third party suppliers of our raw materials.

We are dependent on outside vendors for our supplies of raw materials. While we believe that there are numerous sources of supply available, if the third-party suppliers were to cease production or otherwise fail to supply us with quality raw materials in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products would be materially adversely affected.

Our inability to protect our trademarks, patents and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks, patents and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, patented processes, trade secrets or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

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We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.

At any given time, we may be subject to litigation, the disposition of which may have an adverse effect upon our business, financial condition, or results of operation. Such claims include but are not limited to and may arise from product liability and related claims in the event that any of the products that we sell is faulty or contain defects in materials or design. We may be subject to infringement claims from our products. In addition, we may be subject to claims by our lenders, claims for rent, and claims from our vendors on our accounts payable; and although we have been able to obtain understandings with the foregoing and have informal forbearance agreements from those parties, one or more of them may elect to commence collection proceedings which could result in judgments against us and have a significant negative impact on our operations.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, the management’s attention may be diverted from other business concerns which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants who will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this Prospectus and in future filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

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Our independent auditors have issued an audit opinion for our company, which includes a statement describing our going concern status. Our financial status creates doubt whether we will continue as a going concern.

Our auditors have issued an opinion regarding the Company’s ability to continue as a going concern and our inability to obtain adequate financing. This means there is substantial doubt we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty regarding our ability to continue in business. As such we may have to cease operations and investors could lose part or all of their investment in our company.

Risks Relating to our Common Stock

Our management and principal shareholders have the ability to significantly influence or control matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions. The sale of a large number of shares of Common Stock by our principal shareholders could depress the market price of our common stock.

Currently, our management and principal shareholders beneficially own approximately 63% of our outstanding Common Stock. As a result, they have the ability to determine the outcome on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

Our Common Stock is considered a “penny stock,” and any investment in our shares is considered to be a high-risk investment and is subject to restrictions on marketability. “Penny Stock” rules may make buying or selling our Common Stock difficult. Limitations upon Broker-Dealers Effecting Transactions in “Penny Stocks”

Trading in our Common Stock is subject to material limitations as a consequence of regulations which limit the activities of broker-dealers effecting transactions in “penny stocks.” Pursuant to Rule 3a51-1 under the Exchange Act, our Common Stock is a “penny stock” because it (i) is not listed on any national securities exchange (ii) has a market price of less than $5.00 per share, and (iii) its issuer (the Company) has net tangible assets less than $2,000,000 (if the issuer has been in business for at least three (3) years) or $5,000,000 (if the issuer has been in business for less than three (3) years).

Rule 15g-9 promulgated under the Exchange Act imposes limitations upon trading activities on “penny stocks”, which makes selling our Common Stock more difficult compared to selling securities which are not “penny stocks.” Rule 15a-9 restricts the solicitation of sales of “penny stocks” by broker-dealers unless the broker first (i) obtains from the purchaser information concerning his financial situation, investment experience and investment objectives, (ii) reasonably determines that the purchaser has sufficient knowledge and experience in financial matters that the person is capable of evaluating the risks of investing in “penny stocks”, and (iii) delivers and receives back from the purchaser a manually signed written statement acknowledging the purchaser’s investment experience and financial sophistication.

Rules 15g-2 through 15g-6 promulgated under the Exchange Act require broker-dealers who engage in transactions in “penny stocks” first to provide their customers with a series of disclosures and documents, including (i) a standardized risk disclosure document identifying the risks inherent in investing in “penny stocks”, (ii) all compensation received by the broker-dealer in connection with the transaction, (iii) current quotation prices and other relevant market data, and (iv) monthly account statements reflecting the fair market value of the securities.

There can be no assurance that any broker-dealer which initiates quotations for the Common Stock will continue to do so, and the loss of any such broker-dealer likely would have a material adverse effect on the market price of our Common Stock.

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The market price of our Common Stock may fluctuate significantly in the future.

We expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

•	competitive pricing pressures;
•	our ability to market our services on a cost-effective and timely basis;
•	our inability to obtain working capital financing, if needed;
•	changing conditions in the market;
•	changes in market valuations of similar companies;
•	stock market price and volume fluctuations generally;
•	regulatory developments;
•	fluctuations in our quarterly or annual operating results;
•	additions or departures of key personnel; and
•	future sales of our Common Stock or other securities.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock, if and when such a market develops in the future.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

The provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

The market price for our Common Stock may be particularly volatile given our status as a relatively unknown company, with a lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

The price of our Common Stock in the future may be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our Common Stock will be, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price of our shares could decline precipitously in the event that a large number of our Common Stock are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date, and uncertainty of future market acceptance for our products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time.

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Our future results may vary significantly, which may adversely affect the price of our Common Stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Common Stock may decline significantly.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;
•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and
•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions available to us through the JOBS Act.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we are required to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of maintaining a public company reporting requirements could be significant and may preclude us from seeking financing or equity investment on terms acceptable to us and our shareholders. We estimate these costs to be in excess of $100,000 per year and may be higher if our business volume or business activity increases significantly. Our current estimate of costs does not include the necessary expenses associated with compliance, documentation and specific reporting requirements of Section 404 as we will not be subject to the full reporting requirements of Section 404 until we exceed $700 million in market capitalization or we decide to opt-out of the “emerging growth company” as defined under the JOBS Act. This exemption is available to us under the JOBS Act or until we have been public for more than five years.

If our revenues are insufficient or non-existent, and/or we cannot satisfy many of these costs through the issuance of shares or debt, we may be unable to satisfy these costs in the normal course of business. This would certainly result in our being unable to continue as a going concern.

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We are an “emerging growth company” under the JOBS Act of 2012 and a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies and smaller reporting companies, our Common Stock may be less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the earlier of (i) the last day of the year following the fifth anniversary of the date of the completion of our initial public offering, (ii) the last day of the year in which we have total annual gross revenue of at least $1.07 billion, (iii) the last day of the year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period..

Even after we no longer qualify as an “emerging growth company,” we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including, among other things, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, presenting only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares.

Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of our authorized shares that are not issued. In addition, we may attempt to raise additional capital by selling shares, possibly at a deep discount to the market. These actions will result in dilution of the ownership interests of existing shareholders, further dilute Common Stock book value, and that dilution may be material.

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There is a limited trading market for our shares of common stock on the OTCQB. You may not be able to sell your shares of common stock if you require funds.

Our Common Stock is traded on the OTCQB, an inter-dealer automated quotation system for equity securities. There has been limited trading activity in our Common Stock. We consider our Common Stock to be “thinly traded” and any last reported sale prices might not be a true market-based valuation of the Common Stock. Stockholders may experience difficulty selling their shares if they choose to do so because of the illiquid market and limited public float for our Common Stock.

Our stock price may be volatile, or may decline regardless of our operating performance, and you could lose all or part of your investment as a result.

You should consider an investment in our Common Stock to be risky, and you should invest in our Common Stock only if you can withstand a significant loss and wide fluctuation in the market value of your investment. The market price of our Common Stock could be subject to significant fluctuations in response to the factors described in this section and other factors, many of which are beyond our control. Among the factors that could affect our stock price are:

•	Actual or anticipated variations in our quarterly and annual operating results or those of companies perceived to be similar to us;
•	Weather conditions;
•	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors, or differences between our actual results and those expected by investors and securities analysts;
•	Fluctuations in the market valuations of companies perceived by investors to be comparable to us;
•	The public’s response to our or our competitors’ filings with the SEC or announcements regarding new products or services, enhancements, significant contracts, acquisitions, strategic investments, litigation, restructurings or other significant matters;
•	Speculation about our business in the press or the investment community;
•	Future sales of our shares;
•	Actions by our competitors;
•	Additions or departures of members of our senior management or other key personnel; and
•	The passage of legislation or other regulatory developments affecting us or our industry.

In addition, the securities markets have experienced significant price and volume fluctuations that have affected and continue to affect the market price of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general economic, systemic, political and market conditions, such as recessions, loss of investor confidence, interest rate changes, or international currency fluctuations, may negatively affect the market price of our shares.

If any of the foregoing occurs, it could cause our stock price to fall and may expose us to securities class action litigation that, even if unsuccessful, could be costly to defend and a distraction to management.

The trading market for our Common Stock will be influenced by the research and reports that equity research analysts publish about us and our business. The price of our Common Stock could decline if one or more securities analysts downgrade our Common Stock or if those analysts issue a sell recommendation or other unfavorable commentary or cease publishing reports about us or our business. If one or more of the analysts who elect to cover us downgrade our common shares, our share price could decline rapidly. If one or more of these analysts cease coverage of us, we could lose visibility in the market, which in turn could cause our share price and trading volume to decline.

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If we fail to remain current on our SEC reporting requirements, we could be removed from the OTCQB marketplace, which would limit the ability of broker-dealers to sell our securities in the secondary market.

Companies trading on the OTCQB must be SEC reporting issuers under Section 12 of the Exchange Act and must be current in their reporting obligations, in order to maintain price quotation privileges on the OTCQB marketplace. As a result, the market liquidity for our securities could be severely and adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market if our Common Stock is not eligible to be quoted on the OTCQB marketplace. This may have an adverse material effect on the Company’s business operations.

We do not intend to pay dividends on our Common Stock.

We intend to retain all of our earnings, if any, for the foreseeable future to finance the operation and expansion of our business and do not anticipate paying cash dividends. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with applicable law and any contractual provisions, and will depend on, among other factors, our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant. As a result, you should expect to receive a return on your investment in our Common Stock only if the market price of the Common Stock increases, which may never occur.

Shares of our Common Stock issuable upon conversion of the outstanding convertible notes may represent overhang that may also adversely affect the market price of our Common Stock.

Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the company’s stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. The convertible notes will be convertible into shares of our common stock at a discount to the market as described above, and such discount to market provides the holders with the ability to sell their common stock at or below market and still make a profit. In the event of such an overhang, the noteholders will have an incentive to sell their common stock as quickly as possible. If the share volume of our common stock cannot absorb the discounted shares, then the value of our common stock will likely decrease. Notwithstanding the above, we hope to repay the convertible notes in full before any conversions take place.

We could face significant penalties for our failure to comply with the terms of our outstanding convertible notes.

Our convertible notes contain positive and negative covenants and customary events of default including requiring us in many cases to timely file SEC reports. In the event we fail to timely file our SEC reports in the future, or any other events of defaults occur under the notes, we could face significant penalties and/or liquidated damages and/or the conversion price of such notes could be adjusted downward significantly, all of which could have a material adverse effect on our results of operations and financial condition, or cause any investment in the Company to decline in value or become worthless.

Certain of our outstanding convertible promissory notes include favored nation rights.

Certain of our outstanding convertible promissory notes include provisions which provide that, so long as such notes are outstanding, the Company shall not enter into any public or private offering of its securities (including securities convertible into shares of our Common Stock) with any individual or entity that has the effect of establishing rights or otherwise benefiting such other investor in a manner more favorable in any material respect to such other investor than the rights and benefits established in favor of the holder of our convertible notes unless, in any such case, the holder has been provided with such rights and benefits pursuant to a definitive written agreement or agreements between the Company and the holder. Such favored nations provisions could be triggered in the future and could materially change the terms of the notes. In the event any favored nations provisions of the notes are triggered, it may cause the terms of such notes to be materially amended in favor of the holders thereof, cause significant dilution to existing shareholders, and otherwise have a material adverse effect on the Company.

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Risks Relating To This Offering

The sale of shares of our Common Stock to MacRab under the Purchase Agreement may cause dilution, and the subsequent resale of the shares of our Common Stock acquired by MacRab, or the perception that such resales may occur, could cause the price of our Common Stock to fall.

Under the Purchase Agreement, we may require MacRab to purchase up to $7.5 million of our Common Stock, except that, pursuant to the terms of the Purchase Agreement, we would be unable to sell shares to MacRab if such purchase would result in its beneficial ownership of more than 4.99% of our outstanding Common Stock. After MacRab has acquired our shares, it may sell all, some, or none of those shares. Therefore, sales to MacRab by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to MacRab, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish. Under the Purchase Agreement, The per-share purchase price for our shares to MacRab will be equal to 90% of the of the average of the volume weighted average price of the common stock for six trading days following the clearing date associated with the put notice delivered by the Company to MacRab during which the purchase price is valued. Depending on market liquidity at the time, resales of these shares may cause the trading price of our Common Stock to fall.

MacRab will pay less than the then-prevailing market price for our Common Stock.

We will sell shares of our Common Stock to MacRab pursuant to the Purchase Agreement at 90% of the VWAP average of the Common Stock on OTCQB during six consecutive trading days immediately following the clearing date associated with the applicable put notice during which the purchase price is valued. MacRab has a financial incentive to sell our Common Stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If MacRab sells the shares, the market price of our Common Stock could decrease.

The issuance of our Common Stock upon exercise of our outstanding warrants in this Offering will cause immediate and substantial dilution.

The issuance of shares of our Common Stock upon exercise of warrants by the Selling Shareholders, including MacRab, will result in immediate and substantial dilution to the interests of other stockholders since the holders of the warrants may ultimately receive and sell the full number of shares issuable in connection with exercise of such warrants. Although the warrants may not be converted or exercised if such conversion or exercise would cause the holders thereof to own more than 4.99% of our outstanding Common Stock, this restriction does not prevent the holders of the warrants from converting or exercising some of their holdings, selling those shares, and then converting or exercising the rest of their holdings, while still staying below the 4.99% limit. In this way, the holders of these warrants could sell more than any applicable ownership limit while never actually holding more shares than the applicable limits allow. If the holders of the warrants choose to do this, it will cause substantial dilution for the then holders of our Common Stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

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Because our Common Stock is deemed a low-priced “penny stock,” it will be cumbersome for brokers and dealers to trade in our Common Stock, making the market for our Common Stock less liquid and negatively affect the price of our stock.

We will be subject to certain provisions of the Exchange Act, commonly referred to as the “penny stock” rules as defined in Rule 3a51-1. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Since our stock is deemed to be a penny stock, trading is subject to additional sales practice requirements of broker-dealers. These require a broker-dealer to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules and FINRA rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our Common Stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

If you purchase shares of our Common Stock sold in this Offering, you may not be able to resell the shares in any state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our Common Stock for secondary trading or identifying an available exemption for secondary trading in our Common Stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Common Stock in any particular state, our Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for our Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

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SELLING STOCKHOLDERS

This Prospectus covers the resale by the Selling Stockholders identified in this section of up to an aggregate of 77,081,584 Shares, which includes (i) up to 72,606,584 shares to be purchased by MacRab pursuant to the Purchase Agreement as of the date of this Prospectus; (ii) 750,000 Warrant Shares issuable to MacRab upon exercise of MacRab Warrant; (iii) 1,000,000 shares issuable upon exercise of warrants issued to JSC, at an exercise price of $0.10 per share, pursuant to the JSC Purchase Agreement; (iv) 1,000,000 shares issuable upon exercise of warrants issued to Firstfire, at an exercise price of $0.10 per share pursuant to the Firstfire Purchase Agreement; (v) 862,500 shares issuable upon exercise of warrants issued to GS Capital at an exercise price of $0.10 per share pursuant to the CS Capital Purchase Agreement; and (vi) 862,500 shares issuable upon exercise of warrants issued to Coventry at an exercise price of $0.10 per share pursuant to the Coventry Purchase Agreement.

The Initial Registration Statement under the Purchase Agreement and the Registration Rights Agreement with MacRab

On January 21, 2022, the Company filed the Initial Registration Statement pursuant to the Purchase Agreement and the Registration Rights Agreement with MacRab, in which it registered for resale by selling stockholders identified therein, including MacRab and Fourth Man, up to up to 96,487,250 shares of its Common Stock, and including, among other shares, (i) up to 75,000,000 shares of Common Stock issuable to MacRab upon its purchase of the Maximum Amount pursuant to the Purchase Agreement and; (ii) 750,000 Warrant Shares issuable to MacRab pursuant to the exercise of MacRab Warrant.(iii) up to 6,840,000 shares issuable upon conversion of the principal and accrued interest at maturity of the Fourth Man Note, at a conversion price of $0.025 per share; (iii) 607,000 commitment shares issued to Fourth Man and (iv) 1,500,000 shares issuable upon conversion of the outstanding Fourth Man Warrants. The Initial Registration Statement was declared effective by the SEC on September 9, 2022. Fourth Man sold all of the shares registered for resale under the Initial Registration Statement issued upon conversion of the Fourth Man Note and exercise of the Fourth Man Warrants.

On April 26, 2023, the Company sold and issued to MacRab 1,502,502 shares of its Common Stock to MacRab under the Purchase Agreement at the purchase price of $0.0333. On August 17, 2023, the Company sold and issued to MacRab a second tranche of 890,914 shares at the purchase price of $0.02223 per share. No additional Shares were issued by the Company to MacRab or sold by MacRab under the Initial Registration Statement.

On January 11, 2024, the Company filed post-effective amendment No. 1 to the Initial Registration Statement in which it deregistered all securities that were previously registered under the Initial Registration Statement but remained unsold and unissued. These securities included 73,356,584 shares of Common Stock registered for resale by MacRab that have not been issued by the Company and have not been sold by MacRab. The Company is registering these 73,356,584 shares of Common Stock for resale by MacRab pursuant to this Prospectus contained in this registration statement.

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The Selling Stockholders may dispose of the shares covered by this Prospectus from time to time at such prices as they may choose. The following table provides, as of the date of this Prospectus, information regarding the beneficial ownership of our Common Stock held by the Selling Stockholders and the percentage owned by the Selling Stockholders. The Shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the Shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of the Shares.

Selling Stockholders	Beneficial Ownership Before the Offering(1)		Number of Shares Being Offered	Percentage of Ownership After the Offering

MacRab LLC (7)	73,356,584	(2)	73,356,584	0%
Jefferson Street Capital LLC (8)	15,500,000	(3)	1,000,000	*
Firstfire Global Opportunity Fund, LLC (9)	13,600,000	(4)	1,000,000	*
GS Capital Partners LLC (10)	14,362,500	(5)	862,500	*
Coventry Enterprises, LLC (11)	15,512,500	(6)	862,500	*

______________________

* Assuming all of the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will own 4.99% or more or our Common Stock.

(1) The number of shares of Common Stock is indicated herein solely for the purposes of making a good faith estimate as to the number of shares issuable to be registered pursuant to this Prospectus.

(2) Includes (a) up to 72,606,584 shares of our Common Stock issuable pursuant to the Purchase Agreement after 2,393,416 shares of Common Stock under the Purchase Agreement were issued by the Company to MacRab and 750,000 shares of our Common Stock issuable upon exercise of the outstanding Warrant held by MacRab.

(3) Includes (a) up to 11,000,000 shares of Common Stock issuable upon conversion of the JSC Note; (b) 500,000 Commitment Shares; and (c) up to 1,000,000 shares issuable upon exercise of warrants issued to JSC, at an exercise price of $0.10 per share pursuant to the JSC Purchase Agreement registered pursuant to this Prospectus; and (d) additional 3,000,000 shares of Common Stock issued upon amendment of the warrant issued to JSC.

(4) Includes (a) up to 12,100,000 shares of Common Stock issuable upon conversion of the Firstfire Note; (b) 500,000 Commitment Shares, and (c) up to 1,000,000 shares issuable upon exercise of warrants issued to Firstfire, at an exercise price of $0.10 per share pursuant to the Firstfire Purchase Agreement registered pursuant to this Prospectus.

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(5) Includes (a) up to 11,500,000 shares of Common Stock issuable upon conversion of the CS Capital Note; (b) 500,000 Commitment Shares; (c) 1,500,000 Returnable Shares, which are held in book-entry and returnable to the Company by CS Capital Partners LLC unless there is an uncured default during the 12-month term of the Note issued to GS Capital Partners LLC; and (d) 862,500 shares of Common Stock issuable upon exercise of warrants issued to GS Capital at an exercise price of $0.10 per share pursuant to the CS Capital Purchase Agreement, registered pursuant to this Prospectus.

(6) Includes (a) up to 12,650,000 shares of Common Stock issuable upon conversion of the Coventry Note: (b) 500,000 Commitment Shares; (c) 1,500,000 Returnable Shares, which are held in book-entry and returnable to the Company by Coventry unless there is an uncured default during the 12-month term of the Coventry Note issued to GS Capital Partners LLC; and (c) 862,500 shares of Common Stock issuable upon exercise of warrants issued Coventry at an exercise price of $0.10 per share pursuant to the Coventry Purchase Agreement, registered pursuant to this Prospectus.

(7) Mackey McFarlane, manager of MacRab LLC, has sole voting and dispositive power over the shares held by or issuable to MacRab LLC. Mr. McFarlane disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of MacRab LLC is 738 Mandalay Grove Ct. Merritt Island, FL 32953.

(8) Brian Goldberg, Managing Member of Jefferson Street Capital LLC, has sole voting and dispositive power over the shares held by or issuable to Jefferson Street Capital LLC. Mr. Goldberg disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Jefferson Street Capital LLC 720 Monroe Street, Suite C401B, Hoboken, New Jersey 07030.

(9) Eli Fireman, Managing Member of Firstfire Global Opportunities Fund LLC, has sole voting and dispositive power over the shares held by or issuable to Firstfire Global Opportunities Fund LLC. Mr. Fireman disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Firstfire Global Opportunities Fund LLC is 1040 1st Avenue, New York, NY10022.

(10) Gabe Sayegh, Manager of GS Capital Partners, LLC, has sole voting and dispositive power over shares held by or issuable to GS Capital Partners, LLC. Mr. Sayegh disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of GS Capital Partners, LLC is 1325 Airmotive Way, Suite 202, Reno NV, 89502.

(11) Jack Bodenstein, Managing Member of Coventry Enterprises LLC, has sole voting and dispositive power over shares held by or issuable to Coventry Enterprises LLC. Mr. Bodenstein disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Coventry Enterprises LLC is 80 SW 8th Street, Suite 2000, Miami, FL 33130.

Other than as disclosed above, none of the Selling Stockholders has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years.

Material Relationships with Selling Stockholders.

Other than in connection with the transactions described above, we have not had any material relationships with any Selling Stockholders in the last three (3) years.

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USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of shares of our Common Stock by the Selling Stockholders under this Prospectus in this Offering. The proceeds from the sales will belong to the Selling Stockholders. However, subject to such limitations set forth in the Purchase Agreement, we may receive gross proceeds of up to $7,500,000 assuming that we sell all of our shares of Common Stock that we have the right, but not the obligation, to sell to the Selling Stockholder under the Purchase Agreement. In connection with the sale of an aggregate 2,393,416 shares to MacRab in 2023, the Company received $49,156.65 in gross proceeds. In addition, to the extent that the warrants held by the Selling Stockholders are exercised for cash, we will receive payment of the exercise price in connection with such exercise.

We intend to use the proceeds that we receive from the purchases under the Purchase Agreement and the exercise of warrants, if applicable, for general corporate purposes and our working capital requirements, including the costs of preparing this prospectus and the registration statement of which it forms a part.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Stockholders and buyers of our Common Stock in private transactions, or as otherwise described in “Plan of Distribution.” The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock may not trade at the market prices in excess of the offering prices for Common Stock in any public market, will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our Common Stock.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

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The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities will (in the case of MacRab) or may (in the case of Fourth Man, JSC, GS Capital Partners, Firstfire, Coventry) be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders will or may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTCQB marketplace of OTC Markets under the symbol “KITL.” Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. On January 24, 2024, the closing price of our Common Stock was $0.008.

Holders

As of January 25, 2024, there were 149 holders of record of our Common Stock. The number of record holders does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

Dividend Policy

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our products and implement our business plan. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included herein. In connection with, and because we desire to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in the following discussion and elsewhere in herein and any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on our behalf. We disclaim any obligation to update forward-looking statements.

Results of Operations

Comparison of Results of Operations for the three months ended September 30, 2023, and September 30, 2022

Revenue and Cost of Sales

Total revenues for the three months ended September 30, 2023, were $26,567 compared to $101,522 during the three months ended September 30, 2022. The decrease in revenue is primarily attributable to the winding down and closing of the Company’s Wyndham store.

Cost of goods sold during the three months ended September 30, 2023, was $8,268 compared to $56,179 during the three months ended September 30, 2022. This is attributable to lower sales volumes.

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Operating expenses

Operating expenses were $1,400,388 for the three months ended September 30, 2023, compared to $214,298 during the three months ended September 30, 2022. The increase in expenses in the three-month period ended September 30, 2023, is primarily attributable to stock-based compensation of $1,249,000 during the three months ended September 30, 2023, as compared to $-0- in during the same period in 2022. Payroll costs for the three months ended September 30, 2023, were $30,685, as compared to 48,575 for the corresponding period ended September 30, 2022, reflecting a decrease of $17,890. Consulting and professional fees for the three-month period ended September 30, 2023, were $8,861, as compared to $43,786 for the corresponding period ended September 30, 2022, representing a decrease of $34,925. General and administrative expenses were $83,266 for the three months ended September 30, 2023, as compared to $93,716 for the corresponding period ended September 30, 2022, representing a decrease of $10,450. For the three-month period ended September 30, 2023, we had a loss from operations in the amount of $1,382,089 as compared to $168,955 for the corresponding period ended September 30, 2022.

Other income and expense

Other expenses comprised of interest expense and change in the fair value of derivative liability were $830,306 for the three months ended September 30, 2023, as compared to $118,536 during the three months ended September 30, 2022.  The material increase in other expenses is attributable to an increase of $821,181 in interest and financing costs from financing arrangements during the three months ended 2023, offset by a reduction of $109,411 in the change in the fair value of the derivative liability.

Net Loss

As a result of the foregoing, during the three months ended September 30, 2023, we incurred a net loss of $2,248,332 attributable to the Company compared to a net loss of $281,895 during the corresponding period ended September 30, 2022.

Comparison of Results of Operations for the Nine months ended September 30, 2023, and September 30, 2022

Revenue and Cost of Sales

Total revenues for the nine months ended September 30, 2023 were $203,406, as compared to $311,484 during the nine months ended September 30, 2022. Cost of goods sold during the nine months ended September 30, 2023 was $96,259, as compared to $162,125 during the nine months ended September 30, 2022, resulting in a gross profit of $107,147 and 149,359 for the nine months ended September 30, 2023 and 2022, respectively. This is attributable to lower sales volumes due to the winding down of the Company’s Wyndham location.

During the first quarter of 2023, the Company began transitioning its business model, as a result of the Company’s new partnership with celebrity Chef, Scott Conant, and the creation of a new brand, named ‘The Ponte San’gwich Shoppe and Italian DeliSM’ which is wholly owned by the Company and of which the sales and development of the new franchise brand will be headed by the Company’s franchise consultant, Fransmart.

Operating expenses

Operating expenses were $3,155,793 for the nine months ended September 30, 2023, as compared to $556,124 during the nine months ended September 30, 2022. The increase in expenses during the nine-month period ended September 30, 2023 is primarily attributable to stock-based compensation of $2,503,000 in 2023, as compared to $5,170 during the corresponding period in 2022. Payroll costs for the nine months ended September 30, 2023 were $123,255, as compared to $88,120 for the corresponding period ended September 30, 2022, reflecting an increase of $35,135. Consulting fees and professional fees for the nine-month period ended September 30, 2023 were $234,570, as compared to $164,637 for the corresponding period ended September 30, 2022, representing an increase of $69,933, offset by a reduction in general and administrative expense of $29,974, which were $169,968 for the nine months ended September 30, 2023, as compared to $199,942 for the corresponding period ended September 30, 2022.

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Other income and expense

Other expenses for the nine months ended September 30, 2023 was $1,472,892 compared to $421,040 during the nine months ended September 30, 2022. The material increase in other expense is attributable to an increase of $1,066,601 in interest and financing costs from financing arrangements in 2023.

Net Loss

As a result of the foregoing, during the nine months ended September 30, 2023, we incurred a net loss attributable to the Company of $4,554,473 compared to a net loss attributable to the Company of $838,739.

Liquidity and Capital Resources

On September 30, 2023, we had $107,837 in cash and cash equivalents.

Net cash used in operating activities was $708,065 during the nine months ended September 30, 2023, compared to $509,408 cash used in operating activities during the nine months ended September 30, 2022. The increase in cash used during the nine months ended September 30, 2023 period is primarily attributable to the increase in operating losses, net of non-cash items, offset by changes in operating assets and liabilities.

Net cash provided by financing activities was $491,409 for the nine months ended September 30, 2023, compared to $805,000 during the nine months ended September 30, 2022. The reason for the decrease in cash provided by financing activities during the nine months ended September 30, 2023 is primarily attributable to a reduction in net proceeds from convertible and promissory notes of approximately $375,000, offsets by proceeds from the Company equity line of approximately $65,000 compared to $-0- in the comparable period in 2022.

We estimate that we will need approximately $1,000,000 to fully effectuate our business development plans, including opening additional company-owned restaurants and continuing to develop and enhance the marketing of our franchise concept.

There can be no assurances that additional financing, either through equity or debt, will be available on a timely basis, on favorable terms or at all. While we have had discussions with potential investors and investment bankers, we have had no agreement with any third party to provide additional financing. Our inability to obtain additional financing may have a significant negative impact on our continued development and results of our operations.

Covid-19 has also caused significant disruptions to the global financial markets, which impacts our ability to raise additional capital. If the Company is unable to obtain adequate capital due to the continued spread of Covid-19, the Company may be required to reduce the scope, delay, or eliminate some or all of its planned operations.

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Going Concern

Our consolidated financial statements were prepared assuming that we will continue as a going concern and do not include adjustments for the recoverability and the realization of assets and the satisfaction of liabilities in the normal course of business for the twelve months following the date of these financial statements that may be necessary should we be unable to continue in operation. In addition, the Company continues to experience negative cash flows from operations. Also, if the Company is unable to obtain adequate capital due to the continued spread of Covid-19, the Company may be required to further reduce the scope, delay, or eliminate some or all of its planned operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Comparison of Results of Operations for the years ended December 31, 2022, and 2021

Revenue and Cost of Sales

Total revenues for the year ended December 31, 2022, were $391,447 compared to $400,662 during the year ended December 31, 2021. Revenues for the year ended December 31, 2022 was comprised of $365,970 in food sales and $25,477 in sales of branded products to retail locations in Canada; compared to food sales of $364,662 and franchise sales of $36,116 during the year ended December 31, 2021. The revenues in 2022 were comparable to 2021 due to no change in the retail environment for our products. We are working on new concepts and menu changes but there can be no assurances that these changes will be successful.

Cost of goods sold during the year ended December 31, 2022 was $213,106 compared to $203,121 during the year ended December 31, 2021. This slight increase in cost of sales in 2022 over 2021 levels is attributable to higher food costs in 2022, offset by improved operating efficiencies.

Operating expenses

Operating expenses were $675,579 for the year ended December 31, 2022, compared to $4,337,390 during the year ended December 31, 2021. Non-cash stock-based compensation was $5,170 and $3,765,5911 for the years ended December 31, 2022 and December 31, 2021, respectively. Excluding the stock-based compensation in both periods, operating expenses were $675,579 for the year ended December 31, 2022 compared to $571,999 for the year ended December 31, 2021. This is primarily attributable to increased general and administrative expenses due to inflationary factors as well increased corporate activity.

Other income and expense

Other expenses comprising interest expense and change in the fair value of the derivative liability was $362,467 for the year ended December 31, 2022 compared to $798,877 during the year December 31, 2021. The decrease in other expenses is attributable to fewer conversions of equity instruments with beneficial conversion issues in which interest expense was recognized in 2021 compared to 2022, a gain of $34,373 from the extinguishment of debt, partially offset by an increase of $73,398 due to the recognition of a derivative liability in 2022 compared to zero in the 2021 period.

Net Loss

As a result of the forgoing, the net loss attributable to Kisses From Italy Inc. for the year ended December 31, 2022 was $847,385 compared to a net loss attributable to Kisses of Italy, Inc of $4,942,113 for same period ended December 31, 2021. The decrease in the net loss in the 2022 period is primarily attributable to a decrease of $3,760,421 of non-cash stock based compensation, decreased other expense in 2022 partially offset by increased general and administrative expenses.

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Liquidity and Capital Resources

On December 31, 2022, we had $324,493 in cash and cash equivalents.

Net cash used in operating activities was $579,140 during the year ended December 31, 2022, compared to net cash used of $451,591 during the year ended December 31, 2021. The increase in net cash used in operating activities of $127,459 is primarily attributable to increased operating losses net of non-cash items compared to the year ended December 31, 2021.

Net cash used in investing activities was $40,852 due to the purchase of fixed assets during the year ended December 31, 2022, compared to $1,910 during the period ended December 30, 2021.

Net cash provided by financing activities was $805,000 for the year ended December 31, 2022, compared to $555,650 during the year ended December 31, 2021. The difference in the 2022 period compared to 2021 is attributable to proceeds of $550,000 from convertible notes, $250,000 from proceeds in notes payable, compared to $435,650 in proceeds from the sale of common stock and $120,000 in proceeds from the sale of preferred stock.

During the next year, we estimate that we will need approximately $1,000,000 to fully effectuate our business development plans, including opening additional company-owned restaurants and continuing to develop and enhance the marketing of our franchise concept. Subject to the continued impact of Covid-19, we currently believe that we can open at least two additional restaurants for approximately $300,000. We believe that continuing to open company-owned restaurants will assist us in marketing other locations.

There can be no assurances that additional financing, either through equity or debt, will be available on a timely basis, on favorable terms, or at all. While we have had discussions with potential investors and investment bankers, we have no agreement with any third party to provide additional financing. Our inability to obtain additional financing may have a significant negative impact on our continued development and the results of our operations.

Covid-19 has also caused significant disruptions to the global financial markets, which impacts our ability to raise additional capital. If the Company is unable to obtain adequate capital due to the continued spread of Covid-19, the Company may be required to reduce the scope, delay, or eliminate some or all of its planned operations.

Going Concern

Our consolidated financial statements were prepared to assume that we will continue as a going concern and do not include adjustments for the recoverability and the realization of assets and the satisfaction of liabilities in the normal course of business for the twelve months following the date of the financial statements that may be necessary should we be unable to continue in operation. In addition, the Company continues to experience negative cash flows from operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

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DESCRIPTION OF BUSINESS

Business Overview

The Company’s main focus is to develop a fast, casual food dining chain restaurant business of corporate-owned restaurants and expanding through a nationwide/international franchise and territory sales program. The Company commenced operations in May 2015 by opening its first location in Fort Lauderdale, Florida. Three additional restaurants, located in various Wyndham Hotel properties in the Pompano Beach, Florida area, were then opened within the following ten months. All locations, which were in leased facilities, were fully operational by April 2016. In December 2017, the Company vacated one of its restaurants due to a hurricane and has not re-opened that location.

The Company opened its inaugural European location in Ceglie del Campo, Bari, Italy, in October 2019. The Bari location closed in April 2020 due to the Covid-19 pandemic, briefly re-opened and has not re-opened as of the date of this Prospectus. Such a location was intended to serve as the distribution center for future products for European locations, as well as to be used as a training facility for European franchises. However, this initiative has been severely curtailed due to the onset and lingering impact of Covid-19 in Europe.

In June of 2020, the Company entered into a multi-unit development agreement (the “Development Agreement”) pursuant to which it granted development rights to Demasar Management, Inc. (“Demasar”) to open and operate up to 100 restaurants in Canada. Under this Development Agreement, the developer is obligated to open a minimum of 20 restaurants by June 17, 2025.

In September of 2020, we entered retail food and grocery stores with Kisses From Italy branded products in Canada. The product launch began in November of 2020 and Kisses From Italy branded products were in nine retail stores by the end of 2020. Currently, Kisses From Italy branded products are in 40 stores across Ontario and Quebec, Canada.

In April of 2021, we entered into a Consulting Agreement (the “Consulting Agreement”) with Fransmart, LLC, a Delaware limited liability company (“Fransmart”), pursuant to which we engaged Fransmart as our exclusive global franchise developer and representative for a period of ten years.

In June 2021 and November 2021, the Company opened its first two franchise locations in Chino, California and Montreal, Canada, respectively. Since the onset of Covid-19 the Company has temporarily waived any franchise fees at both locations so that the franchisees could establish operations at each of those locations.

In June 2021, the Company consolidated its two Wyndham restaurants into one location to become more efficient. In May 2023, the Company made the decision not to renew a lease in Wyndham Palm Aire location and to close its operations there. As of the date of this Prospectus, the Company was no longer operating at the Pompano Beach Wyndham Palm Aire location and had one remaining corporate owned restaurant open in Fort Lauderdale.

On March 1, 2023, the Company entered into a Strategic Alliance Agreement (the “SAA”), with SC Culinary LLC, which is currently the creator and owner of, and in possession of, a quick-service food concept (the “Concept”) and is developing and will develop all intellectual property rights related to the Concept (the “Intellectual Property Rights”), all of which were or will be developed or acquired by SC Culinary, independently, or assigned to it by Scott Conant. Scott Conant, who owns all rights in and to his name, voice, image, and likeness (the “NIL Rights”), has granted SC Culinary the exclusive right to license the NIL Rights to third parties.

Pursuant to the SAA, SC Culinary will license its interest in the Concept, the Intellectual Property Rights, and the NIL Rights (collectively, the “License”) to the wholly-owned subsidiary of the Company, The Ponte San’gwich Shoppe & Italian Deli SM a new limited liability company, which we established on May 26, 2023, in the state of Florida.

On May 25, 2023, the Company released the name of its new restaurant, the Brand and the Concept. The Brand was created as a result of the Company’s entry into the SAA. The new restaurant, Brand and Concept will be The Ponte San’gwich Shoppe & Italian Deli SM, inspired by the tight-knit Italian community, nicknamed “Pontes,” of Waterbury, Connecticut.

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COVID-19

On March 11, 2020, the World Health Organization declared the Covid-19 outbreak to be a global pandemic. In addition to the devastating effects on human life, the pandemic has had a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most US states and many countries have issued policies intended to stop or slow the further spread of the disease.

Covid-19 and we believe, the US’s response to the pandemic has significantly affected the economy. There are no comparable events that provide guidance as to the effect the Covid-19 pandemic may have, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. We do not yet know the full extent of the effects on the economy, the markets we serve, our business, or our operations.

Except for our Bari location which remains closed, our US location is now open and is operating at near pre-Covid revenue levels.

Our Strategy

We strive to provide the highest level of service, high-quality ingredients, and products. Enveloped in our mission is our philosophy to support and partner with local producers and suppliers within the regions in order to provide a truly authentic experience to our customers. Our vision is to leverage the success of our flagship store and our initial hotel location in the South Florida market and to expand into other regions on a local, state, national, and global level. The main focus is doing so through our continued corporate-owned store expansion, along with the development and sales of additional locations through the advancement of our franchise and territorial rights program.

During the first quarter of 2023, the Company began transitioning its business model, as a result of the Company’s new partnership with celebrity Chef, Scott Conant, and the creation of a new brand, named ‘The Ponte San’gwich Shoppe and Italian DeliSM’ which is wholly owned by the Company and of which the sales and development of the new franchise brand will be headed by the Company’s franchise consultant, Fransmart.

Our Menu

Our menu includes grilled paninis including an Italian style Panini, sausage, beef, sliced pork, or chicken topped with quality natural “sott'olio” (grilled and marinated vegetable) products at prices ranging from $5.95 to $7.95. We also offer deli paninis including fresh cheese Panini, prosciutto, salami, capocollo, bresaola, and turkey panini’s ranging in price from $5.95 to $7.95. All our panini’s include lettuce, tomato, and one choice of cheese and three choices of marinated vegetables, or three choices of grilled vegetables.

We also offer desserts including a Nutella sandwich, a variety of fresh Danish, cannoli, Italian biscotti, sfogliatelle or a corneti, ranging in price from $1.50 to $2.50. Our breakfast menu is served all day We also have a full coffee and tea favorites, including espresso, cappuccino, and other coffee drinks, soft drinks, bottled water, and juices, as well as various flavors of granite (ices).

Our vision is to transport true authentic and rustic taste from the provinces of Italy through our menu items. We intend to offer products that will cater to all diets, including gluten-free diets and emphasize fresh products with no preservatives.

All our sott'olio and coffee products are made in Italy. Our management is in constant communication with our product manufacturers and search for high quality and authentic products from different regions from Southern Italy including Sicily, Calabria, Puglia, Napoli, Potenza, and Toscana. Ensuring freshness and quality, our representatives work closely with local farmers and ranchers for all meats and fresh vegetables. All our products are D.O.P. (Protected Designation of Origin) certified and defined in the European Commission Regulations.

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Quick Service Restaurants

Our initial and the only operating restaurant as of the date of this Prospectus is located at 3146 NE 9th Street in Fort Lauderdale, Florida. This location is across the street from an Atlantic Ocean public beach and consists of approximately 1,000 square feet of a retail restaurant with seating for up to 25 guests. We opened three additional similar restaurants, in various Wyndham Hotel properties in the Pompano Beach, Florida area that became fully operational by April 2016, but in December 2017, the Company vacated one of its restaurants due to a hurricane and has not re-opened that location. In June 2021, the Company consolidated its two Wyndham restaurants into one location to become more efficient. In May 2023, the Company made the decision not to renew a lease in Wyndham Palm Aire location and to close its operations there. As of the date of this Prospectus, the Company was no longer operating at the Pompano Beach Wyndham Palm Aire location and had one remaining corporate owned restaurant open in Fort Lauderdale. This location is managed by one senior employee/manager and individually assessed based on foot traffic, seasonality, and other demographic factors and abide by the standards and rules set forth by the State of Florida Department of Health, and our Italian location abides by the standards and rules set forth by Italy’s Ministry of Health and the Puglia (Apulia) region’s legislative/administrative authority. Michele Di Turi, our co-Chief Executive Officer, possesses the Certified Food Manager accreditation and has the proper authority to provide necessary food safety courses.

In October 2019, the Company opened its European location in Ceglie del Campo, Bari, Italy but closed it in April 2020 due to the Covid-19 pandemic. Such location was intended to serve as the distribution center for products for European locations, as well as to be used as a training facility for European franchises. However, this initiative has been severely curtailed due to the onset and lingering impact of Covid-19 in Europe. As of the date of this Prospectus, this location is still closed.

The Company is currently scouting locations in the New York City area for the opening of its first location under the new brand.

Restaurant Franchising

We are also engaged in franchising our restaurant concept so that we can build market share and brand awareness. In May 2017, we completed our National Franchise License which permits us to sell franchises in all of the states in the United States except for New York, Virginia, and Maryland which we intend to add at later dates if sufficient demand exists. On June 23, 2017, we completed the sale of our initial two Florida franchises at a price of $15,000 per location. These locations are set to be developed at a later date. In June 2021 and November 2021, the Company opened its first two franchise locations in Chino, California and Montreal, Canada, respectively. Due to the onset of Covid-19 the Company has temporarily waived any franchise fees at both locations so that the franchisees could establish operations at each of those locations.

In June 2020, the Company entered into the Development Agreement pursuant to which it granted development rights to Demasar to open and operate up to 100 restaurants in Canada. Demasar will be taking the lead for franchise expansion and assisting in the Canadian brand building for the Kisses From Italy brand.

Each of our franchise restaurants are required to conform to a standard of interior design, featuring a distinctive and comfortable Italian décor. Our prior approval is required for each specific location of a proposed franchise restaurant, which includes a requirement that the same be in a clearly identifiable commercial location built out in accordance with our standards. Franchisees are also required to satisfactorily complete training and purchase certain equipment and supplies from us and other approved suppliers. We also require the purchase of a point-of-sale system and data polling services from a specified supplier and a computer system that meets established system standards.

Franchisees will be required to purchase approximately 90% to 95% of their supplies and food inventory either directly from us, or from approved suppliers. We attempt to negotiate system-wide volume discounts and/or rebates for our franchisees from approved suppliers and if successful, pass such discounts and/or rebates on to franchisees based on the volume of their purchases from the suppliers providing the discounts.

Our franchise agreement with franchisees also requires our franchisee to pay royalties of 9% of gross sales, which are defined to be total actual charges for all products (food and non-food) and services, such as catering and delivery, sold to customers, exclusive of taxes, every week. We retain 6% of this royalty and the remaining 3% goes towards a marketing fund. The marketing fund is broken down in two parts, 2% for local marketing and 1% for national marketing. We anticipate that until national coverage is warranted, local and/or regional marketing campaigns will be implemented.

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We also require that our franchisee enter into a collateral assignment and assumption of lease through which we are granted a security interest in all of the furniture, removable trade fixtures, inventory, licenses, and supplies located in the restaurant as collateral for (1) the payment of any obligation owed to us, (2) any default or breach under the terms of the lease, and (3) any default or breach of any of the terms and provisions of the franchise agreement. In the event of a breach of or default under the lease or payment by a franchisee as a result of a breach or default, we may be entitled to possession of the restaurant and all of our rights, title, and interest in and to the lease. We also enter into a conditional assignment of telephone numbers and listings that assigns us telephone numbers and directory listings upon termination or expiration of a franchise relationship.

The initial term of a franchise agreement is ten years, with a renewal provision of between 2-5 years on the terms and conditions of the franchise agreement so long as there has been substantial compliance with the franchise agreement and pay a to-be-determined fee for each renewal.

Franchisees are also required to replace any franchise that terminates or expires or any restaurant that closes within the territory if necessary, to maintain the number of our named restaurants required in the development schedule. If a franchisee fails to meet the development schedule, we have the right to terminate the franchise agreement or adjust that territory to eliminate any state in the territory where they have not achieved the minimum number of restaurants required for that state.

We are required to perform the following services:

•	Solicitation of new franchise owners - Actively and continuously market and promote through advertising and solicit prospective franchise owners in their territory according to an annual plan and budget that a franchisee develops and submits for our approval.
•	Site selection, leasing, and build-out - Consult and advise franchise owners with site selection and lease negotiation of the restaurants. Develop and maintain relationships with landlords for purposes of obtaining sites for restaurants and coordinating efforts with franchise owners to lease such sites. Develop relationships with landlords, contractors, equipment suppliers, and service providers in the territory and assist in the supervision of the build-out for the restaurants in our territory.
•	Training - Provide all initial training to the franchise owners, as well as supplemental and refresher training at our training restaurant. Schedule and coordinate all training of all franchise owners with our required mode of operations.
•	Opening assistance - Provide grand opening support, including coordinating marketing with local television, radio, newspapers, and trade publications. Provide franchise owners with supervisory assistance and guidance in connection with the opening and initial operations of their restaurants. Provide pre-opening and post-opening assistance for each new restaurant.
•	Monitoring, audit, and inspection - Monthly monitoring of the operation of their restaurants, including monitoring and reporting of the sales volume and other data as determined from time to time. Monitor and communicate to our franchisee the marketing efforts of our restaurants. Conduct or assist franchisees with inspecting or auditing restaurants and their owners, with visits no less than monthly and in-depth reports at least quarterly.
•	Vendors and suppliers - Notify vendors and, if necessary, locate new vendors for the franchises and coordinate distribution and purchasing programs. Assist franchisees in developing programs for suppliers and distributors of approved products. Maintain positive relationships and evaluate additional incentive programs and marketing programs from approved and preferred suppliers, vendors, and other designated parties.
•	Continuing assistance to franchise owners - Provide continuing operating assistance and assist in facilitating transfers and renewals of franchises.

We also require our franchisees to maintain certain staffing levels. For the first development year, we require each location to have 2 corporate employees, increasing to 3 in the fifth development year.

If a franchisee fails to perform services and we need to assume such tasks, we require that they pay us an amount equal to 125% of the expenditures incurred by us, and we have the right to terminate the agreement after notice of a 30-day cure period.

Each franchisee must refer all inquiries for franchises in their territory to us. Under the terms of an Area Representative Agreement, we have the sole right to grant franchises in all of our unsold territories, terminate a franchise agreement, and approve site selections, leases, and other franchise real estate transactions.

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Franchise Marketing

Our marketing strategy for establishing multi-unit franchises is to contact individuals or entities that have previously developed franchises in other concepts. This strategy allows us to find people with the proper knowledge, experience, and financial resources to develop a successful franchise operation in a timely fashion.

We seek individuals or groups with the skills and financial strength to operate multi-unit franchise organizations within specific geographic territories.  We anticipate that a franchise territory will consist of areas that are either cities or counties depending on population. We seek to identify people with considerable experience in the management of food service venues who also have sufficient start-up capital to open several of our restaurants. We have entered into discussions with several possible franchise owners, however. we currently have no franchise agreements.

We will consider the skills and investment capital that each potential multiple franchise owner presents to determine the size and nature of the territory and the minimum number of our restaurants that the franchise owner will be required to maintain in the territory in order keep the exclusive rights to that territory. We will review the demographics of each proposed location to consider the appropriate number of restaurants in each area based upon population and other factors including per capita income and then set the minimum number of restaurants at half the amount. Franchisees will not be restricted from opening additional restaurants beyond the minimum for their territory. We have not yet generated revenue from the sourcing of franchises and there are no assurances we will ever generate revenues from this business concept.

During the first quarter of 2023, the Company began transitioning its business model, as a result of the Company’s new partnership with celebrity Chef, Scott Conant, and the creation of a new brand, named ‘The Ponte San’gwich Shoppe and Italian DeliSM’ which is wholly owned by the Company and of which the sales and development of the new franchise brand will be headed by the Company’s franchise consultant, Fransmart.

Commissary System

We plan to develop centralized commissary facilities that will serve all of the restaurants that we own in a given region. We believe that a commissary that serves a region of restaurants will improve efficiency and consistency for the restaurant concept. We also believe that a commissary system will allow our restaurants to be approximately 500 square feet smaller than they would otherwise be. We plan to build commissaries in areas with lower rent. In this manner, we plan to save the difference between the 500 fewer square feet that retail rental space would cost and the commissary’s costs located in a lower-rent area. Our commissary will have storage space for paper products as well as walk-in coolers to store food. Food preparation for sauces, salad dressings, and other base ingredients will be done in the commissary “clean room” and then delivered to local restaurants daily. We believe central food preparation of sauces and base ingredients will maintain the consistency of our restaurants’ products and possibly reduce labor costs.

Restaurant Advertising

Our advertising has and will consist primarily of newspaper print ads, direct mailing efforts and also through social media, including Facebook, Twitter, and other social media outlets. We also participated in other forms of advertising. For example, we intend to use an airplane to advertise our Kisses banner to the Fort Lauderdale beach crowd, offering promotional free coffee and T-shirts. Our ads will contain a coupon for a free coffee with the purchase of any meal item.

As we open restaurants in new markets we plan to duplicate the advertising effort we employed in Fort Lauderdale and to spend initially approximately 2% to 3% of monthly revenue for local advertising on a per company-owned restaurant basis. Since we plan to build multiple restaurants simultaneously within a specific geographic region, we believe our advertising cost as a percentage of revenue will decrease as we increase the number of restaurants within a region. There are no assurances we will successfully open multiple restaurants in the future.

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Competition

The fast-food segment of the restaurant industry is highly competitive and fragmented. In addition, fast food restaurants compete against other segments of the restaurant industry, including fast-casual restaurants and casual dining restaurants. The number, size, and strength of our competitors vary by region. Our competitors also compete based on a number of factors, including taste, the speed of service, value, name recognition, restaurant location, and customer service.

The restaurant industry is often affected by changes in consumer tastes; national, regional, or local economic conditions; currency fluctuations; demographic trends; traffic patterns; the type, number, and location of competing food retailers and products; and disposable purchasing power. Our restaurant concept is expected to compete with international, national, and regional restaurant chains as well as locally-owned restaurants. We will compete not only for customers, but also for management and hourly personnel, suitable real estate sites, and qualified franchisees.

We believe that each of the following restaurants may provide competition to our restaurants because they are franchise operations that sell sandwiches and coffee:

•	Jimmy John’s
•	Subway
•	Chipotle Mexican Grill
•	Miami Subs Grill
•	Starbucks

Of the above-listed restaurants, all are larger and have significantly greater financial resources than we currently have available.

Government Regulations

We are subject to various federal, state, and local laws affecting our business. Our restaurants must comply with licensing and regulation by a number of governmental authorities, which include health, sanitation, safety, and fire agencies in the state or municipality in which the restaurant is located. In addition, we must comply with various state laws that regulate the franchisor/franchisee relationship.

We are also subject to federal and state laws governing employment and pay practices, overtime, tip credits, and working conditions. The bulk of our employees are paid on an hourly basis at rates related to the federal and state minimum wages.

In addition, we are subject to federal and state child labor laws which, among other things, prohibit the use of certain “hazardous equipment” by employees 18 years of age or younger. Under the Americans with Disabilities Act, we could be required to expend funds to modify our restaurants to better provide service to or make reasonable accommodation for the employment of disabled persons. We continue to monitor our facilities for compliance with the Americans with Disabilities Act in order to conform to its requirements. We believe future expenditure for such compliance would not have a material adverse effect on our operations.

As a franchisor, we will be soliciting prospects for franchises and are subject to federal and state laws pertaining to franchising. These laws require that certain information be provided to franchise prospects at certain times and regulate what can be said and done during the offering process. Some states require the franchise offering circular to be registered and renewed on an annual basis.

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Trademarks

We have applied for and received a registered trademark of our logo in Italy, No. 0001 528191. This trademark expires in September 2029. We have also obtained the registered trademark of our logo in the United States (the United States Patent and Trademark Office) Serial No. 87138230. This trademark expires in August 2026. Both trademarks are subject to automatic renewal upon payment of renewal fees.

Industry Overview

The 2023 National Restaurant Association State of the Restaurant Industry report examines key factors impacting the industry including the current state of the economy, operations, workforce, and food and menu trends to forecast sales and market trends for the year ahead. The report is an authoritative look at the industry and its opportunities based on a range of national surveys of restaurant owners, operators, chefs, and consumers.

Key findings illustrating the industry’s economic conditions include:

•	Growth will continue: The foodservice industry is forecast to reach $997 billion in sales in 2023, driven in part by higher menu prices;
•	Industry help wanted: The foodservice industry workforce is projected to grow by 500,000 jobs, for total industry employment of 15.5 million by the end of 2023;
•	Building on a Solid Foundation: For 70% of operators, business conditions have settled into or are on the path to their new version of normal;
•	Consumers want restaurant experiences: 84% of consumers say going out to a restaurant with family and friends is a better use of their leisure time than cooking and cleaning up;
•	Rising costs create challenges: 92% of operators say the cost of food is a significant issue for their restaurant.
•	Competition is heating up: In 2023, 47% of operators expect competition to be more intense than last year.

“The restaurant and foodservice industry is fueling the American economy. Our hiring rate and wage increases are outpacing the overall private sector, and this year our industry will contribute nearly $1 trillion to the economy,” said Michelle Korsmo, president & CEO of the National Restaurant Association. “The 2023 State of the Restaurant Industry report offers an in-depth analysis of what’s driving this growth and the tremendous opportunities for restaurant owners, operators, and team members who want to grow their businesses and expand their careers.”

Pandemic Pivots become Permanent

The temporary “pivots” developed during the pandemic — expanded delivery services, outdoor dining options, to-go alcohol offerings, and investments in technology — are the foundation of the industry’s “new normal.” At least 4 in 10 operators in each of the three limited-service segments — quick service, fast casual, and coffee and snack — believe the addition of drive-thru lanes will become more common in 2023. For others, outdoor dining and alcohol-to-go are becoming table stakes. Across all six major segments, more than 9 in 10 operators plan to continue offering outdoor seating and the same number of operators are also likely to continue offering alcohol-to-go, if their jurisdiction allows it.

Despite widespread investment in technology in the last few years, the restaurant industry is still far from becoming a tech-centric sector. Most operators still consider their use of technology as mainstream rather than leading edge.

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In 2023, many operators want to keep moving toward the edge, with more than 4 in 10 planning investments in equipment or technology to increase front- and back-of-the-house productivity. These investments are anticipated mostly in the order and payment space, rather than automated systems or robots that prepare and serve food. Other operational takeaways include:

Among fine-dining restaurants that offered delivery during the pandemic, 79% added it for the first time; 8 in 10 of those plan to continue.

Two-thirds of adults say they’re more likely to order takeout food from a restaurant than they were before the pandemic.

Off-premises-only locations are expected to grow in popularity; more than 4 in 10 limited-service operators think they will be more common this year.

69% of adults say they like the option to dine outside.

An Industry of Opportunity

The restaurant and foodservice industry added 2.8 million jobs over the past 24 months, bringing the industry total to 15 million at the end of 2022; however, the foodservice industry remains 400,000 jobs below pre-pandemic levels.

Most restaurant operators will be actively looking to boost staffing levels in 2023, while carefully balancing staffing needs with business conditions. Eighty-seven percent of operators say they’ll likely hire additional employees during the next 6–12 months if qualified applicants are available. Key figures on the restaurant workforce include:

Between 2023 and 2030, the foodservice industry is projected to add an average of roughly 150,000 jobs a year, with total staffing levels projected to reach 16.5 million by 2030.

Only 1 in 10 operators think recruiting and retaining employees will be easier in 2023 than it was in 2022.

The restaurant industry has long been the primary training ground for new entrants to the workforce and in 2022, nearly a quarter of jobs were filled by first-time employees.

58% of operators say using tech and automation to alleviate labor shortages will become more common in their segment in 2023; however, technology is generally complementary to human labor and primarily intended to enhance rather than replace workers in the restaurant industry.

Flexibility to Accommodate Rising Food Costs and All-Hours Dining

Demand for restaurant experiences remains strong among consumers who are hungry to connect over shared meals. Operators are taking creative cost-saving approaches to temper elevated expenses, including food, labor, occupancy, and utilities, by streamlining their menus. With the rise of remote work blurring traditional meal times, operators are focusing on new opportunities to entice customers at all hours with engaging offerings, including off-hours or slow-day value deals, flexible pricing, multi-course meal bundles, meal kits and subscriptions, apparel, and more. Meanwhile, many operators plan to add to their menus more healthier and nutritious meal options, eco-friendly items, and dishes tailored to takeout in 2023. Key data points on food and beverage trends include:

93% of operators say their restaurant’s total food costs are higher than they were in 2019.

A majority of operators across all segments expect to keep their menus in 2023 similar in size to last year.

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69% of adults say they are likely to purchase a meal kit (measured ingredients with cooking instructions), including more than 8 in 10 Gen Z adults and millennials.

Eco-friendly business practices continue to draw consumers, especially millennials.

“As the restaurant industry adapts to a new normal, operators’ ability to be flexible and diversify their operations is essential to thriving,” said Hudson Riehle, senior vice president of Research for the National Restaurant Association. “With profitability under pressure, operators are launching new business models within the industry, re-engineering current concepts, and allocating more space to off-premises business in order to satisfy customers in 2023.”

Corporate History

The Company was incorporated in the State of Florida on March 7, 2013, with a focus on developing a fast, casual food dining chain restaurant business and commenced its operations by opening its corporate-owned restaurant in Fort Lauderdale, Florida in May 2015.

On December 24, 2023, a wholly-owned subsidiary, Kisses From Italy 9th LLC, incorporated under the laws of the State of Florida.

In March 2019, the Company formed Kisses From Italy Italia SRLS, its wholly-owned limited liability company incorporated in Italy, which until June 30, 2023 owned its 70% owned subsidiary, Kisses-Palm Sea Royal LLC, a Florida limited liability company.

On March 7, 2017, another wholly-owned subsidiary, Kisses From Italy-Franchising LLC, incorporated under the laws of the State of Florida.

In September 2019, the Company's common stock was approved for trading by FINRA on OTC Markets Pink marketplace, and in October 2019 the Company started trading its Common Stock on OTCQB under the symbol “KITL”.

On December 19, 2019, the Company filed the Certificate of Designation with the State of Florida to set up three categories of preferred stock out of 25,000,000 shares of authorized preferred stock, $0.001 par value per share (the “Preferred Stock”): Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the “Certificate of Designation”). The Certificate of Designation designated 1,500,000 shares of the Company’s authorized preferred stock as Series A Preferred Stock (“Series A Stock”), 5,000,000 shares as Series B Preferred Stock (“Series B Stock”) and 1,000,000 shares as Series C Preferred Stock (“Series C Stock”).

On December 23, 2020, the Company’s wholly-owned subsidiary, Kisses From Italy-Franchising LLC, Kisses From Italy, Inc. (Canada) was incorporated under the laws of Canada and registered in Quebec.

On March 9, 2022, the Company filed Articles of Amendment to its Articles of Incorporation to increase the number of its authorized Common Stock from 200,000,000 shares to 300,000,000 shares, to meet its contractual obligations to its shareholders, noteholders and warrant holders. On June 5, 2023, the Company filed another Articles of Amendment to its Articles of Incorporation, as amended, to further increase the number of authorized Common Stock from 300,000,000 shares to 625,000,000 shares, to meet its contractual obligations to its shareholders, noteholders and warrant holders. As of the date of this Prospectus, the Company is authorized to issue 625,000 shares of Common Stock and 25,000,000 shares of Preferred Stock.

On May 26,2023, the Company incorporated The Ponte San’gwich Shoppe & Italian Deli, LLC, a new wholly-owned subsidiary of the Company under the laws of the State of Florida.

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Employees

We currently have 3 full-time employees. Our officers and directors are not employees of the Company, but they are performing services for the Company. We do not have any part-time employees. Our employees work at will and are not represented by a collective bargaining unit. We believe our relationship with our employees is excellent in most cases. We require all our employees and consultants to sign a confidentiality and non-disclosure agreement. Our success relies on our ability to hire additional employees, particularly on the local sales side. We believe there are numerous quality people to choose from throughout our area of targeted expansion.

We anticipate that once we grow, we will require a franchise director and a Chief Financial Officer/Controller, as well as various administrative support personnel.

Properties

The Company does not own real properties. As of the date of this Prospectus, the Company had one operating company-owned store location. The Company leases these spaces based upon the following schedules:

Kisses From Italy 9th LLC based in Fort Lauderdale, Florida, leases approximately 990 square feet since 2018. On May 1, 2021, the Company renewed the lease for an additional five-year term and standard annual escalator cost and currently pays $5,857.50 per month.

Kisses From Italy Italia SRLS based in Bari, Italy, leases approximately 2,200 square feet of space for 1,400 euros per month under the terms of a nine-year lease which ends on May 5, 2024 and has an optional automatic renewal provision for nine years. The Company is in the process of negotiating new terms for the lease. Both parties have agreed no rent payments will be submitted, until new terms are agreed upon.

Subsidiaries

The Company currently has five (5) wholly-owned subsidiaries:

1)	Kisses From Italy 9th LLC, a Florida limited liability company
2)	Kisses From Italy-Franchising LLC, a Florida limited liability company
3)	Kisses From Italy, Inc. (Canada) (a company incorporated under the laws of Canada and registered in Quebec on December 23, 2020);
4)	Kisses From Italy Italia SRLS (a limited liability company formed in Italy); and
5)	The Ponte San’gwich Shoppe & Italian Deli, LLC, a new Florida limited liability company formed on May 26,2023.

Legal Proceedings

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

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MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
Michele Di Turi	47	Co-Chief Executive Officer, President, and Chairman of the Board
Claudio Ferri	47	Co-Chief Executive Officer, Chief Investment Officer, and a director
Leonardo Fraccalvieri	40	Chief Operating Officer and Director
Scott Conant	52	Director

The above-listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Officers serve at the will of the Board of Directors.

Michele Di Turi has served as our Co-Chief Executive Officer, President and a director since our inception in March 2013. In addition, Mr. Di Turi has been Chief Operating Officer and Director of Sunshine Biopharma, Inc., a publicly held biotech company since October 15, 2009. Since November 2008, Mr. Di Turi has also been President of Sunshine Bio Investments, Inc., a privately held Canadian corporation engaged in the sale of non-regulated biotechnology and medical products. Prior thereto, from February 2003 through November 2008, Mr. Di Turi was employed by Mazda President, Inc., Montreal, Canada, as a sales representative and director of customer service. This experience led to Mr. Di Turi’s appointment to the Board.

Claudio Ferri has served as our Co-Chief Executive Officer, Chief Investment Officer and a director since our inception in March 2013. From May 2001 through September 2013, Mr. Ferri was employed by State Street Global Advisors, Montreal, Canada as Vice President, Senior Portfolio Manager and Trader where his responsibilities included the management of Canadian government bonds and provincial/agency investment strategies and trading for active and enhanced fixed income portfolios. Mr. Ferri received a Bachelor of Commerce degree from Concordia University in 2001 with a major in finance. This experience led to Mr. Ferri’s appointment to the Board.

Leonardo Fraccalvieri has served as our Chief Operating Officer and a director since our inception in March 2013. From April 2013 through January 2014, he served as the Business Development Manager at Italy-America Chamber of Commerce, West LA, CA, where he was responsible for management of project development and evaluation of Italian companies seeking to expand in the U.S. From June 2012 through December 2013, Mr. Fraccalvieri was a business analyst at 10EQS Management Consulting where he was responsible for market strategy. From May 2009 through June 2011, he was a Business Development specialist at BusinessviaItaly, where he worked with companies seeking to expand their business internationally to find new commercial partners abroad, as well as providing new business opportunities for foreign nationals. Mr. Fraccalvieri attended Universita’ Commerciale Luigi Bocconi Milano and received an undergraduate degree in Economics of International Market and New Technologies in Milan and a graduate degree from 2 Universita’ Commerciale Luigi Bocconi Milano in Milan where he received a Masters’ degree in International Management and Business Administration, specializing in Management Consulting and Strategy. This experience led to Mr. Fraccalvieri’s appointment to the Board.

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Scott Conant joined the Company as director on October 10, 2023. He is a two-time James Beard Award-winning chef, cookbook author, and TV personality. With a career spanning more than 35 years, a portfolio of acclaimed restaurants, cookbooks, television shows and an ever-expanding brand, Mr. Conant has established himself as one of the world's leading chefs.  A graduate of the Culinary Institute of America, Conant built a reputation for outstanding leadership and culinary creativity early in his career, running the kitchens of famed Italian spots such as il Toscanaccio, Chianti and City Eatery, all of which earned glowing reviews throughout his tenure.   His portfolio of acclaimed restaurants includes Mora Italian (Phoenix, AZ), The Americano (Scottsdale, AZ and Atlanta, GA), and Cellaio at Resorts World Catskills (Monticello, NY).

In July 2008, following the opening of Scarpetta restaurant in Chelsea, Manhattan that garnered a positive three-star review from The New York Times and New York Magazine, he went on to build the Scarpetta brand to national acclaim with restaurants in New York City, Miami, Toronto, Los Angeles, and Las Vegas and published The Scarpetta Cookbook, inspired by dishes from the restaurant. Mr. He has also published four cookbooks: New Italian Cooking, Bold Italian, The Scarpetta Cookbook, and Peace, Love, and Pasta: Simple and Elegant Recipes from a Chef’s Home Kitchen, which launched in September 2021.

Mr. Conant has been a popular presence on the Food Network. Since 2009, he has been a judge on the reality cooking television series Chopped. He also has been a frequent co-host of Beat Bobby Flay.

Board Committees

The Company has not established any committees. The entire Board participates in the nomination and audit oversight processes and considers executive and director compensation. Given the size of the Company and its stage of development, the entire Board is involved in such decision-making processes. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Family Relationships

There are no family relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

•	Any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities, or banking activities or to be associated with any person practicing in banking or securities activities;
•	Being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	Being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	Being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

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Director Independence

Our Board is currently composed of four (4) members. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards. We determined that with the exception of Scott Conant, no other member of our Board of Directors is considered an independent director as that term is defined by NASDAQ Marketplace Rule 5605(a)(2). In assessing the independence of the directors, the Board considers any transactions, relationships and arrangements between our Company and our directors or their affiliated companies. This review is based primarily on responses of the directors to questions in a director and officer questionnaire regarding employment, business, familial, compensation and other relationships with our Company or our management.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board.

Code of Ethics

Our Board of Directors has not adopted a code of ethics but plans to do so in the near future.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by, or paid to our Chief Executive Officer and the other executive officer with compensation exceeding $100,000 during fiscal year ended December 31, 2023 (each a "Named Executive Officer").

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus($)	Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michele Di Turi,	2023	24,798.42	-0-	213,600.00	(1)	-0-	-0-	-0-	-0-	238,398.42
Co-CEO and President, and Chairman	2022	-0-	-0-	-0-		-0-	-0-	-0-	-0-	-0-

Claudio Ferri	2023	-0-	-0-	883,500.00	(2)	-0-	-0-	-0-	-0-	883,500.00
Co-CEO and CIO	2022	-0-	-0-	-0-		-0-	-0-	-0-	-0-	-0-

(1)	Represents a bonus award of 7,000,000 shares for services performed valued at $213,600.00.
(2)	Represents a bonus award of 30,000,000 shares for services performed valued at $883,500.00.

Compensation of Directors

We do not have any formal agreements or arrangements with our non-employee directors to pay for their services. We currently have no formal plan for compensating our directors for their services in their capacity. Our directors who are not Named Executive Officers received the following compensation for service to the Board during 2023 and 2022.

Name	Year	Paid in Cash	Stock Awards		Total
Leonardo Fraccalvieri	2023	0	$38,000.00	(1)	$38,000.00
	2022	0	$0		$0

Scott Conant(2)	2023	0	$132,800.00	(3)	$132,800.00

(1)	Represents a bonus award of 1,000,000 shares for services performed valued at $38,000.00.
(2)	Scott Conant was appointed as director on October 10, 2023.
(3)	Represents a bonus award of 10,000,000 shares for services performed valued at $132,800.00

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Stock Plan

We have not adopted a stock plan but may do so in the future.

Employment Agreements

None of our executive officers are party to any employment agreement with us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Common Stock as of the date of this Prospectus by of (i) each of our current directors, (ii) each of the Named Executive Officers, (iii) all of our current directors and executive officers as a group, and (iv) each person (or group of affiliated persons) known to us who owns more than 5% of our outstanding Common Stock.

The beneficial ownership of our Common Stock is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest.

The percentage of shares of Common Stock beneficially owned is based on 336,763,187 shares of Common Stock outstanding as of January 25, 2024.

Unless otherwise indicated below each person has sole voting and investment power with respect to the shares beneficially owned and the address for each beneficial owner listed in the table below is c/o Kisses of Italy Inc., 80 SW 8th St. Suite 2000, Miami, Florida 33130.

Class	Owner	# of Shares Beneficially Owned	% of Class
	Executive Officers
Common	Michele Di Turi(1)	87,600,000	26.01%

Common	Claudio Ferri(1)(2)	88,010,000	26.13%

Common	Leonardo Fraccalvieri(1)	2,000,000	0.59

Common	Scott Conant (3)	12,100,000	3.59%

Common	All Officers and Directors as a Group (4 persons)	189,710,000	56.33%

	5% Holders

Common	Denis Senecal Holdings (4)	23,671,153	7.03%

*	Less than 1%
(1)	Each person is an executive officer and director
(2)	Includes 410,000 shares of common stock held in the name of Mr. Ferri’s wife. Excludes 15,100 shares of Series C Stock held by Mr. Ferri and 5,000 shares of Series C Preferred Stock held by Mr. Ferri’s spouse, and 150,000 shares of common stock of the Company into which shares of Series C Preferred Stock may be converted. The Series C Preferred Stock does not have voting rights.
(3)	Includes 12,100,000 shares issued to SC Culinary, LLC. Scott Conant is the sole member and President of SC Culinary, LLC and has sole voting and dispositive power over these shares held by SC Culinary, LLC
(4)	Denis Senecal has voting and dispositive power over the shares held by Denis Senecal Holdings.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Except as disclosed below, since the beginning of the last two completed fiscal years, none of the following persons has had any direct or indirect material interest in any transaction to which our Company was or is a party, or in any proposed transaction to which our Company proposes to be a party:

•	any director or officer of the Company;
•	any proposed director or officer of the Company;
•	any person who beneficially owns, directly or indirectly, more than 5% percent of the voting rights attached to our Common Stock; or
•	any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in-laws).

On April 19, 2021, we issued 5,000,000 shares of common stock to Mr. DiTuri, our Co-Chief Executive Officer, President and a director, as bonus compensation.

On April 19, 2021, we issued 5,000,000 shares of common stock to Mr. Ferri, our Co-Chief Executive Officer, Chief Investment Officer and a director, as bonus compensation.

On September 27, 2021 and October 1, 2021, we issued 692,841 and 4,102,097 shares to Senecal, a 10% shareholder, upon the conversion of 30,000 and 150,000 shares, respectively of Series C Stock.

On December 15, 2021, we issued 2,000,000 shares of common stock to Mr. DiTuri, our Co-Chief Executive Officer, President and a director, as bonus compensation.

On December 15, 2021, we issued 2,000,000 shares of common stock to Mr. Ferri, our Co-Chief Executive Officer, Chief Investment Officer and a director, as bonus compensation.

On June 28, 2023, we issued an aggregate of 26,000,000 shares for related party services which were valued at $980,300, including:

(a) 5,000,000 shares of common stock issued to Mr. DiTuri, our Co-Chief Executive Officer, President and a director, as bonus compensation;

(b) 20,000,000 shares of common stock issued to Mr. Ferri, our Co-Chief Executive Officer, Chief Investment Officer and a director, as bonus compensation; and

(c) 1,000,000 shares of common stock issued to Mr. Fraccalvieri, a director, as bonus compensation.

On July 17, 2023, we issued an aggregate of 30,000,000 shares for related party services which were valued at $1,215,000, including:

(a) 15,000,000 shares of common stock issued to Mr. DiTuri, our Co-Chief Executive Officer, President and a director, as bonus compensation; and

(b) 15,000,000 shares of common stock issued to Mr. Ferri, our Co-Chief Executive Officer, Chief Investment Officer and a director, as bonus compensation.

On November 9, 2023, we issued an aggregate of 22,000,000 shares of common stock for related party services which were valued at $283,800, including:

(a) 2,000,000 shares issued to Mr. DiTuri, our Co-Chief Executive Officer, President and a director, as bonus compensation;

(b) 10,000,000 shares issued to Mr. Ferri, our Co-Chief Executive Officer, Chief Investment Officer and a director, as bonus compensation; and

(c) 10,000,000 shares issued to Mr. Conant, our director and Brand and Development Officer, as bonus compensation.

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DESCRIPTION OF SECURITIES

Common Stock

As of the date of this Prospectus, the Company is authorized to issue 625,000,000 shares of Common Stock, $0.001 par value, authorized, with 336,763,187 shares of Common Stock issued and outstanding and 25,000,000 shares of Preferred Stock, par value $0.010 per share, authorized. As of the date of this Prospectus, there were 240,080 shares Series C Preferred outstanding, respectively, which were purchased at a price of $1.00 per share. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock, which may be authorized and issued in the future. Upon a liquidation, dissolution or winding up of our Company the holders of Common Stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding Preferred Stock which may be authorized and issued in the future. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered herein will be, when issued and paid for, fully paid and non-assessable. Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding shares will be in a position to control the election of directors at a general shareholder meeting and may elect all of the directors standing for election. We have no present intention to pay cash dividends to the holders of Common Stock.

Preferred Stock

On December 19, 2019, the Company filed a Certificate of Designation with the State of Florida to set up three categories of preferred stock: Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the “Certificate of Designation”). The Certificate of Designation designated 1,500,000 shares of the Company’s authorized preferred stock as Series A Preferred Stock (“Series A Stock”), 5,000,000 shares as Series B Preferred Stock (“Series B Stock”) and 1,000,000 shares as Series C Preferred Stock (“Series C Stock”).

A summary of the material provisions of the Certificate of Designation governing the Series A Stock, the Series B Stock and the Series C Stock is as follows:

Series A Stock

The Series A Stock is not convertible. Each share of Series A Stock shall entitle the holder to three hundred (300) votes for each share of Series A Stock. Any amendment to the Certificate of Designation requires the consent of the holders of at least two-thirds of the shares of Series A Stock then outstanding. The holders of Series A Stock are not entitled to dividends until and unless determined by the Board of Directors of the Company.

Liquidation Preference

No distribution shall be made to holders of shares of capital stock ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding-up of the Company. The Series A Stock ranks pari passu with the Series C Stock.

As of the date of this Prospectus, there are no shares of Series A Stock outstanding.

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Series B Stock

The Series B Stock is convertible at any time by the holder into the number of shares of common stock of the Company based on two times the price paid by the holder paid for the shares. The Board has the authorization to establish a minimum price for the price the Series B Stock (so that if the market price of the common stock of the Company drops below the issuance price, the conversion rate will then be based on the minimum price established by the Board and not the price paid for the shares). The holders of Series B Stock shall not be entitled to voting rights except as otherwise provided for in the law. The holders of Series B Stock are not entitled to dividends until and unless determined by the Board.

Liquidation Preference

The holders of Series B Stock shall not be entitled to any distributions upon a liquidation of the Company.

Restrictions of Transferability

The shares of the Series B Stock shall not, directly, or indirectly, be sold, hypothecated, transferred, assigned, or disposed of in any manner without the prior written consent of the Board and applicable securities laws.

As of the date of this Prospectus, there are no shares of Series B Stock outstanding.

Series C Stock

The Series C Stock is convertible at any time by the holder into the number of shares of common stock of the Company on the basis of three times the price paid for the shares divided by the floor price of $0.10 established by the Board of Directors. The holders of the Series C Stock shall not be entitled to voting rights except as otherwise provided for in the law. The holders of Series C Stock are not entitled to dividends until and unless determined by the Board.

Liquidation Preference

Upon any liquidation of the Company, the holders of Series C Stock shall be entitled to the amount paid for the shares of Series C Stock prior to the holders of shares ranking junior to the Series C Stock. Upon the holders of the Series C Stock and any series of stock ranking pari passu with the Series C Stock having received distributions to which they are entitled, the remaining assets of the Company shall be distributed to the other holders pro rata in proportion to the shares held by each holder.

Restrictions of Transferability

The shares of the Series C Preferred Stock shall not, directly, or indirectly, be sold, hypothecated, transferred, assigned, or disposed of in any manner without the prior written consent of the Board and applicable securities laws.

As of the date of this Prospectus, there were 240,080 shares Series C Preferred outstanding which were purchased at a price of $1.00 per share.

Transfer Agent and Registrar

We have retained ClearTrust Stock Transfer, Inc., 16540 Pointe Village Drive, Suite 205, Lutz, FL 33558, phone (813) 235-4490 as the transfer agent for our Common Stock.

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SHARES ELIGIBLE FOR FUTURE SALE

Market sales of shares of our Common Stock after this Offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities. After the effective date of the registration statement of which this Prospectus is a part, all of the shares registered in this Offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The balance of shares which are not being registered will be eligible for sale pursuant to exemptions from registration. However, these shares not being registered are held by our management and other affiliates who are limited to selling only 1% of our issued and outstanding shares every 90 days.

Our Common Stock is considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and, as such, trading in our Common Stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. See “Risk Factors” on page 10.

Rule 144

In general, under Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell those securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and are current in filing our periodic reports. Persons who have beneficially owned restricted shares of common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed 1% of the number of shares of common stock outstanding. Such sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144 and to the availability of current public information about us.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by The Crone Law Group, P.C.

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EXPERTS

The financial statements of Kisses From Italy Inc. as of and for the years ended December 31, 2022 and 2021 included herein have been audited by BF Borgers CPA PC, independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this Prospectus. This Prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the Common Stock offered by this Prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Kisses From Italy Inc., 80 SW 8th St., Suite 2000, Miami, Florida 33130, telephone: 305-423-7129.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

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KISSES FROM ITALY INC.

Financial Statements

F-1

Kisses From Italy Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$107,837	$324,493
Accounts receivable	14,469	13,470
Other receivables	49,190	49,190
Inventory	12,545	14,359
Total current assets	184,041	401,511
Property and equipment, net	–	3,687
Equipment not in service	40,852	40,852
Right of use assets	402,375	473,561
Other Assets	2,745	2,745
Total assets	$630,013	$922,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$102,117	$86,393
Accrued liabilities	123,797	149,393
Lease liability - short term	42,703	45,577
Notes payable	–	12,171
Convertible notes	460,000	488,400
Derivative liability	–	73,398
Total current liabilities	728,617	855,333
Notes payable long term	308,507	250,000
Lease liability- long term	359,672	427,984
Total liabilities	1,396,796	1,533,317

Commitments and contingencies	–	–

Stockholders' Deficit:
Preferred stock, Series A $0.001 par value. 1,500,000 shares authorized; zero shares issued and outstanding	–	–
Preferred stock, Series B $0.001 par value. 5,000,000 shares authorized; zero shares issued and outstanding	–	–
Preferred stock, Series C, $0.001 par value 1,000,000 shares authorized; 165,080 shares and 145,080 shares issued and outstanding as of September 30, 2023 and December 31 2022, respectively	165	145
Common stock, $0.001 par value, 650,000,000 shares authorized; 302,747,608 and 189,216,582 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	302,747	189,216
Additional paid-in capital	18,158,235	13,939,053
Accumulated deficit	(19,227,929)	(14,706,391)
Total Kisses From Italy Stockholders' Deficit	(766,783)	(577,977)
Non-controlling interest	–	(32,985)
Total Stockholders' deficit	(766,783)	(610,962)
Total liabilities and deficit	$630,013	$922,355

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-2

Kisses From Italy Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
Food sales	$26,567	$101,522	$203,406	$311,484
Cost of goods sold	8,268	56,179	96,259	162,125
Gross profit	18,299	45,343	107,147	149,359
Operating expenses:
Depreciation and amortization	2,634	527	39,624	1,580
Stock based compensation-related party	1,215,000	–	2,195,300	–
Stock based compensation	34,000	–	307,200	5,170
Payroll and other expenses	30,685	48,575	123,255	88,120
Rent	25,942	27,694	85,877	96,675
Consulting and professional fees	8,861	43,786	234,570	164,637
General and administrative	83,266	93,716	169,968	199,942
Total operating expenses	1,400,388	214,298	3,155,793	556,124
Income (loss) from operations	(1,382,089)	(168,955)	(3,048,646)	(406,765)
Other income (expense)
Interest (expense)	(830,306)	(9,125)	(1,378,230)	(311,629)
Loss the extinguishment of debt	–	–	(168,060)	–
Change in the fair value of the derivative liability	–	(109,411)	73,398	(109,411)
Total other income (expense)	(830,306)	(118,536)	(1,472,892)	(421,040)
Income (loss) before income taxes	(2,212,395)	(287,491)	(4,521,538)	(827,805)
Provision for income taxes (benefit)	–	–	–	–
Net loss	(2,212,395)	(287,491)	(4,521,538)	(827,805)
Less: net income (loss) attributable to non-controlling interests	35,937	(5,596)	32,935	10,934
Net loss attributable to Kisses From Italy, Inc.	$(2,248,332)	$(281,895)	$(4,554,473)	$(838,739)

Basic earnings (loss) per common share	$(0.01)	$(0.00)	$(0.02)	$(0.00)
Diluted earnings (loss) per common share	$(0.01)	$(0.00)	$(0.02)	$(0.00)

Weighted average number of shares outstanding:
Basic	291,439,823	185,520,582	236,630,525	184,730,359
Diluted	291,439,823	185,520,582	236,630,525	184,730,359

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-3

Kisses from Italy

Consolidated Statements of Changes in Stockholders' Equity

(Unaudited)

	Preferred Stock		Preferred Stock		Preferred Stock				Additional	Non-		Total
	Series A		Series B		Series C		Common Stock		Paid-in	controlling	Accumulated	Stockholders'
	Shares	Value	Shares	Value	Shares	Value	Shares	180913	Capital	Interest	Deficit	Equity
Balance, December 31, 2021	–	$–	–	$–	240,080	$240.0	180,913,582	$180,913	$13,702,813	$(19,665)	$(13,859,006)	$5,295

Stock based compensation	–	–	–	–	–	–	–	–	5,170	–	–	5,170

Issuance of Series C Preferred Stock	–	–	–	–	5,000	5	–	–	4,995	–	–	5,000

Conversion of Series C Preferred to Common stock	–	–	–	–	(100,000)	(100)	3,000,000	3,000	(2,900)	–	–	–

Non-controlling interest, net income (loss)	–	–	–	–	–	–	–	–		(2,889)	–	(2,889)

Net income (loss)	–	–	–	–	–	–	–	–		–	(150,205)	(150,205)

Balance, March 31, 2022	–	$–	–	$–	145,080	$145	183,913,582	$183,913	$13,710,078	$(22,554)	$(14,009,211)	$(137,629)

Issuance of warrants in connection with debt	–	–	–	–	–	–	–	–	97,453	–	–	97,453

Issuance of common stock as financing commitment shares	–	–	–	–	–	–	1,607,000	1,607	73,977	–	–	75,584

Non-controlling interest, net income loss	–	–	–	–	–	–	–	–	–	19,419	–	19,419

Net loss	–	–	–	–	–	–	–	–	–	–	(406,639)	(406,639)

Balance, June 30, 2022	–	$–	–	$–	145,080	$145	185,520,582	$185,520	$13,881,508	$(3,135)	$(14,415,850)	$(351,812)

Net loss	–	–	–	–	–	–	–	–	–	–	(281,895)	(281,895)

Non-controlling interest, net loss	–	–	–	–	–	–	–	–	–	(5,596)	–	(5,596)

Issuance of warrants in connection with debt	–	–	–	–	–	–	–	–	3,214	–	–	3,214

Balance, September 30, 2022	–	$–	–	$–	145,080	$145	185,520,582	$185,520	$13,884,722	$(8,731)	$(14,697,745)	$(636,089)

F-4

	Preferred Stock		Preferred Stock		Preferred Stock				Additional	Non-		Total
	Series A		Series B		Series C		Common Stock		Paid-in	controlling	Accumulated	Stockholders'
	Shares	Value	Shares	Value	Shares	Value	Shares	180913	Capital	Interest	Deficit	Equity
Balance, December 31, 2022	–	$–	–	$–	145,080	$145	189,216,582	$189,216	$13,939,053	$(32,985)	$(14,706,391)	$(610,962)

Net loss	–	–	–	–	–	–	–	–	–	–	(950,498)	(950,498)

Non-controlling interest, net income (loss)	–	–	–	–	–	–	–	–	–	(1,883)	–	(1,883)

Stock based compensation for services	–	–	–	–	–	–	6,000,000	6,000	200,700	–	–	206,700

Common stock issued for accounts payable	–	–	–	–	–	–	451,952	452	14,598	–	–	15,050

Issuance of common stock as financing commitment shares	–	–	–	–	–	–	6,000,000	6,000	192,000	–	–	198,000

Conversion of convertible notes and accrued interest into common stock	–	–	–	–	–	–	8,552,000	8,552	373,308	–	–	381,860

Balance, March 31, 2023	–	$–	–	$–	145,080	$145	210,220,534	$210,220	$14,719,659	$(34,868)	$(15,656,889)	$(761,732)

Net loss	–	–	–	–	–	–	–	–	–	–	(1,358,646)	(1,358,646)

Non-controlling interest, net income (loss)	–	–	–	–	–	–	–	–	–	(1,069)	–	(1,069)

Stock based compensation for services	–	–	–	–	–	–	1,750,000	1,750	64,750	–	–	66,500

Issuance of warrants for financing	–	–	–	–	–	–	–	–	56,630	–	–	56,630

Stock based compensation for- services related party	–	–	–	–	–	–	26,000,000	26,000	954,300	–	–	980,300

Conversion of convertible notes and accrued interest into common stock	–	–	–	–	–	–	6,503,890	6,504	227,896	–	–	234,400
												–
Issuance of common stock as financing commitment shares	–	–	–	–	–	–	4,000,000	4,000	143,000	–	–	147,000

Sale of common shares pursuant to the Company's equity line of credit	–	–	–	–	–	–	1,501,502	1,502	48,499	–	–	50,001

Issuance of preferred shares to pay accrued interest	–	–	–	–	20,000	20	–	–	19,980	–	–	20,000

Balance, June 30, 2023	–	$–	–	$–	165,080	$165	249,975,926	$249,976	$16,234,714	$(35,937)	$(17,015,535)	$(566,617)

Net loss	–	–	–	–	–	–	–	–	–	–	(2,212,395)	(2,212,395)
											`
Non-controlling interest, net income (loss)	–	–	–	–	–	–	–	–	–	35,937	–	35,937

Stock based compensation for services	–	–	–	–	–	–	1,000,000	1,000	33,000	–	–	34,000

Stock based compensation for- services related party	–	–	–	–	–	–	30,000,000	30,000	1,185,000	–	–	1,215,000

Warrant exercises for commitment fees	–	–	–	–	–	–	16,880,768	16,880	564,339	–	–	581,219

Issuance of common stock as financing commitment shares	–	–	–	–	–	–	4,000,000	4,000	127,000	–	–	131,000

Sale of common shares pursuant to the Company's equity line of credit	–	–	–	–	–	–	890,914	890	14,182	–	–	15,072

Balance, September 30, 2023	–	$–	–	$–	165,080	$165	302,747,608	$302,747	$18,158,235	$–	$(19,227,930)	$(766,783)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-5

Kisses From Italy Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2023	2022

Cash flows from operating activities of continuing operations:
Net (loss)	$(4,521,538)	$(827,805)
Depreciation and amortization	39,624	1,580
Loss on the extinguishment of debt	168,060	–
Stock-based compensation for services	2,502,500	5,170
Change in the fair market value of derivative liability	(73,398)	109,411
Issuance of financing commitment shares	1,057,219	75,584
Issuance of financing commitment warrants	56,630	100,667
Changes in operating assets and liabilities:
Prepaid expenses	–	(19,744)
Accounts receivable	(999)	(4,529)
Account receivable-other	–	(2,633)
Inventory	1,814	(7,539)
Accounts payable	67,620	31,286
Accrued liabilities	(5,596)	29,144
Net cash (used in) operating activities	(708,065)	(509,408)

Cash flows from financing activities:
Proceeds from equity line	65,073	–
Proceeds from notes payable	58,507	250,000
Repayment of notes payable	(12,171)	–
Proceeds from convertible notes	450,000	550,000
Repayment of convertible notes	(70,000)	–
Proceeds from the sale of preferred stock	–	5,000
Net cash provided by financing activities	491,409	805,000

Net increase (decrease) in cash and cash equivalents	(216,656)	295,592
Cash and cash equivalents at beginning of period	324,493	139,485
Cash and cash equivalents at end of period	$107,837	$435,077

Supplemental disclosure of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

Supplemental disclosure of non-cash investing and financing activities
Conversion of convertible notes and accrued interest into common stock	$616,260	$–
Reduction of accounts payable with common stock and treasury stock	$35,050	$–

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-6

KISSES FROM ITALY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Kisses From Italy Inc. (the “Company”) was incorporated in Florida on March 7, 2013. The Company’s main focus is to develop a fast, casual food dining chain restaurant business of corporate-owned restaurants and expanding through a nationwide/international franchise and territory sales program. The Company commenced operations in May 2015 by opening its first location in Fort Lauderdale, Florida. Three additional restaurants, located in various Wyndham Hotel properties in the Pompano Beach, Florida area, were then opened within the following ten months. All locations, which were in leased facilities, were fully operational by April 2016. In December 2017, the Company vacated one of its restaurants due to a hurricane and has not re-opened that location. In June 2021, the Company consolidated its two Wyndham stores into one location to become more efficient. The Company opened its inaugural European location in Ceglie del Campo, Bari, Italy, in October 2019. The Bari location closed in April 2020 due to the Covid-19 pandemic, briefly re-opened and has not re-opened as of the date of this Prospectus. Such a location was intended to serve as the distribution center for future products for European locations, as well as to be used as a training facility for European franchises. However, this initiative has been severely curtailed due to the onset and lingering impact of Covid-19 in Europe.

In June 2021 and November 2021, the Company opened its first two franchise locations in Chino, California and Montreal, Canada, respectively. Since the onset of Covid-19 the Company has temporarily waived any franchise fees at both locations so that the franchisees could establish operations at each of those locations.

During the first quarter of 2023 the Company began transitioning its business model.  In light of the Company’s new partnership with celebrity Chef, Scott Conant, and the creation of a new brand, named ‘The Ponte San’gwich Shoppe and Italian Deli’ which will be wholly owned by Kisses From Italy and of which the sales and development of the new franchise brand will be headed by the Company’s franchise consultant, Fransmart.

Most recently, a redevelopment clause was invoked on the Company’s Wyndham Palm Aire lease location and the Company made the decision to close its operations there and began looking for a new location in South Florida.  As of September 30, 2023 the Company was no longer operating at the Pompano Beach Wyndham Palm Aire location and had one remaining corporate owned restaurant open in Ft. Lauderdale Florida. The Company is currently scouting locations in the New York City area for the opening of its first location under the new brand.

The Company’s accounting year-end is December 31.

COVID-19

On March 11, 2020, the World Health Organization declared the Covid-19 outbreak to be a global pandemic. In addition to the devastating effects on human life, the pandemic has had a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most US states and many countries have issued policies intended to stop or slow the further spread of the disease.

Covid-19 and we believe, the US’s response to the pandemic has significantly affected the economy. There are no comparable events that provide guidance as to the effect the Covid-19 pandemic may have, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. We do not yet know the full extent of the effects on the economy, the markets we serve, our business, or our operations.

Except for our Bari location which remains closed, our US location is now open and is operating at near pre-Covid revenue levels.

F-7

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses or recognized when incurred. The consolidated financials include the accounts of the Company and its wholly-owned subsidiaries; Kisses From Italy 9th LLC, Kisses From Italy-Franchising LLC, Kisses From Italy, Inc. (Canada) (a company incorporated under the laws of Canada and registered in Quebec on December 23, 2020), and Kisses From Italy Italia SRLS (a limited liability company incorporated in Italy), and its 70% owned subsidiary, Kisses-Palm Sea Royal LLC. Kisses-Palm Sea Royal closed its operation on June 30, 2023. On May 26,2023 the Company formed a new subsidiary called The Ponte San’gwich Shoppe & Italian DeliSM ..

All intercompany accounts and transactions are eliminated in consolidation.

Management’s Representation of Interim Condensed Consolidated Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and disclosures normally included in condensed financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements include all of the adjustments, which in the opinion of management are necessary for a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year. These condensed consolidated financial statements should be read in conjunction with the audited condensed consolidated financial statements at and as of December 31, 2022, filed as part of the Company’s Annual Report on Form 10-K with the SEC on March 31, 2023.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition, valuation of accounts receivable and the allowance for doubtful accounts, inventories, valuation of financial instruments, income taxes, and contingencies. The Company bases its estimates on historical experience, known or expected trends and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these condensed consolidated financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are recorded at the net value of the face amount less any allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company reviews the allowance for doubtful accounts on a regular basis, and all past due balances are reviewed individually for collectability. Account balances are charged against the allowance when placed for collection. Recoveries of receivables previously written off are recorded when received. Interest is not charged on past due accounts. These receivables are related to the sale of our private label branded products sold in retail and grocery stores in Canada.

As of September 30, 2023, and December 31, 2022, our trade receivables amounted to $14,469 and $13,470 respectively, with an allowance for doubtful accounts of $-0- for both periods.

F-8

Other Receivables

As of September 30, 2023 and December 31, 2023, other receivables are comprised of two components, a receivable from a franchisee for $22,000, and a receivable of $27,190 from the government for Employee Retention Credits (“ERC”).

ERC Credits

The purpose of the ERC is to encourage employers to keep employees on the payroll, even if they are not working during the covered period due to the effects of the coronavirus outbreak. The updated ERC provides a refundable credit of up to $5,000 for each full-time equivalent employee a company retained from March 13, 2020, to December 31, 2020, and up to $14,000 for each retained employee from January 1, 2021, to June 30, 2021. The Company qualifies as an employer if it was ordered to fully or partially shut down or if the Company’s gross receipts fell below 50% for the same quarter in 2019 (for 2020) and below 80% (for 2021). As of September 30, 2023 and December 31, 2022 the Company had ERC credits receivable of $27,190 and $27,190 in ERC credits receivable, respectively.

Valued Added Tax (“VAT”)

The Valued Added Tax (“VAT”) VAT is a broadly-based consumption tax which is assessed to the value that is added to goods and services. The Value Added Tax (“VAT”), applies to nearly all goods and services that are bought and sold within the European Union. In Italy where the Company operates, the VAT tax ranges between 4% and 10% for food products and alcohol. As of September 30, 2023 and December 31, 2022, respectively, the Company had a VAT net receivable from its Bari location amounting to $-0- and $-0- respectively.

Franchisee Receivable

In order to assist the Company’s franchisee in California, the Company extended a $22,000 demand loan at a 1% interest rate to the franchisee. As of September 30, 2023 and December 31, 2022 the balance on the franchisee receivable was $22,000 and $22,000, respectively.

Foreign Currency Translation

The functional and reporting currency of the Company’s Bari location in Italy is the Euro. Management has adopted ASC 830 “Foreign Currency Matters” for transactions that occur in foreign currencies. Monetary assets denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Average monthly rates are used to translate revenues and expenses. To date, this difference has been immaterial for the Bari location.

Transactions denominated in currencies other than the functional currency, such as the Company’s current retails sales in Canada for Kisses From Italy branded products, are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

Assets and liabilities of the Company’s operations are translated into the reporting currency, United States dollars, at the exchange rate in effect at the balance sheet dates. Revenue and expenses are translated at average rates in effect during the reporting periods. Equity transactions are recorded at the historical rate when the transaction occurs.

F-9

Revenue Recognition

The Company recognizes revenue under the guidelines of ASC 606. Sales, as presented in the Company’s consolidated statement of earnings, represent franchise revenue; and food and beverage products sold which is presented net of discounts, coupons, employee meals and complimentary meals. Revenue is recognized using the five step approach required under the guidelines of ASC 606:

1. Identify the contract with the client,

2. Identify the performance obligations in the contract,

3. Determine the transaction price,

4. Allocate the transaction price to performance obligations in the contract

5. Recognize revenues when or as the Company satisfies a performance obligation

At the corporate owned restaurants all five steps of revenue recognition occur almost simultaneously. The customer orders food from a menu, it is prepared, delivered to the customer who then pays for the food order at the cash register. Our restaurant business represented approximately 95% of our revenue for the year ended December 31, 2022 and nine months ended September 30, 2023.

For our branded retail products goods sold in Canada, the Company receives a detailed purchase order from grocery store retailers that specifies the goods ordered, their price, payment terms and the required delivery date. Once the delivery of items on the purchase order is made to the client and title passes to the retailer, the Company has met its performance obligation and recognizes revenue.

Non-controlling interest

A non-controlling interest represents third-party ownership in the net assets of one of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority-owned subsidiary consolidated with those of the Company’s wholly-owned subsidiaries, with any third-party investor’s interest shown as non-controlling interest.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. On September 30, 2023 and December 31, 2022, the Company’s cash equivalents totaled $107,837 and $324,493, respectively.

Property and equipment

Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. The carrying amount and accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss is included in the results of operations. The estimated useful lives of property and equipment are as follows:

Computers, software, and office equipment	1 – 6 years
Machinery and equipment	3 – 5 years
Leasehold improvements	Lesser of lease term or estimated useful life

F-10

Income taxes

The Company accounts for income taxes under the Financial Accounting Standards Board (“FASB”) ASC 740, “Accounting for Income Taxes”. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05,“Accounting for Uncertainty in Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company assesses the validity of its conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause it to change its judgment regarding the likelihood of a tax position’s sustainability under audit.

On December 18, 2019, FASB released Accounting Standards Update (“ASU”) 2019-12, which affects general principles within Topic 740, Income Taxes. The amendments of ASU 2019-12 are meant to simplify and reduce the cost of accounting for income taxes. The FASB has stated that the ASU is being issued as part of its Simplification Initiative, which is meant to reduce complexity in accounting standards by improving certain areas of GAAP without compromising information provided to users of the condensed consolidated financial statements. The Company adopted this guidance on January 1, 2021 which had no impact on the Company’s condensed consolidated financial statements.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not the net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date. As of September 30, 2023 and December 31, 2022, the balance of the derivative liability was $-0- and $73,398, respectively.

Stock-based Compensation

The Company accounts for stock-based compensation using the fair method following the guidance set forth in Section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

F-11

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which establishes a new lease accounting model for lessees. The updated guidance requires an entity to recognize assets and liabilities arising from financing and operating leases, along with additional qualitative and quantitative disclosures. The amended guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. In March 2019, the FASB issued ASU 2019-01, Codification Improvements, which clarifies certain aspects of the new lease standard. The FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases in July 2018. Also in 2018, the FASB issued ASU 2018-11, Leases (Topic 842) Targeted Improvements, which provides an optional transition method whereby the new lease standard is applied at the adoption date and recognized as an adjustment to retained earnings. The amendments have the same effective date and transition requirements as the new lease standard. On November 15, 2019, the FASB issued ASU 2019-10, which amends the effective dates for three major accounting standards. The ASU defers the effective dates for the credit losses, derivatives, and lease standards for certain companies. Since the Company is classified as a small reporting company and emerging growth company and has a calendar-year end, the Company was eligible for deferring the adoption of ASC 842 to January 1, 2022.

In the first quarter of fiscal 2022, we adopted ASU 2016-02 related solely to operating leases at our store locations. The most significant impact of adoption was the recognition of right of use operating lease assets and right of use operating lease liabilities of approximately $562,000 each, respectively.

Inventory

Inventory is comprised of wholesale food inventory at our retail operations. The value of the food at our US locations is very minimal at any one time and is charged to cost of sales as soon as it arrives at the store. Our US locations do not have liquor licenses. During the three months ended June 30, 2022 we wrote off $1,951 alcoholic beverage inventory since the Bari location had been closed since the onset of Covid in March 2020. The balance of inventory on September 30, 2023 and December 31, 2022 was $12,545 and $14,359, respectively.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average shares of common stock outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, “Earnings per Share.” Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of shares of common stock and dilutive common share equivalents outstanding. Due to the Company’s net losses for the nine months ended September 30, 2023 and September 30, 2022, all of its outstanding stock options, warrants, and shares issuable if convertible notes or Preferred C shares was converted to common stock; are all considered anti-dilutive. The number of these anti-dilutive equivalents was not calculated and are excluded from the calculation of net loss per share.

Recent Accounting Pronouncements

In August 2020, FASB issued ASU 2020-06 Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The Company adopted this guidance on January 1, 2022.

F-12

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) and also issued subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, and ASU 2019-05 (collectively, “Topic 326”). Topic 326 requires measurement and recognition of expected credit losses for financial assets held. The Company will be required to adopt this ASU for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption of Topic 326 is not expected to have a material effect on the Company’s condensed consolidated financial statements and financial statement disclosures.

NOTE 3 – GOING CONCERN AND LIQUIDITY

As of September 30, 2023 the Company had cash on hand of $107,837, negative working capital of $544,576 and an accumulated deficit of $19,227,929.

Management has concluded that these condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. It is the Company’s current intention to raise debt and/or equity financing to fund ongoing operating expenses. There is no assurance that financing, whether debt or equity, will be available to the Company, satisfactorily completed or on terms favorable to the Company. Any issuance of equity securities, if accomplished, could cause substantial dilution to existing stockholders and any debt financing may contain covenants limiting certain corporate actions. Any failure by the Company to successfully raise additional financing would have a material adverse effect on its business, including the possible inability to continue operations.

NOTE 4 – PROPERTY AND EQUIPMENT

As of September 30, 2023 and December 31, 2022, the Company had $-0- and $3,687 in property and equipment respectively. As of September 30, 2023, all property and equipment and leaseholds at its US locations had been fully depreciated.

NOTE 5 – ACCRUED LIABILITIES

The following table sets forth the components of the Company’s accrued liabilities on September 30, 2023 and December 31, 2022.

	September 30, 2023	December 31, 2022
Sales tax payable	$1,302	$3,957
Accrued interest payable	23,350	50,330
Payroll tax liabilities	99,145	95,106
Total accrued liabilities	$123,797	$149,393

The Company is in arrears on its payroll tax payments as of September 30, 2023. As of September 30, 2023, the “payroll tax liabilities” were comprised of approximately $49,791 in tax due, and $49,354 in interest and penalties, respectively.

F-13

NOTE 6 – PROMISSORY NOTES PAYABLE

As of September 30, 2023 and December 31, 2022, the balance of notes payable was $308,057 and $262,171, respectively. The balance as of September 30, 2023 is comprised of two unsecured 8% notes payable amounting to $250,000 and $58,507 extended to the Company by a significant shareholder of the Company that matures on July 13, 2024 and April 3, 2023, respectively.

NOTE 7 – CONVERTIBLE NOTES

As of September 30, 2023 and December 31, 2022, the outstanding principal balance of convertible notes was $460,000 and $488,400, respectively.

On April 11, 2022, the Company entered into a securities purchase agreement, dated as of April 6, 2022, (the “Talos Purchase Agreement”) with Talos Victory Fund, LLC, a Delaware limited liability company (“Talos”), pursuant to which the Company issued to Talos a promissory note in the principal amount of $165,000 (the “Talos Note”). The Company received $148,500 gross proceeds from Talos due to the original issue discount on the Talos Note. In connection with the execution and delivery of the Talos Purchase Agreement and the issuance of the Talos Note, the Company issued to Talos 500,000 commitment shares and a warrant to purchase an additional 1,650,000 shares of common stock of the Company at an exercise price of $0.10.

On April 13, 2022, the Company entered into a securities purchase agreement, dated as of April 11, 2022, (the “Blue Lake Purchase Agreement”) with Blue Lake Partners, LLC, a Delaware limited liability company (“Blue Lake”), pursuant to which the Company issued to Blue Lake a promissory note in the principal amount of $165,000 (the “Blue Lake Note”). The Company received $148,500 gross proceeds from Blue Lake due to the original issue discount on the Blue Lake Note. In connection with the execution and delivery of the Blue Lake Purchase Agreement and the issuance of the Blue Lake Note, the Company issued to Blue Lake 500,000 commitment shares and a warrant to purchase an additional 1,650,000 shares of common stock of the Company at an exercise price of $0.10.

On May 13, 2022, the Company entered into a securities purchase agreement, dated as of May 11, 2022, (the “Fourth Man Purchase Agreement”) with Fourth Man, LLC (“Fourth Man”), pursuant to which the Company issued to Fourth Man a promissory note in the principal amount of $150,000 (the “Fourth Man Note”). The Company received $135,000 gross proceeds from Fourth Man due to the original issue discount on the Fourth Man Note. In connection with the execution and delivery of the Fourth Man Purchase Agreement and the issuance of the Fourth Man Note, the Company issued to Fourth Man, 607,000 commitment shares and a warrant to purchase an additional 1,500,000 shares of common stock of the Company.

Each of the notes bear interest at 12% and has a fixed price conversion to common stock at $0.025 per share.

Using the Black Scholes model, the Company recording a financing expense of $97,453 for the total of 4,800,000 warrants issued on the Talos Note, Blue Lake Note and the Fourth Man Note.

During the three months ended September 30, 2022, the Company granted an underwriter 162,000 warrants exercisable for five years at an exercise price of $0.11, and 56,250 warrants exercisable for five 5 years at $0.12 per share. Using the Black Scholes model, the Company recording a financing expense of $3,214 for these warrants.

As a result of the above transactions, the Company has recorded $100,167 in total financing fees in 2022 on these warrants issued to the noteholders and the underwriter.

As of June 30, 2022 the Talos Note, Blue Lake Note and the Fourth Man Note had converted their convertible notes to equity and no balance or accrued interest was due to these lenders.

On July 26, 2022 the Company entered into a $70,000 convertible note agreement at 9% interest with a maturity date of July 26, 2023 with 1800 Diagonal Lending LLC (“Diagonal”). Under the terms of the note agreement Diagonal had the right to convert its note at a discount of 35% to the Company’s lowest trading price in the 10 days prior to conversion.

On January 23, 2023 the Company paid off this $70,000 convertible note along with accrued interest of $3,863 and a $20,000 prepayment penalty for a total payment of $93,863. On February 13, 2023 the Company entered into a new $70,000 note with a 180 maturity on the same terms as the previous $70,000 note.

F-14

On May 24, 2022, the Company, entered into a Securities Purchase Agreement (the “JSC Purchase Agreement”) with Jefferson Street Capital LLC, a New Jersey limited liability company (“JSC”), pursuant to which the Company issued to JSC a promissory note in the principal amount of $110,000.00 (the “JSC Note”). The Company received $100,000.00 gross proceeds from JSC due to the original issue discount on the Note. In connection with the execution and delivery of the Purchase Agreement and the issuance of the Note, the Company issued to JSC 500,000 commitment shares (the “JSC Commitment Shares”) and a warrant to purchase an additional 1,000,000 shares of common stock of the Company (the “JSC Warrant”).

The JSC Note bears interest at a rate of 10% per annum and is due and payable no later than February 9, 2024. Although the Company has the right to prepay the JSC Note without penalty, the annual interest is due if the JSC Note is paid in full by the Company prior to maturity. Upon default of the Note, the interest increases to 15%.

The JSC Note is convertible at a fixed conversion price of $0.01 (the “JSC Conversion Price”), subject to standard adjustments. If the Company issues securities for less than the JSC Conversion Price, the JSC Conversion Price shall be reduced to such an amount.

The JSC Warrant provides for the purchase of up to 1,000,000 shares of the Company’s common stock (the “JSC Warrant Shares”) at an exercise price of $0.10 per share. The JSC Warrant is exercisable on the earlier of 180 days from the date it was issued or when a registration statement covering the JSC Warrant Shares is declared effective. The JSC Warrant may be exercised on a cashless basis unless a registration statement covering the JSC Warrant Shares has been declared effective at the time of exercise. The number of the JSC Warrant Shares is subject to customary adjustments.

On June 6, 2023, but effective on June 12, 2023, the Company, entered into a Securities Purchase Agreement (the “Firstfire Purchase Agreement”) with Firstfire Global Opportunity Fund, LLC, a Delaware limited liability company (“Firstfire”), pursuant to which the Company issued to Firstfire a promissory note in the principal amount of $110,000.00 (the “Firstfire Note”). The Company received $100,000 gross proceeds from Firstfire due to the original issue discount on the Note. In connection with the execution and delivery of the Firstfire Purchase Agreement and the issuance of the Firstfire Note, the Company issued to Firstfire 500,000 commitment shares (the “Firstfire Commitment Shares”) and a warrant (the “Firstfire Warrant”; and together with the Firstfire Purchase Agreement and the Firstfire Note, the “Firstfire Transaction Documents”) to purchase an additional 1,000,000 shares of common stock of the Company.

The Firstfire Note bears interest at a rate of 10% per annum and is due and payable on June 5, 2024. Although the Company has the right to prepay the Firstfire Note without penalty, the annual interest is due if the Firstfire Note is paid in full by the Company prior to maturity. Upon default of the Firstfire Note, the interest increases to the lesser of 18% per annum or the maximum amount permitted by law.

The Firstfire Note is convertible at the option of Firstfire, at any time at a fixed conversion price of $0.01 (the “Firstfire Conversion Price”), subject to standard adjustments. If the Company issues securities for less than the Firstfire Conversion Price, the Firstfire Conversion Price shall be reduced to such an amount.

The Firstfire Warrant issued to Firstfire provides for the purchase of up to 1,000,000 shares of the Company’s common stock (the “Firstfire Warrant Shares”) at an exercise price of $0.10 per share. The Firstfire Warrant is exercisable commencing on the date of issuance and ending on the five-year anniversary of the date of issuance. The Firstfire Warrant may be exercised on a cashless basis, and the number of Firstfire Warrant Shares is subject to customary adjustments.

The Company’s sales of shares of common stock to Firstfire under the Firstfire Transaction Documents are limited to no more than the number of shares that would result in the beneficial ownership Firstfire and its affiliates, at any single point in time, of more than 4.99% of the then outstanding shares of the Common Stock. The Company and Firstfire made certain representations and warranties to each other that are customary for transactions similar to this one, subject to specified exceptions and qualifications.

On June 16, 2023 the Company paid off its $70,000 Diagonal Note along with $20,067 in accrued interest and fees.

On June 21, 2023, the Company entered into an amendment (the “Amendment”) to the JSC Warrant with JSC, pursuant to which the parties provided that any stock issuances to MacRab LLC, officers, directors, vendors, and suppliers of the Company in satisfaction of amounts owed to such parties, would not result in an adjustment to the exercise price. In consideration for the Amendment, the Company issued 3,000,000 shares of Common Stock to JSC.

F-15

NOTE 8 – STOCKHOLDERS EQUITY

Common Stock

The Company has authorized 650,000,000 shares of common stock. On September 30, 2023 and December 31, 2022, there were 302,747,608 and 189,216,582 shares of common stock issued and outstanding, respectively, with a $0.001 par value per share.

During the three months ended September 30, 2023, the Company issued the following shares of common stock:

•	30,000,000 shares were issued for related party services which were valued at $1,215,000
•	1,000,000 shares were issued for services which were valued at $34,000
•	16,880,768 shares were issued upon the exercise of warrants which were valued at $581,219
•	4,000,000 shares valued at $131,000 were issued as a commitment fee to obtain financing
•	890,914 common shares were sold pursuant to the Company’s credit line for gross proceeds of $15,072

During the three months ended June 30, 2023, the Company issued the following shares of common stock:

•	26,000,000 shares were issued for related party services which were valued at $980,300
•	1,750,000 shares were issued for services which were valued at $66,500
•	6,503,000 shares were issued upon the conversion of convertible notes and accrued interest. These shares were valued at $234,400.
•	4,000,000 shares valued at $147,000 were issued as a commitment fee to obtain financing
•	1,501,502 common shares were sold pursuant to the Company’s credit line for gross proceeds of $50,000

During the three months ended March 31, 2023, the Company issued the following shares of common stock:

•	6,000,000 shares for services valued at $206,700
•	6,000,000 shares for financing commitments valued at $198,000
•	8,552,000 shares upon the conversion of convertible notes and accrued interest valued at $381,860
•	451,952 shares to pay off an accounts payable balance of $15,050

During the year ended December 31, 2022, the Company issued the following shares of stock:

•	3,000,000 shares upon the conversion of Series C Stock
•	1,607,000 shares for financing commitments valued at $97,453
•	3,696,000 shares upon the conversion of convertible notes valued at $58,027

F-16

Preferred Stock

On December 19, 2019, the Company filed a Certificate of Designation with the State of Florida to designate 1,500,000 shares of the Company’s authorized preferred stock as Series A Preferred Stock (“Series A Stock”), 5,000,000 shares as Series B Preferred Stock (“Series B Stock”) and 1,000,000 shares as Series C Preferred Stock (“Series C Stock”).

A summary of the material provisions of the Certificate of Designation governing the Series A Stock, the Series B Stock and the Series C Stock is as follows:

Series A Stock

The Series A Stock is not convertible. Each share of Series A Stock shall entitle the holder to three hundred votes for each share of Series A Stock. Any amendment to the Certificate of Designation requires the consent of the holders of at least two-thirds of the shares of Series A Stock then outstanding. The holders of Series A Stock are not entitled to dividends until and unless determined by the Board of Directors of the Company.

Liquidation Preference

No distribution shall be made to holders of shares of capital stock ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding-up of the Company. The Series A Stock ranks pari passu with the Series C Stock.

There were no shares of Series A Stock outstanding as of September 30, 2023 and December 31, 2022

Series B Stock

The Series B Stock is convertible at any time by the holder into the number of shares of common stock of the Company based on two times the price paid by the holder for the shares. The Board has the authorization to establish a minimum price for the conversion price of the Series B Stock (so that if the market price of the common stock of the Company drops below the issuance price, the conversion rate will then be based on the minimum price established by the Board and not the price paid for the shares). The holders of Series B Stock shall not be entitled to voting rights except as otherwise provided by applicable law. The holders of Series B Stock are not entitled to dividends until and unless determined by the Board.

Liquidation Preference

The holders of Series B Stock shall not be entitled to any distributions upon a liquidation of the Company.

Restrictions of Transferability

The shares of the Series B Stock shall not, directly, or indirectly, be sold, hypothecated, transferred, assigned, or disposed of in any manner without the prior written consent of the Board and applicable securities laws.

There were no shares of Series B Stock outstanding as of September 30, 2023, or December 31, 2022.

F-17

Series C Stock

The Series C Stock is convertible at any time by the holder into the number of shares of common stock of the Company on the basis of three times the price paid for the shares divided by the floor price of $0.10 established by the Board of Directors. The holders of the Series C Stock shall not be entitled to voting rights except as otherwise provided for by applicable law. The holders of Series C Stock are not entitled to dividends until and unless determined by the Board.

Liquidation Preference

Upon any liquidation of the Company, the holders of Series C Stock shall be entitled to the amount paid for the shares of Series C Stock prior to the holders of shares ranking junior to the Series C Stock. Upon the holders of the Series C Stock and any series of stock ranking pari passu with the Series C Stock having received distributions to which they are entitled, the remaining assets of the Company shall be distributed to the other holders pro rata in proportion to the shares held by each holder.

Restrictions of Transferability

The Series C Stock shall not, directly, or indirectly, be sold, hypothecated, transferred, assigned, or disposed of in any manner without the prior written consent of the Board and applicable securities laws.

As of September 30, 2023, and December 31, 2022 there were 165,080 and 145,080 shares of Series C Stock outstanding, respectively, which were purchased at a price of $1.00 per share.

On July 11, 2023 (the “Issue Date”), the Company, entered into a Securities Purchase Agreement (the “GSC Purchase Agreement”) with GS Capital Partners, LLC, (“GSC”), pursuant to which the Company issued to GSC a 10% promissory note in the principal amount of $115,000.00 (the “GSC Note”). The Company received $105,000.00 gross proceeds from GSC due to the original issue discount on the GSC Note of $10,000. In connection with the execution and delivery of the GSC Purchase Agreement and the issuance of the GSC Note, the Company issued to GSC 500,000 commitment shares (the “GSC Commitment Shares”) and a warrant to purchase an additional 862,500 shares of common stock of the Company (the “GSC Warrant”) at an exercise price of $0.10 per share (the “GSC Exercise Price”). In addition to the Commitment Shares, the Company issued 1,500,000 returnable shares to GSC (the “Returnable Shares”), which are held in book-entry and returnable to the Company by GSC unless there is an uncured default during the 12-month term of the GSC Note.

The GSC Note bears interest at a rate of 10% per annum, at a fixed conversion price of $0.01 (the “GSC Conversion Price”) and is due and payable no later than July 11, 2024. Interest on the GSC Note is payable in shares of the Company’s common stock (the “Common Stock”) commencing on the Issue Date. The Note may be prepaid at an amount equal to 110% of the principal plus accrued interest within 180 days.

The GSC Note can be accelerated upon the occurrence of an event of default, which shall occur, among other events, (i) if the Company defaults in the payment of principal or interest on the GSC Note or any other note issued to GSC by the Company, (ii) if a majority of the members of the board of directors of the Company on the Issue Date are no longer serving as members of the board, (iii) the Company is not current in its filings with the Securities and Exchange Commission, (iv) if the Common Stock are delisted from an exchange (including the OTC Market exchange), or if the Common Stock trades on an exchange, and trading in the Common Stock is suspended for more than 10 consecutive days, or (v) the Company ceases to file its reports under the Securities Act of 1933, as amended (the “Act”). Upon an event of default, interest on the GSC Note shall accrue at a default interest rate of 24% per annum, and the GSC Conversion Price shall decrease from $.01 per share to $0.005 per share.

F-18

The parties agree that while any principal amount, interest or fees, or expenses are still outstanding under the GSC Note, the Company will not enter into any public or private offering of its securities in which the Company receives cash proceeds in the aggregate of more than $450,000 with another investor or investor that establishes rights or benefiting such other investor or investors in any manner more favorable in any material respect than the rights and benefits established in favor of GSC.

The GSC Warrant provides for the purchase of up to 862,500 shares of the Common Stock (the “GSC Warrant Shares”) at the GSC Exercise Price and is exercisable at any time on or after the Issue Date and terminating on the five-year anniversary of the Issue Date. The GSC Warrant may be exercised, in whole or part, on a cashless basis unless a registration statement covering the GSC Warrant Shares is effective at the time of exercise, entitling GSC to receive the number of shares calculated based on the closing price of the Common Stock immediately preceding the date on which GSC elects to a cashless exercise of the GSC Warrant at the GSC Exercise Price, as adjusted.

The Company’s sales of shares of Common Stock to GSC under the GSC Purchase Agreement is limited to no more than the number of shares that would result in the beneficial ownership by the Buyer and its affiliates, at any single point in time, of more than 4.99% of the then outstanding shares of the Common Stock.

The Company and GSC made certain representations and warranties to each other that are customary for transactions similar to this one, subject to specified exceptions and qualifications.

On August 22, 2023 (the “Coventry Issue Date”), the Company entered into a Securities Purchase Agreement (the “Coventry Purchase Agreement”) with Coventry Enterprises, LLC, (“Coventry”), pursuant to which the Company issued to Coventry a 10% promissory note in the principal amount of $115,000.00 (the “Coventry Note”). The Company received $105,000.00 gross proceeds from Coventry due to the original issue discount of $10,000. In connection with the execution and delivery of the Coventry Purchase Agreement and the issuance of the Coventry Note, the Company issued to Coventry 500,000 commitment shares (the “Coventry Commitment Shares”) and a warrant to purchase an additional 862,500 shares of Common Stock (the “Coventry Warrant”) at an exercise price of $0.10 per share (the “Exercise Price”). In addition to the Coventry Commitment Shares, the Company issued 1,500,000 returnable shares to Coventry, which are held in book-entry and returnable to the Company by Coventry unless there is an uncured default during the 12-month term of the Coventry Note.

The Coventry Note bears interest at a rate of 10% per annum, at a fixed conversion price of $0.01 (the “Conversion Price”) and is due and payable no later than August 22, 2024. Interest on the Coventry Note is payable in shares of Common Stock commencing on the Coventry Issue Date. The Coventry Note and all accrued interest on the Coventry Note may be prepaid in whole or in part without premium or penalty of any type.

The Coventry Note can be accelerated upon the occurrence of an event of default, which shall occur, among other events, (i) if the Company defaults in the payment of principal or interest on the Coventry Note or any other note issued to Coventry by the Company, (ii) if a majority of the members of the board of directors of the Company on the Coventry Issue Date are no longer serving as members of the board, (iii) the Company is not current in its filings with the Securities and Exchange Commission, (iv) if the Common Stock are delisted from an exchange (including the OTC Market exchange), or if the Common Stock trades on an exchange, and trading in the Common Stock is suspended for more than 10 consecutive days, or (v) the Company ceases to file its reports under the  Act. Upon an event of default, interest on the Coventry Note shall accrue at a default interest rate of 24% per annum, and the Conversion Price shall decrease from $.01 per share to $0.005 per share.

The Warrant provides for the purchase of up to 862,500 shares of Common Stock (the “Warrant Shares”) at the Exercise Price and is exercisable at any time on or after the Coventry Issue Date and terminating on the five-year anniversary of the Coventry Issue Date. The Warrant may be exercised, in whole or part, on a cashless basis unless a registration statement covering the Warrant Shares is effective at the time of exercise, entitling Coventry to receive the number of shares calculated based on the closing price of the Common Stock immediately preceding the date on which Coventry elects to a cashless exercise of the Warrant at the Exercise Price, as adjusted.

The Company’s sales of shares of Common Stock to Coventry under the Purchase Agreement is limited to no more than the number of shares that would result in the beneficial ownership by Coventry and its affiliates, at any single point in time, of more than 4.99% of the then outstanding shares of Common Stock.

The Company and the Buyer made certain representations and warranties to each other that are customary for transactions similar to this one, subject to specified exceptions and qualifications.

F-19

Stock Purchase Warrants

Stock purchase warrants are accounted for as equity in accordance with ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity.

The following table reflects all outstanding and exercisable warrants on September 30, 2023, and December 31, 2022. All warrants are exercisable for a period of three to five years from the date of issuance:

	Number of Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs.)

December 31, 2021	–	$–	–

Warrants issued	5,018,000	$0.10	–
Warrants exercised	–	–	–
Warrants forfeited	–	–	–
Balance December 31, 2022	5,018,000	$0.10055

Warrants issued	20,664,690	$.0088	–
Warrants exercised	(16,880,768)	.0001	–
Warrants forfeited	–	–	–
Balance September 30, 2023	8,801,922	$0.408	4.75

As of September 30, 2023 the outstanding stock purchase warrants had an aggregate intrinsic value of $0.

Stock Options

As of September 30, 2023, there were 16,000,000 vested 10-year stock options outstanding. 5,333,334 options had a strike price of $0.07, 5,333,333 had a strike price of $0.25 and 5,333,333 had a strike price of $0.50 and a remaining life of 8.25 years. All options were immediately expensed during the second quarter of 2022 and the Company recorded an expense of $1,239,823 related to these options. There have been no stock option issuances since June 30, 2021. As of September 30, 2023, these options had no intrinsic value.

F-20

NOTE 9 – LEASES

As of September 30, 2023, the Company had one operating restaurant. The Company leases these spaces based upon the following schedules:

•	Kisses From Italy 9th LLC based in Fort Lauderdale, Florida leases approximately 990 square feet and has paid $3,273 per month since 2018, pending completion of the required renovations to the exterior and interior of the property necessitated due to hurricane damage that occurred to the location in 2018. The landlord has been very slow in making these changes. It was agreed upon that when work was completed, and approved by the City of Fort Lauderdale, the rent would be increased to the market rate at that time. Beginning on May 1, 2021, the rent increased to $5,857.50 per month and was renewed by the Company for an additional five-year term with standard annual escalator costs.

•	Kisses From Italy Italia SRLS based in Bari, Italy, leases approximately 2,200 square feet of space for 1,400 euros per month under the terms of a nine-year lease which ends on May 5, 2024 and has an optional automatic renewal provision for nine years. The Company is in the process of negotiating new terms for the lease. Both parties have agreed no rent payments will be submitted, until new terms are agreed upon.

During the three months ended March 31, 2023, the Company adopted ASC 842, and based on the present value of the lease payments for the remaining average lease term of the Company’s existing leases noted above, the Company recognized $562,030 in noncurrent ROU assets, $88,469 in current lease liabilities and $473,561 in noncurrent lease liabilities from operating leases.

For the nine months ended September 30, 2023, and 2022, the Company recorded rent expenses related to lease obligations of $85,877 and $96,675 respectively. Rent expenses related to lease obligations in operating expenses in the Company’s statement of operations.

NOTE 10 – SUBSEQUENT EVENTS

Effective October 10, 2023, the Board of Directors (the “Board”) of the Company appointed Scott Conant to serve as a member of the Board, to serve until his successor is duly appointed unless he resigns, is removed from office, or is otherwise disqualified from serving as a director of the Company.

Subsequent to September 30, 2023, the Company issued 23,261,034 common shares for services of which 22,000,000 shares were issued to officers and directors.

F-21

F-22

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Kisses From Italy, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kisses From Italy, Inc. as of December 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2018

Lakewood, CO

March 30, 2023

F-23

Kisses From Italy Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$324,493	$139,485
Accounts receivable	13,470	12,900
Other receivables	49,190	48,443
Inventory	14,359	5,270
Total current assets	401,511	206,098
Property and equipment, net	3,687	5,793
Equipment not in service	40,852	–
Right of use assets	473,561	–
Other Assets	2,745	2,745
Total assets	$922,355	$214,635

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	86,393	$52,665
Accrued liabilities	149,393	134,505
Lease liability - short term	45,577	–
Notes payable	262,171	–
Convertible notes	488,400	–
Derivative liability	73,398	–
Total current liabilities	1,105,333	187,170
Lease liability- long term	427,984	–
Notes payable-long term	–	12,171
Convertible notes -long term	–	10,000
Total liabilities	1,533,317	209,340

Commitments and contingencies

Stockholders' Equity (Deficit):
Preferred stock, Series A $0.001 par value. 1,500,000 shares authorized; zero shares shares issued and outstanding	–	–
Preferred stock, Series B $0.001 par value. 5,000,000 shares authorized; zero shares shares issued and outstanding	–	–
Preferred stock, Series C, $0.001 par value 1,000,000 shares authorized; 145,080 shares and 240,080 shares issued and outstanding as of December 31, 2022 and December 31 2021, respectively	145	240
Common stock, $0.001 par value, 300,000,000 shares authorized; 189,216,582 and 180,913,582 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	189,216	180,913
Additional paid-in capital	13,939,053	13,702,813
Accumulated deficit	(14,706,391)	(13,859,006)
Total Kisses From Italy Stockholders' Deficit	(577,976)	24,960
Non-controlling interest	(32,985)	(19,665)
Total stockholders' (deficit) equity	(610,961)	5,295
Total liabilities and (deficit) equity	$922,355	$214,635

The accompanying notes are an integral part of the consolidated financial statements.

F-24

Kisses From Italy Inc.

Consolidated Statements of Operations

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2022	2021

Revenue	$391,447	$400,662
Cost of goods sold	213,106	203,121
Gross margin	178,341	197,541
Operating expenses:
Depreciation and amortization	2,106	4,597
Executive and stock based compensation-related party	–	2,008,527
Stock based compensation	5,170	1,778,390
Payroll and other expenses	122,837	86,532
Rent	133,526	130,198
Consulting and professional fees	178,155	171,865
General and administrative	234,784	157,280
Total operating expenses	676,579	4,337,389
Income (loss) from operations	(498,238)	(4,139,849)
Other income (expense)
Interest income (expense), net	(323,441)	(798,877)
Gain on the extinguishment of debt	34,373	–
Change in the fair value of the derivative liability	(73,398)	–
Total other income (expense)	(362,467)	(798,877)
Income (loss) before income taxes	(860,705)	(4,938,726)
Provision for income taxes (benefit)	–	–
Net loss	(860,705)	(4,938,726)
Less: net income (loss) attributable to non-controlling interests	(13,320)	3,387
Net loss attributable to Kisses From Italy, Inc.	$(847,385)	$(4,942,113)

Basic earnings (loss) per common share	$(0.00)	$(0.03)
Diluted earnings (loss) per common share	$(0.00)	$(0.03)

Weighted -weighted average number of shares outstanding:
Basic and diluted	184,929,538	168,615,951

The accompanying notes are an integral part of the consolidated financial statements.

F-25

Kisses from Italy

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

	Preferred Stock		Preferred Stock		Preferred Stock				Additional	Non-		Total Stockholders’
	Series A		Series B		Series C		Common Stock		Paid-in	controlling	Accumulated	Equity'
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Capital	Interest	Deficit	(Deficit)
Balance, December 31, 2020	–	$–	–	$–	79,610	$80.00	154,832,335	$154,832	$8,612,683	$(23,052)	$(8,916,893)	$(172,350)

Issuance of common stock in private placement	–	–	–	–	–	–	1,750,000	1,750	173,250	–	–	175,000

Issuance of Series C Preferred Stock	–	–	–	–	380,650	381	–	–	1,175,400	–	–	1,175,781

Conversion of Series C Preferred to Common stock	–	–	–	–	(220,180)	(220)	5,922,913	5,923	(5,702)	–	–	–

Issuance of common stock for services	–	–	–	–	–	–	18,408,334	18,408	2,507,359	–	–	2,525,767

Issuance of stock options for services	–	–	–	–	–	–	–	–	1,239,823	–	–	1,239,823

Non-controlling interest, net income (loss)	–	–	–	–	–	–	–	–	–	3,387	–	3,387

Net income (loss)	–	–	–	–	–	–	–	–	–	–	(4,942,113)	(4,942,113)

Balance, December 31, 2021	–	$–	-	$–	240,080	$240	180,913,582	$180,913	$13,702,813	$(19,665)	$(13,859,006)	$5,295

The accompanying notes are an integral part of the consolidated financial statements.

F-26

Kisses from Italy Inc,

Consolidated Statements of Changes in Stockholders' Equity (Deficit) (continued)

	Preferred Stock		Preferred Stock		Preferred Stock				Additional	Non-		Total Stockholders’
	Series A		Series B		Series C		Common Stock		Paid-in	controlling	Accumulated	Equity
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Capital	Interest	Deficit	(Deficit)
Balance, December 31, 2021	–	$–	–	$–	240,080	$240	180,913,582	$180,913	$13,702,813	$(19,665)	$(13,859,006)	$5,295

Net loss	–	–	–	–	–	–	–	–	–	–	(847,385)	(847,385)

Non-controlling interest, net income (loss)	–	–	–	–	–	–	–	–	–	(13,320)	–	(13,320)

Stock based compensation	–	–	–	–	–	–	–	–	5,170	–	–	5,170

Issuance of Series C Preferred Stock	–	–	–	–	5,000	5	–	–	4,995	–	–	5,000

Conversion of Series C Preferred to common stock	–	–	–	–	(100,000)	(100)	3,000,000	3,000	(2,900)	–	–	–

Issuance of common stock as financing commitment shares	–	–	–	–	–	–	1,607,000	1,607	73,977	–	–	75,584

Conversion of convertible notes and accrued interest into common stock	–	–	–	–	–	–	3,696,000	3,696	54,331	–	–	58,027

Issuance of warrants in connection with debt	–	–	–	–	–	–	–	–	100,667	–	–	100,667

Balance, December 31, 2022	–	$–	–	$–	145,080	$145	189,216,582	$189,216	$13,939,053	$(32,985)	$(14,706,391)	$(610,961)

The accompanying notes are an integral part of the consolidated financial statements.

F-27

Kisses From Italy Inc.

Consolidated Statements of Cash Flows

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2022	2021

Cash flows from operating activities of continuing operations:
Net (loss)	$(847,385)	$(4,942,113)
Net income (loss) attributable to non-controlling interest	(13,320)	3,387
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,106	4,597
Gain on the extinguishment of debt	(34,373)	–
Stock-based compensation	5,170	3,765,591
Change in the fair market value of derivative liability	73,398	–
Issuance of financing commitment shares	75,584	–
Issuance of financing commitment warrants	100,667	–
Beneficial conversion feature of Preferred C Stock	–	795,131
Changes in operating assets and liabilities:
Other assets	–	(110)
Accounts receivable	(570)	(7,139)
Account receivable-other	(747)	(43,603)
Inventory	(9,089)	(1,219)
Accounts payable	33,731	(12,099)
Accrued liabilities	35,688	(14,014)
Net cash used in operating activities	(579,140)	(451,591)

Cash flows used in investing activities:
Purchase of fixed assets	(40,852)	(1,910)
Net cash used in financing activities	(40,852)	(1,910)

Cash flows from financing activities:
Proceeds from convertible notes - net of conversions	550,000	–
Proceeds from notes payable	250,000	–
Proceeds from the sale of common stock	–	435,650
Proceeds from the sale of preferred stock	5,000	120,000
Net cash provided by financing activities	805,000	555,650

Net increase in cash and cash equivalents	185,008	102,149
Cash and cash equivalents at beginning of period	139,485	37,336
Cash and cash equivalents at end of period	$324,493	$139,485

Supplemental disclosure of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

Supplemental disclosure of non-cash investing and financing activities
Conversion of convertible notes and accrued interest into common stock	$58,027	$–

The accompanying notes are an integral part of the consolidated financial statements.

F-28

KISSES FROM ITALY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Kisses From Italy Inc. (the “Company”) was incorporated in Florida on March 7, 2013. The Company’s main focus is to develop a fast, casual food dining chain restaurant business of corporate-owned restaurants and expanding through a nationwide/international franchise and territory sales program. The Company commenced operations in May 2015 by opening its first location in Fort Lauderdale, Florida. Three additional restaurants, located in various Wyndham Hotel properties in the Pompano Beach, Florida area, were then opened within the following ten months. All locations, which are in leased facilities, were fully operational by April 2016. In December 2017, the Company vacated one of its restaurants due to a hurricane and has not re-opened that location. In June 2021, the Company consolidated its two Wyndham stores into one location to become more efficient. The Company opened its inaugural European location in Ceglie del Campo, Bari, Italy, in October 2019. The Bari location closed in April 2020 due to the Covid-19 pandemic, briefly re-opened and has not re-opened as of the date of this Prospectus. Such location was intended to serve as the distribution center for products for European locations, as well as to be used as a training facility for European franchises. However, this initiative has been severely curtailed due to the onset and lingering impact of Covid-19 in Europe.

In June 2021 and November 2021, the Company opened its first two franchise locations in Chino, California and Montreal, Canada, respectively. Due to the onset of Covid-19 the Company has temporarily waived any franchise fees at both locations so that the franchisees could establish operations at each of those locations.

The Company’s accounting year-end is December 31.

COVID-19

On March 11, 2020, the World Health Organization declared the Covid-19 outbreak to be a global pandemic. In addition to the devastating effects on human life, the pandemic has had a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most US states and many countries have issued policies intended to stop or slow the further spread of the disease.

Covid-19 and we believe, the US’s response to the pandemic has significantly affected the economy. There are no comparable events that provide guidance as to the effect the Covid-19 pandemic may have, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. We do not yet know the full extent of the effects on the economy, the markets we serve, our business, or our operations.

Except for our Bari location which remains closed, our US locations are now open and are operating at near pre-Covid revenue levels.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses or recognized when incurred. The consolidated financials include the accounts of the Company and its wholly-owned subsidiaries; Kisses From Italy 9th LLC, Kisses From Italy-Franchising LLC, Kisses From Italy, Inc. (Canada) (a company incorporated under the laws of Canada and registered in Quebec on December 23, 2020), and Kisses From Italy Italia SRLS (a limited liability company incorporated in Italy), and its 70% owned subsidiary, Kisses-Palm Sea Royal LLC.

All intercompany accounts and transactions are eliminated in consolidation.

F-29

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition, valuation of accounts receivable and the allowance for doubtful accounts, inventories, purchase price allocation of acquired businesses, impairment of long-lived assets and goodwill, valuation of financial instruments, income taxes, and contingencies. The Company bases its estimates on historical experience, known or expected trends and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are recorded at the net value of face amount less any allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company reviews the allowance for doubtful accounts on a regular basis, and all past due balances are reviewed individually for collectability. Account balances are charged against the allowance when placed for collection. Recoveries of receivables previously written off are recorded when received. Interest is not charged on past due accounts. These receivables are related to the sale of our private label branded products sold in retail and grocery stores in Canada.

As of December 31, 2022, and December 31, 2021, our trade receivables amounted to $13,470 and $12,900 respectively, with an allowance for doubtful accounts of $-0- for both periods.

Other Receivables

Other receivables are comprised of three components, a receivable from a franchisee, and a receivable from the government for Employee Retention Credits (“ERC”) and Value Added Tax at the Company’s Bari location in Italy.

ERC Credits

The purpose of the ERC is to encourage employers to keep employees on the payroll, even if they are not working during the covered period due to the effects of the coronavirus outbreak. The updated ERC provides a refundable credit of up to $5,000 for each full-time equivalent employee a company retained from March 13, 2020, to December 31, 2020, and up to $14,000 for each retained employee from January 1, 2021, to June 30, 2021. The Company qualifies as an employer if it was ordered to fully or partially shut down or if the Company’s gross receipts fell below 50% for the same quarter in 2019 (for 2020) and below 80% (for 2021). As of December 31, 2022 and December 31, 2021 the Company had ERC credits receivable of $27,190 and $41,717 credits receivable, respectively.

F-30

Valued Added Tax (“VAT”)

The Valued Added Tax (“VAT”) VAT is a broadly-based consumption tax which is assessed to the value that is added to goods and services. The Value Added Tax (“VAT”), applies to nearly all goods and services that are bought and sold within the European Union. In Italy where the Company operates, the VAT tax ranges between 4% and 10% for food products and alcohol. As of December 31, 2022 and December 31, 2021, respectively, the Company had a VAT net receivable from its Bari location amounting to $-0- and $4,839, respectively.

Franchisee Receivable

In order to assist the Company’s franchisee in California, the Company extended a $22,000 demand loan at a 1% interest rate to the franchisee. As of December 31, 2022 and December 31, 2021 the balance on the franchisee receivable was $22,000 and $-0-, respectively.

Foreign Currency Translation

The functional and reporting currency of the Company’s Bari location in Italy is the Euro. Management has adopted ASC 830 “Foreign Currency Matters” for transactions that occur in foreign currencies. Monetary assets denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Average monthly rates are used to translate revenues and expenses. To date, this difference has been immaterial for the Bari location.

Transactions denominated in currencies other than the functional currency, such as the Company’s current retails sales in Canada for Kisses From Italy branded products, are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

Assets and liabilities of the Company’s operations are translated into the reporting currency, United States dollars, at the exchange rate in effect at the balance sheet dates. Revenue and expenses are translated at average rates in effect during the reporting periods. Equity transactions are recorded at the historical rate when the transaction occurred.

Revenue Recognition

The Company recognizes revenue under the guidelines of ASC 606. Sales, as presented in the Company’s consolidated statement of earnings, represent franchise revenue; and food and beverage product sold which is presented net of discounts, coupons, employee meals and complimentary meals. Revenue is recognized using the five step approach required under the guidelines of ASC 606:

1. Identify the contract with the client,

2. Identify the performance obligations in the contract,

3. Determine the transaction price,

4. Allocate the transaction price to performance obligations in the contract

5. Recognize revenues when or as the Company satisfies a performance obligation

At the corporate owned restaurants all five steps of revenue recognition occur almost simultaneously. The customer orders food from a menu, it is prepared, delivered to the customer who then pays for the food order at the cash register. Our restaurant business represented approximately 90% of our revenue for the years ended December 31, 2022 and 2021

For our branded retail products goods sold in Cana the Company receives a detailed purchase order from grocery store retailers that specifies the goods ordered, their price, payment terms and the required delivery date. Once the delivery of items on the purchase order is made to the client and title passes to the retailer, the Company has met its performance obligation and recognizes revenue.

Non-controlling interest

Non-controlling interest represents third-party ownership in the net assets of one of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority-owned subsidiary consolidated with those of the Company’s wholly-owned subsidiaries, with any third-party investor’s interest shown as non-controlling interest.

F-31

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. On December 31, 2022 and December 31, 2021, the Company cash equivalents totaled $324,493 and $139,485, respectively.

Property and equipment

Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. The carrying amount and accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss is included in results of operations. The estimated useful lives of property and equipment are as follows:

Computers, software, and office equipment	1 – 6 years
Machinery and equipment	3 – 5 years
Leasehold improvements	Lesser of lease term or estimated useful life

Income taxes

The Company accounts for income taxes under the Financial Accounting Standards Board (“FASB”) ASC 740, “Accounting for Income Taxes”. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05,“Accounting for Uncertainty in Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company assesses the validity of its conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause it to change its judgment regarding the likelihood of a tax position’s sustainability under audit.

On December 18, 2019, FASB released Accounting Standards Update (“ASU”) 2019-12, which affects general principles within Topic 740, Income Taxes. The amendments of ASU 2019-12 are meant to simplify and reduce the cost of accounting for income taxes. The FASB has stated that the ASU is being issued as part of its Simplification Initiative, which is meant to reduce complexity in accounting standards by improving certain areas of GAAP without compromising information provided to users of financial statements. The Company adopted this guidance on January 1, 2021 which had no impact on the Company’s financial statements.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not the net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date. As of December 31, 2022 and December 31, 2021 the balance of the derivative liability was $73,398 and $-0-, respectively.

F-32

Stock-based Compensation

The Company accounts for stock-based compensation using the fair method following the guidance set forth in Section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which establishes a new lease accounting model for lessees. The updated guidance requires an entity to recognize assets and liabilities arising from financing and operating leases, along with additional qualitative and quantitative disclosures. The amended guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. In March 2019, the FASB issued ASU 2019-01, Codification Improvements, which clarifies certain aspects of the new lease standard. The FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases in July 2018. Also in 2018, the FASB issued ASU 2018-11, Leases (Topic 842) Targeted Improvements, which provides an optional transition method whereby the new lease standard is applied at the adoption date and recognized as an adjustment to retained earnings. The amendments have the same effective date and transition requirements as the new lease standard. On November 15, 2019, the FASB issued ASU 2019-10, which amends the effective dates for three major accounting standards. The ASU defers the effective dates for the credit losses, derivatives, and lease standards for certain companies. Since the Company is classified as a small reporting company and emerging growth company and has a calendar-year end, the Company was eligible for deferring the adoption of ASC 842 to January 1, 2022.

In the first quarter of fiscal 2022, we adopted ASU 2016-02 related solely to operating leases at our store locations. The most significant impact of adoption was the recognition of right of use operating lease assets and right of use operating lease liabilities of approximately $562,000 each, respectively.

Inventory

Inventory is comprised of wholesale food inventory at our retail operations The value of the food at our US locations is very minimal at any one time and is charged to cost of sales as soon as it arrives at the store. Our US locations do not have liquor licenses. During the three months ended March 31, 2022 we wrote off $1,951 alcoholic beverage inventory since the Bari location had been closed since the onset of Covid in March 2020. The balance of inventory at December 31, 2022 and December 31, 2021 was $14,359 and $5,270, respectively.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average shares of common stock outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, “Earnings per Share.” Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of shares of common stock and dilutive common share equivalents outstanding. Due to the Company’s net losses for the years ended June 30, 2022, and June 30, 2021, all of its outstanding stock options, warrants, and shares issuable if convertible notes or Preferred C shares was converted to common stock; are all considered anti-dilutive. The number of these anti-dilutive equivalents was not calculated and are excluded from the calculation of net loss per share.

F-33

Recent Accounting Pronouncements

In August 2020, FASB issued ASU 2020-06 Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The Company adopted this guidance on January 1, 2022.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) and also issued subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, and ASU 2019-05 (collectively, “Topic 326”). Topic 326 requires measurement and recognition of expected credit losses for financial assets held. The Company will be required to adopt this ASU for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption of Topic 326 is not expected to have a material effect on the Company’s financial statements and financial statement disclosures.

NOTE 3 – GOING CONCERN AND LIQUIDITY

As of December 31, 2022 the Company had cash on hand of $324,493 and an accumulated deficit of $14,706,391.

Management has concluded that these financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

It is the Company’s current intention to raise debt and/or equity financing to fund ongoing operating expenses. There is no assurance that financing, whether debt or equity, will be available to the Company, satisfactorily completed or on terms favorable to the Company. Any issuance of equity securities, if accomplished, could cause substantial dilution to existing stockholders and any debt financing may contain covenants limiting certain corporate actions. Any failure by the Company to successfully raise additional financing would have a material adverse effect on its business, including the possible inability to continue operations.

NOTE 4 – PROPERTY AND EQUIPMENT

As of December 31, 2022 and December 31, 2021, the Company had $3,687 and $5,793 in property and equipment, all located at its Bari location in Italy. As of December 31, 2022 all property and equipment and leaseholds at its US locations had been fully depreciated.

F-34

NOTE 5 – ACCRUED LIABILITIES

The following table sets forth the components of the Company’s accrued liabilities on December 31, 2022 and December 31, 2021.

	December 31, 2022	December 31, 2021
Sales tax payable	$3,957	$4,666
Accrued interest payable	50,330	4,363
Payroll tax liabilities	95,106	125,476
Total accrued liabilities	$149,393	$134,505

The Company is in arrears on its payroll tax payments as of December 31, 2022. As of December 31, 2022 and December 31, 2021 “payroll tax liabilities” was approximately $38,557 and $56,549 in interest and penalties, respectively.

NOTE 6 – PROMISSORY NOTES PAYABLE

As of December 31, 2022 and December 31, 2021, the balance of notes payable was $262,171 and $-0-, respectively. The December 31, 2022 balance is comprised of two unsecured 8% notes payable amounting to $12,171 that mature in September 2023, and an 8%, $250,000 unsecured loan that matures on July 13, 2022.

NOTE 7 – CONVERTIBLE NOTES AND DERIVATIVE LIABILITY

As of December 31, 2022 and December 31, 2021, the outstanding principal balance of convertible notes was $488,400 and $10,000, respectively. The balance of the derivative liability was $73,398 and $-0-, respectively.

On April 11, 2022, the Company entered into a securities purchase agreement, dated as of April 6, 2022, (the “Talos Purchase Agreement”) with Talos Victory Fund, LLC, a Delaware limited liability company (“Talos”), pursuant to which the Company issued to Talos a promissory note in the principal amount of $165,000 (the “Talos Note”). The Company received $148,500 gross proceeds from Talos due to the original issue discount on the Talos Note. In connection with the execution and delivery of the Talos Purchase Agreement and the issuance of the Talos Note, the Company issued to Talos 500,000 commitment shares and a warrant to purchase an additional 1,650,000 shares of common stock of the Company at an exercise price of $0.10.

On April 13, 2022, the Company entered into a securities purchase agreement, dated as of April 11, 2022, (the “Blue Lake Purchase Agreement”) with Blue Lake Partners, LLC, a Delaware limited liability company (“Blue Lake”), pursuant to which the Company issued to Blue Lake a promissory note in the principal amount of $165,000 (the “Blue Lake Note”). The Company received $148,500 gross proceeds from Blue Lake due to the original issue discount on the Blue Lake Note. In connection with the execution and delivery of the Blue Lake Purchase Agreement and the issuance of the Blue Lake Note, the Company issued to Blue Lake 500,000 commitment shares and a warrant to purchase an additional 1,650,000 shares of common stock of the Company at an exercise price of $0.10.

On May 13, 2022, the Company entered into a securities purchase agreement, dated as of May 11, 2022, (the “Fourth Man Purchase Agreement”) with Fourth Man, LLC (“Fourth Man”), pursuant to which the Company issued to Fourth Man a promissory note in the principal amount of $150,000 (the “Fourth Man Note”). The Company received $135,000 gross proceeds from Fourth Man due to the original issue discount on the Fourth Man Note. In connection with the execution and delivery of the Fourth Man Purchase Agreement and the issuance of the Fourth Man Note, the Company issued to Fourth Man, 607,000 commitment shares and a warrant to purchase an additional 1,500,000 shares of common stock of the Company.

Each of the notes bear interest at 12% and has a fixed price conversion to common stock at $0.025 per share.

Using the Black Scholes model, the Company recording a financing expense of $97,453 for the total of 4,800,000 warrants issued on the Talos Note, Blue Lake Note and the Fourth Man Note.

During the three months ended September 30, 2022, the Company granted an underwriter 162,000 warrants exercisable for five years at an exercise price of $0.11, and 56,250 warrants exercisable for five 5 years at $0.12 per share. Using the Black Scholes model, the Company recording a financing expense of $3,214 for these warrants.

As a result of the above transactions, the Company has recorded $100,167 in total financing fees in 2022 on these warrants issued to the noteholders and the underwriter.

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On July 26, 2022 the Company entered into a $70,000 convertible note agreement with a maturity date of July 26, 2023 with Diagonal Lending. Under the terms of the note agreement Diagonal had the right to convert its note at a discount of 35% to the Company’s lowest trading price in the 10 days prior to conversion.

The Company considered the current FASB guidance of “Contracts in Entity’s Own Stock” which indicates that any adjustment to the fixed amount (either conversion price or number of shares) of the instrument regardless of the probability of whether or not within the issuers’ control means the instrument is not indexed to the issuer’s own stock. Accordingly, the Company determined that the conversion prices of the Notes were not a fixed amount because they were either subject to an adjustment based on the occurrence of future offerings or events or the conversion price was variable. As a result, the Company determined that the conversion features of the Notes were not considered indexed to the Company’s own stock and characterized the fair value of the conversion features as derivative liabilities upon issuance.

The fair value of the Company’s derivative liability of $73,398 as of December 31, 2022 was estimated using the Black-Scholes-Merton Option Pricing model with a volatility of 208.3%, exercise price of $0.0084, using a one-year T-bill rate of $4.73%.

During the three months ended December 31, 2022, Talos victory fund converted $71,600 in principal and $19,800 in accrued interest into 3,696,000 shares at a conversion price of $0.025. Since the Company stock price was $0.0157 at the time of the conversion, the Company recorded a gain on the extinguishment of debt of $34,373.

NOTE 8 – STOCKHOLDERS EQUITY

Common Stock

The Company has authorized 300,000,000 shares of common stock. On December 31, 2022 and December 31, 2021, there were 189,216,582 and 180,913,582 shares of common stock issued and outstanding, respectively, with a $0.001 par value per share.

During the year ended December 31, 2022, the Company issued the following shares of stock:

•	3,000,000 shares upon the conversion of Series C Stock
•	1,607,000 shares for financing commitments valued at $97,453
•	3,696,000 shares upon the conversion of convertible notes valued at $58,027

During the year ended December 31, 2021, the Company issued the following shares of common stock:

•	14,000,000 shares to its executive officers valued at $1,987,200
•	4,408,334 shares to service providers valued at $538,568
•	1,750,000 shares to accredited investors for gross proceeds of $175,000
•	5,922,903 shares upon the conversion of Series C Stock

These shares were valued based on the trading price of the Company’s stock on the date of approval of the respective share issuances by the Company’s Board of Directors times the number of shares issued.

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Preferred Stock

On December 19, 2019, the Company filed a Certificate of Designation with the State of Florida to designate 1,500,000 shares of the Company’s authorized preferred stock as Series A Preferred Stock (“Series A Stock”), 5,000,000 shares as Series B Preferred Stock (“Series B Stock”) and 1,000,000 shares as Series C Preferred Stock (“Series C Stock”).

A summary of the material provisions of the Certificate of Designation governing the Series A Stock, the Series B Stock and the Series C Stock is as follows:

Series A Stock

The Series A Stock is not convertible. Each share of Series A Stock shall entitle the holder to three hundred votes for each share of Series A Stock. Any amendment to the Certificate of Designation requires the consent of the holders of at least two-thirds of the shares of Series A Stock then outstanding. The holders of Series A Stock are not entitled to dividends until and unless determined by the Board of Directors of the Company.

Liquidation Preference

No distribution shall be made to holders of shares of capital stock ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding-up of the Company. The Series A Stock ranks pari passu with the Series C Stock.

There were no shares of Series A Stock outstanding as of December 31, 2022 and December 31, 2021.

Series B Stock

The Series B Stock is convertible at any time by the holder into the number of shares of common stock of the Company based on two times the price paid by the holder for the shares. The Board has the authorization to establish a minimum price for the conversion price of the Series B Stock (so that if the market price of the common stock of the Company drops below the issuance price, the conversion rate will then be based on the minimum price established by the Board and not the price paid for the shares). The holders of the Series B Stock shall not be entitled to voting rights except as otherwise provided by applicable law. The holders of Series B Stock are not entitled to dividends until and unless determined by the Board.

Liquidation Preference

The holders of Series B Stock shall not be entitled to any distributions upon a liquidation of the Company.

Restrictions of Transferability

The shares of the Series B Stock shall not, directly, or indirectly, be sold, hypothecated, transferred, assigned, or disposed of in any manner without the prior written consent of the Board and applicable securities laws.

There were no shares of Series B Stock outstanding as of December 31, 2022.

Series C Stock

The Series C Stock is convertible at any time by the holder into the number of shares of common stock of the Company on the basis of three times the price paid for the shares divided by the floor price of $0.10 established by the Board of Directors. The holders of the Series C Stock shall not be entitled to voting rights except as otherwise provided for by applicable law. The holders of Series C Stock are not entitled to dividends until and unless determined by the Board.

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Liquidation Preference

Upon any liquidation of the Company, the holders of Series C Stock shall be entitled to the amount paid for the shares of Series C Stock prior to the holders of shares ranking junior to the Series C Stock. Upon the holders of the Series C Stock and any series of stock ranking pari passu with the Series C Stock having received distributions to which they are entitled, the remaining assets of the Company shall be distributed to the other holders pro rata in proportion to the shares held by each holder.

Restrictions of Transferability

The Series C Stock shall not, directly, or indirectly, be sold, hypothecated, transferred, assigned, or disposed of in any manner without the prior written consent of the Board and applicable securities laws.

As of December 31, 2022 and December 31, 2021 there were 145,080 and 240,080 shares of Series C Stock outstanding, respectively, which were purchased at a price of $1.00 per share.

Stock Purchase Warrants

Stock purchase warrants are accounted for as equity in accordance with ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity.

The following table reflects all outstanding and exercisable warrants at December 31, 2022 and December 31, 2021. All warrants are exercisable for a period of three to five years from the date of issuance:

	Number of Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs.)

Balance January 1, 2021	–	–	–
Warrants issued	–	–	–
Warrants exercised	–	–	–
Warrants forfeited	–	–	–
December 31, 2021	–	–	–
Warrants issued	5,018,000	$0.10055	4.25
Warrants exercised	–	–	–
Warrants forfeited	–	–	–
Balance December 31, 2022	5,018,000	$0.10055	4.25

As of December 31, 2022 the outstanding stock purchase warrants had an aggregate intrinsic value of $0.

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Stock Options

As of December 31, 2022 there were 16,000,000 vested 10 year stock options outstanding. 5,333,334 options had a strike price of $0.07, 5,333,333 had a strike price of $0.25 and 5,333,333 had a strike price of $0.50. These options have a remaining life of 8.5 years All options were immediately expensed during the second quarter of 2022 and the Company recorded an expense of $1,239,823 related to these options. There have been no stock option issuances since June 30, 2021.

NOTE 9 – LEASES

As of December 31, 2021 the Company had three operating restaurants. The Company leases these spaces based upon the following schedules:

•	Kisses From Italy 9th LLC based in Fort Lauderdale, Florida leases approximately 990 square feet and has paid $3,273 per month since 2018, pending completion of the required renovations to the exterior and interior of the property necessitated due to hurricane damage that occurred to the location in 2018. The landlord has been very slow in making these changes. It was agreed upon that when work was completed, and approved by the City of Fort Lauderdale, the rent would be increased to the market rate at that time. Beginning on May 1, 2021, the rent increased to $5,857.50 per month and was renewed by the Company for an additional five-year term with standard annual escalator costs.

•	Kisses-Palm Sea Royal LLC based in Pompano Beach, Florida leases approximately 2,300 square feet for $3,933 per month. The Company has a one-year automatic renewal provision for this lease on May 1st of each year under the same terms.

•	Kisses From Italy Italia SRLS based in Bari, Italy, leases approximately 2,200 square feet of space for 1,400 euros per month under the terms of a nine-year lease which ends on May 5, 2024 and has an optional automatic renewal provision for nine years. The Company is in the process of negotiating new terms for the lease. Both parties have agreed no rent payments will be submitted, until new terms are agreed upon.

During the three months ended March 31, 2022, the Company adopted ASC 842, and based on the present value of the lease payments for the remaining average lease term of the Company’s existing leases noted above, the Company recognized $562,030 in noncurrent ROU assets, $88,469 in current lease liabilities and $473,561 in noncurrent lease liabilities from operating leases.

For the year ended December 31, 2022 and 2021, the Company recorded rent expenses related to lease obligations of $133,526 and $130,198 respectively. Rent expenses related to lease obligations in operating expenses in the Company’s statement of operations.

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NOTE 10 – SUBSEQUENT EVENTS

The Company entered into a Strategic Alliance Agreement, effective as of March 1, 2023 (the “SAA”), with SC Culinary LLC, a New York limited liability company (“SC Culinary”).

SC Culinary is currently the creator and owner of, and in possession of, a quick-service food concept (the “Concept”) and is developing and will develop all intellectual property rights related to the Concept (the “Intellectual Property Rights”), all of which were or will be developed or acquired by SC Culinary, independently, or assigned to it by Scott Conant. Scott Conant, who owns all rights in and to his name, voice, image, and likeness (the “NIL Rights”), has granted SC Culinary the exclusive right to license the NIL Rights to third parties.

Pursuant to the SAA, SC Culinary will license its interest in the Concept, the Intellectual Property Rights, and the NIL Rights (collectively, the “License”) to a wholly-owned subsidiary of the Company to be established (the “Subsidiary”) for the purpose of developing the Concept into the business of the Subsidiary (the “Brand”).

In consideration for the use of the License under the SAA, SC Culinary is entitled to receive certain minimum cash payments and restricted shares of common stock of the Company (the “Shares”) upon the achievement of certain milestones. Notwithstanding the foregoing, the issuance of the Shares to SC Culinary is subject to anti-dilution protection, wherein the Company shall issue SC Culinary additional shares of common stock in order to maintain the percentage owned by SC Culinary in the Company at the time of the issuance.

The SAA terminates on the tenth (10th) anniversary of the effective date but may automatically renew for successive five (5) year periods unless either party provides ninety (90) days’ notice of termination.

SC Culinary is entitled to terminate the SAA in the event of default by the Company and the Subsidiary. In the event of termination, SC Culinary shall have the absolute right to cause the Subsidiary and the Company to cease to operate the Brand except for the limited purposes of honoring existing franchise agreements. In such an event, SC Culinary will grant the Subsidiary a limited license to use the Brand and SC Culinary’s rights in the Intellectual Property solely in connection with and for the term of the existing franchise agreements (with no further rights of expansion).

In the event that SC Culinary terminates the SAA for any reason, SC Culinary shall have the sole and absolute right to use, exploit and operate the Brand and all Intellectual Property separate and apart from the Company without the payment of any amounts or other consideration to the Company, the Subsidiary or relevant third parties or the need for the approval of any kind from the Company or relevant third parties.

During March 2023, three convertible noteholders converted $259,800 of debt and accrued interest into 10,552,000 shares of the Company’s common stock.

Additionally, subsequent to December 31, 2022 the Company issued 6,451,952 common shares to service providers and 4,000,000 shares pursuant to financing arrangements.

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